Exhibit 2.1

EXECUTION VERSION

TRANSACTION AGREEMENT
dated as of May 28, 2018
by and among
CAIDAN MANAGEMENT COMPANY, LLC,
MERIDIANRX, LLC,
CAIDAN HOLDING COMPANY,
CAIDAN ENTERPRISES, INC.
and
THE WELLCARE MANAGEMENT GROUP, INC.

i

TABLE OF CONTENTS (CONT’D)

ii

TABLE OF CONTENTS (CONT’D)

Annexes
Annex A    –    Accounting Principles
Annex B    –    Example Purchase Price Calculation
Annex C    –    Form of Escrow Agreement
Annex D    –    Restructuring Steps
Annex E    –    Purchase Price Allocation
Annex F    –    Illinois Medicaid Rate Adjustment Amount

iii

TRANSACTION AGREEMENT

This TRANSACTION AGREEMENT, dated as of May 28, 2018 (this “Agreement”), is entered into by and among Caidan Management Company, LLC, a Michigan limited liability company (“Caidan Management”), MeridianRx, LLC, a Michigan limited liability company (“MeridianRx”), Caidan Holding Company, a Michigan corporation (“Holdings”, together with Caidan Management and MeridianRx, the “Company Group”), Caidan Enterprises, Inc., a Michigan corporation (“Seller”) and The WellCare Management Group, Inc., a New York corporation (“Acquiror”).
WHEREAS, as of the date of this Agreement, Seller directly owns all of the issued and outstanding capital stock and membership interests, as applicable, of each member of the Company Group (the “Equity Interests”);
WHEREAS, Seller desires to sell to Acquiror, and Acquiror desires to purchase from Seller, all (but not less than all) of the Equity Interests, upon the terms and subject to the conditions set forth in this Agreement;
WHEREAS, following the date hereof and prior to the Closing Date, Seller and the Company Group will cause the Restructuring to occur;
WHEREAS, as an inducement for Seller and the Company Group to enter into this Agreement and to consummate the transactions contemplated by this Agreement, prior to the execution and delivery of this Agreement, and WellCare Health Plans, Inc. a Delaware corporation (“Acquiror Parent”) has entered into a Parent Guaranty Agreement (the “Parent Guaranty”) with Seller and the Company Group, effective as of the date of this Agreement;
WHEREAS, as an inducement for Acquiror to enter into this Agreement and to consummate the transactions contemplated by this Agreement, prior to the execution and delivery of this Agreement, certain Persons have entered into a Guaranty Agreement (the “Guaranty”) with Acquiror, effective as of the Closing; and
WHEREAS, as an inducement for Acquiror to enter into this Agreement and to consummate the transactions contemplated by this Agreement, prior to the execution and delivery of this Agreement, certain Persons have entered into a Restrictive Covenant and Release Agreement (the “Restrictive Covenant Agreement”) with Acquiror, effective as of the Closing.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements of the parties hereto set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby, intending to be legally bound, agree as follows:

Article I Definitions
1.1    Defined Terms. As used herein, the following terms shall have the following meanings:

“401(k) Plans” has the meaning set forth in Section 10.2(b).
“Access Limitations” means that a party shall not be required to provide access to information that would violate (i) any obligation of confidentiality to which such party or any of its Affiliates may be subject, (ii) any attorney-client privilege, attorney work product protection or other privilege associated with such information or (iii) any applicable Laws.
“Accounting Firm” has the meaning set forth in Section 2.4(c)(v).
“Accounting Principles” has the meaning set forth on Annex A, which shall include principles to be applied in preparing the Initial Closing Statements and the Preliminary Adjustment Statements (including, in each case, all calculations set forth therein) and all determinations and calculations therein.
“Acquiror” has the meaning set forth in the preamble to this Agreement.
“Acquiror Group” has the meaning set forth in Section 8.3(c).
“Acquiror Illinois Sub” means Harmony Health Plan, Inc.
“Acquiror Indemnified Persons” has the meaning set forth in Section 9.1(a).
“Acquiror Parent” has the meaning set forth in the preamble to this Agreement.
“Action” means any action, suit, investigation, audit, or other similar proceeding (including any arbitration proceeding).
“Additional Financial Statements” has the meaning set forth in Section 6.12(a).
“Additional Interim Financial Statements” has the meaning set forth in Section 6.12(a).
“Adjustment Amount” means an amount (which may be a positive or negative number) equal to (i) the amount of Closing Date Cash on Hand, minus (ii) the amount of Closing Date Indebtedness, plus (iii) the Net Working Capital Adjustment, minus (iv) the amount of Closing Date Transaction Expenses, plus (v) the Statutory Capital Adjustment, minus (vi) the Illinois Medicaid Adjustment Amount.
“Adjustment Time” means (i) if the Closing occurs on or after the first Business Day of a month, 11:59 p.m., New York City time, on the last day of the prior month (other than the last Business Day of a month, which is covered by clause (ii) of this sentence), or (ii) if the Closing occurs on the last Business Day of a month, 11:59 p.m., New York City time, on the last day of such month.
“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Affiliate Agreement” has the meaning set forth in Section 3.20.
“Affiliate Obligation” has the meaning set forth in Section 6.13.
“Affiliate Transactions” has the meaning set forth in Section 3.20.
“Affiliated Group” means any affiliated group as defined in Section 1504 of the Code that has filed a consolidated return for U.S. federal income Tax purposes or any other consolidated, combined or unitary group under state, local or non-U.S. Tax Law.
“Agent” has the meaning set forth in Section 3.25.
“Agreement” has the meaning set forth in the preamble to this Agreement.
“Alternative Financing” has the meaning set forth in Section 6.9(a).
“Audited Statutory Financial Statements” has the meaning set forth in Section 3.5(a).
“Burdensome Condition” means any term, limitation, restriction, condition, requirement or action required, or imposed by any Governmental Authority as a condition to, or in connection with, the expiration or termination of any waiting period applicable to the transactions contemplated by this Agreement under the HSR Act or the granting of any Required Company Consents or Required Acquiror Consents, or otherwise promulgated, ordered, enacted or imposed by any Governmental Authority as a result of or in connection with the transactions contemplated by this Agreement, that (i) would or would reasonably be expected to have a material adverse effect on the assets, business, financial condition, results of operations, or regulation of the Company Group and its Subsidiaries, taken as a whole, or Acquiror and its Affiliates, taken as a whole (provided that, for purposes of determining whether any term, limitation, restriction, condition, requirement or action would or would reasonably be expected to have a material adverse effect on the assets, business, financial condition, results of operations or regulation of Acquiror and its Affiliates, taken as a whole, Acquiror and its Affiliates will collectively be deemed to be a company the size of the Company Group and its Subsidiaries, taken as a whole; provided, further, that, neither (A) any changes in Medicaid capitation rates applicable to Meridian Illinois or Acquiror Illinois Sub nor (B) any membership reduction referenced in clauses (iii)(x) or (y) below shall be considered for purposes of determining whether any term, limitation, restriction, condition, requirement or action would or would reasonably be expected to have a material adverse effect on the assets, business, financial condition, results of operations, or regulation of the Company Group and its Subsidiaries, taken as a whole, or Acquiror and its Affiliates, taken as a whole), (ii) results in capitation rates at or after the time of determination (including following the Closing) applicable to Meridian Illinois’ Medicaid HealthChoice membership, taken as a whole, being lower than the bottom of the range for the Medicaid membership weighted average capitation rates in the State of Illinois that are in effect on the date of the determination of the change or (iii) (x) requires or obligates the sale, divestiture, disposition, or other transfer of members of Acquiror Illinois Sub or Meridian Illinois to Third Parties or (y) requires or obligates any reduction of members of Acquiror Illinois Sub or Meridian Illinois (whether through modification of the Illinois DHFS’s process for auto-assignments or otherwise), which aggregate number of members referenced in clauses (x) and (y) above is greater than or equal to the reasonable estimate of the number of members of Acquiror Illinois Sub (a) on the anticipated Closing Date

(provided, that, for purposes of calculating the number of members of Acquiror Illinois Sub on the anticipated Closing Date, such number shall not be reduced by the sale, divestiture, disposition, or other transfer of members of Acquiror Illinois Sub or Meridian Illinois contemplated by clauses (x) and (y)) or (b) the date of determination.
“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.
“Business IP” means all (a) Intellectual Property Rights used in or held for use in the operation of each member of the Company Group’s and each of its Subsidiaries’ respective businesses as currently conducted and (b) Intellectual Property Assets.
“Cotton Family” means, collectively, David Cotton, M.D., Shery Cotton, Jon Cotton, Sean Cotton and Michael Cotton.
“Cash on Hand” means the aggregate amount of all freely available cash and cash equivalents of any member of the Company Group (and which for purposes of clarity, does not include (i) cash subject to legal or other restrictions on transfer, (ii) cash required to collateralize any letters of credit, performance bonds or other similar instruments, (iii) cash the transfer of which between jurisdictions or between members of the Company Group would cause any member of the Company Group to realize any liability or cost (including any Taxes) or (iv) cash held by the Regulated Entities), on a consolidated basis, determined in accordance with the Accounting Principles. For the avoidance of doubt, Cash on Hand shall not include any outstanding checks, outstanding drafts, outstanding wire transfers and outstanding debit transactions written or made for the accounts of any member of the Company Group. For the avoidance of doubt, Cash on Hand shall not include any amounts included in Closing Date Net Working Capital, Closing Date Indebtedness, Closing Date Transaction Expense, or Closing Date Statutory Capital.
“CBA” has the meaning set forth in Section 3.10(a)(xi).
“Chosen Courts” has the meaning set forth in Section 11.15.
“Closing” has the meaning set forth in Section 2.2.
“Closing Date” has the meaning set forth in Section 2.2.
“Closing Date Balance Sheet” means an unaudited consolidated balance sheet of the Company Group (excluding, for the avoidance of doubt, the Regulated Entities), on a consolidated basis, as of the Adjustment Time, prepared in accordance with the Accounting Principles; provided, that the Closing Date Balance Sheet shall not include any changes in assets or liabilities as a result of the purchase accounting adjustments or other changes arising or resulting from the transactions contemplated by this Agreement. Set forth on Annex B is an illustrative example of the Closing Date Balance Sheet as of March 31, 2018.

“Closing Date Cash on Hand” means the Cash on Hand as of the Adjustment Time.
“Closing Date Indebtedness” means the aggregate Indebtedness of the Company Group and its Subsidiaries on a consolidated basis, as of the Adjustment Time.
“Closing Date Net Working Capital” means the (a) current assets (including Tax assets) and long-term Tax assets of the Company Group (excluding, for the avoidance of doubt, the Regulated Entities), on a consolidated basis, as of the Adjustment Time (consisting solely of the line items specified as current assets (including Tax assets) and long-term Tax assets of the Company Group on Annex B), minus (b) the current liabilities (including Tax liabilities) and long-term Tax liabilities of the Company Group (excluding, for the avoidance of doubt, the Regulated Entities), on a consolidated basis, as of the Adjustment Time (consisting solely of the line items specified as current liabilities (including Tax liabilities) and long-term Tax liabilities of the Company Group on Annex B), in the case of each of clauses (a) and (b), determined in accordance with the Accounting Principles and as reflected on the Closing Date Balance Sheet. Set forth on Annex B is an illustrative calculation of the Closing Date Net Working Capital of the Company Group as of March 31, 2018. For the avoidance of doubt, Closing Date Net Working Capital shall not include (i) deferred Tax assets or liabilities (i.e., amounts recorded to reflect timing differences between book and Tax income) or (ii) to avoid double counting, any amounts (including Tax assets or liabilities) to the extent amounts are included in Closing Date Cash on Hand, Closing Date Indebtedness, Closing Date Transaction Expense, or Closing Date Statutory Capital.
“Closing Date Statutory Capital” means, the statutory capital and surplus of the Regulated Entities, on a consolidated basis, as of the Adjustment Time, prepared in accordance with the Accounting Principles and as reflected on the Statement of Capital and Surplus. Set forth on Annex B is an illustrative calculation of the Closing Date Statutory Capital as of March 31, 2018.
“Closing Date Transaction Expenses” means those Transaction Expenses that have not been paid as of the Adjustment Time.
“CMS” means the Centers for Medicare and Medicaid Services.
“CMS Notice Requirements” has the meaning set forth in Section 3.4(b).
“COBRA” has the meaning set forth in Section 3.15(c).
“Code” means the Internal Revenue Code of 1986, as amended.
“Company 401(k) Plan” means the Caidan Management Company 401(k) Plan.
“Company Affiliate” has the meaning set forth in Section 3.20.
“Company Benefit Plan(s)” has the meaning set forth in Section 3.15(a).
“Company Group” has the meaning set forth in the preamble to this Agreement.
“Company Group Statements” has the meaning set forth in Section 3.5(a).

“Company Systems” means all of the following used or otherwise relied on by any member of the Company Group or any of its Subsidiaries (whether owned by any of them or a Third Party): computers, computer systems, servers, hardware, Software, firmware, middleware, websites, databases, networks, servers, workstations, routers, hubs, switches, data communication equipment and lines, telecommunications equipment and lines, co-location facilities and equipment, and all other information technology equipment and related items of automated, computerized or Software systems, including any outsourced systems and processes (e.g., hosting locations) and all associated documentation.
“Competing Transaction” has the meaning set forth in Section 6.6.
“Compliant” means, with respect to the Required Information, that (a) such Required Information does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the Required Information, in the light of the circumstances under which the statements contained in the Required Information are made, not misleading, (b) such Required Information is, and remains throughout the Marketing Period, compliant in all material respects with all applicable requirements of Regulation S-K and Regulation S-X under the Securities Act for offerings of debt securities on a registration statement on Form S-1, (c) the Company Group’s independent auditors have delivered drafts of customary comfort letters, including customary negative assurance comfort with respect to periods following the end of the latest fiscal year or fiscal quarter for which historical financial statements are included in the Required Information, and such auditors have confirmed they are prepared to issue any such comfort letter upon any pricing date occurring during the Marketing Period, and (d) the financial statements and other financial information included in such Required Information are, and remain throughout the Marketing Period, sufficient to permit a registration statement on Form S-1 using such financial statements and financial information to be declared effective by the SEC throughout and on each day during the Marketing Period.
“Condition Satisfaction Date” has the meaning set forth in Section 2.2.
“Confidentiality Agreement” means that certain Mutual Confidentiality and Nondisclosure Agreement, dated as of November 8, 2017, by and among Caidan Management, Meridian Michigan, Meridian Illinois, MeridianRx and Acquiror Parent.
“Continuing Employees” has the meaning set forth in Section 10.2(a).
“Contract” means any agreement, contract, license, lease or indenture, whether written or oral, that is legally binding upon a Person, including all amendments thereto.
“D&O Cap” has the meaning set forth in Section 6.8.
“Data Room” has the meaning set forth in Section 1.2.
“Deductible” has the meaning set forth in Section 9.2(b).

“Detroit Lease” means that certain Lease by and between 1000 Webward LLC and Caidan Management, dated December 31, 2014, as amended by that certain First Amendment, dated

October 1, 2015 and that Second Amendment to Lease, dated December 23, 2015.
“Disputed Item” has the meaning set forth in Section 2.4(c)(iv).
“Employee Benefit Plan(s)” has the meaning set forth in Section 3.15(a).
“Encumbrance” means any mortgage, deed of trust, pledge, hypothecation, attachment, encumbrance, security interest or other lien of any kind.
“Enterprise Value” means $2,500,000,000.00.
“Environmental Laws” means all Laws concerning pollution, worker health and safety or protection of the environment.
“Equity Equivalents” means with respect to any Person, (a) any capital stock, membership interests, other share capital, equity or ownership interest or voting security, (b) any securities (including debt securities) directly or indirectly convertible into or exchangeable or exercisable for any capital stock, membership interests or other share capital, equity or ownership interest or voting security, or containing any profit participation features, (c) any rights, warrants or options directly or indirectly to subscribe for or to purchase any capital stock, membership interests, other share capital, equity or ownership interest or voting security, or securities containing any profit participation features, or to subscribe for or to purchase any securities (including debt securities) convertible into or exchangeable or exercisable for any capital stock, membership interests, other share capital, equity or ownership interest or voting security or securities containing any profit participation features, and (d) any share appreciation rights, phantom share rights or other similar rights the value of which is linked to the value of any securities or interests referred to in clauses (a) through (c) above.
“Equity Interests” has the meaning set forth in the recitals to this Agreement.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” has the meaning set forth in Section 3.15(c).
“Escrow Agent” has the meaning set forth in Section 2.4(b)(i).
“Escrow Agreement” has the meaning set forth in Section 2.5.
“Escrow Release Date” means the first Business Day following the date that is eighteen (18) months after the Closing Date.
“Estimated Adjustment Amount” means an amount (which may be a positive or negative number) equal to (a) the amount of Estimated Cash on Hand, minus (b) the amount of Estimated Closing Date Indebtedness, plus (c) the Estimated Net Working Capital Adjustment, minus (d) the amount of Estimated Closing Date Transaction Expenses, plus (e) the Estimated Statutory Capital Adjustment, minus (f) the Estimated Illinois Medicaid Adjustment Amount.
“Estimated Cash on Hand” has the meaning set forth in Section 2.4(c)(i).

“Estimated Closing Date Balance Sheet” has the meaning set forth in Section 2.4(c)(i).
“Estimated Closing Date Indebtedness” has the meaning set forth in Section 2.4(c)(i).
“Estimated Closing Date Transaction Expenses” has the meaning set forth in Section 2.4(c)(i).
“Estimated Illinois Medicaid Adjustment Amount” has the meaning set forth in Section 2.4(c)(i).
“Estimated Net Working Capital Adjustment” has the meaning set forth in Section 2.4(c)(i).
“Estimated Purchase Price” means the Enterprise Value plus the Estimated Adjustment Amount.
“Estimated Statement of Capital and Surplus” has the meaning set forth in Section 2.4(c)(i).
“Estimated Statutory Capital Adjustment” has the meaning set forth in Section 2.4(c)(i).
“Family Group” means each member of the Cotton Family and such member’s spouse and any trust or other entity formed solely for the benefit of such member or such member’s spouse children, parents or siblings.
“Final Purchase Price” has the meaning set forth in Section 2.4(c)(vi).
“Financing” has the meaning set forth in Section 5.5(a).
“Financing Commitments” has the meaning set forth in Section 5.5(a).
“Financing Source Parties” means any Financing Source or any of their respective directors, officers, employees, Affiliates, representatives, managers or agents.
“Financing Sources” has the meaning set forth in Section 5.5(a).
“Fraud” shall mean actual common law fraud (involving an intent to deceive and actual knowledge, to the exclusion of any form of constructive knowledge) with respect to the making of any representation and warranty set forth in this Agreement.
“Fundamental Representations” means the representations and warranties set forth in Section 3.1(a) (Organization; Good Standing); Section 3.2 (Capitalization of the Company Group); Section 3.4(a) (Due Authorization; Enforceability); Section 3.20 (Related Party Obligations); Section 3.21 (Brokers); Section 4.1 (Organization; Good Standing); Section 4.2(a) (Due Authorization; Enforceability); Section 4.3 (Title to Equity Interests); Section 4.4 (Brokers);

Section 5.1 (Organization; Good Standing); Section 5.2(a) (Due Authorization; Enforceability) and Section 5.3 (Brokers).
“GAAP” means the United States generally accepted accounting principles, consistently applied.
“GAAP Financial Statements” has the meaning set forth in Section 3.5(a).
“General Cap” has the meaning set forth in Section 9.2(c).
“Governmental Authority” means (a) any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal, arbitral body (public or private) or similar forum, (b) any self-regulatory organization (including any stock exchange) or (c) any subdivision or authority of any of the foregoing.
“Guaranty” has the meaning set forth in the recitals to this Agreement.
“Hazardous Substance” means any substance, material or waste as to which Liability or standards of conduct may be imposed under any Environmental Law.
“Health Care Laws” means all Laws relating to: (a) the licensure, certification, qualification or authority to transact business in connection with, or the operation of business in connection with, the provision of, payment for, or arrangement of, health care services, health benefits or health insurance, including Laws that regulate managed care, third-party payors and persons bearing the financial risk for the provision or arrangement of health care services and, without limiting the generality of the foregoing, the Medicare Laws and Medicaid Laws; (b) the offer, solicitation, receipt or acceptance of improper inducements or incentives involving persons operating in the health care industry, including Laws prohibiting or regulating fraud and abuse, patient referrals or Provider incentives generally (including the following statutes: the Federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Federal physician self-referral law (42 U.S.C. § 1395nn), the Federal False Claims Act (31 U.S.C. §§ 3729, et seq.), the Federal Civil Monetary Penalties Law (42 U.S.C. § 1320a−7a), the Federal Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.) and any similar state Laws); (c) the administration of health care claims or benefits for, or processing or payment for, health care services, treatment or supplies furnished by providers, including such administration and processing or payment activities conducted by third-party administrators, utilization review agents and persons performing quality assurance, credentialing or coordination of benefits; (d) billings to insurance companies, health maintenance organizations and other managed care plans or Health Care Programs or otherwise related to insurance fraud; (e) the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; (f)  any state insurance, health maintenance organization or managed care Laws applicable to any member of the Company Group or any of its Subsidiaries; (g) the Medicare Prescription Drug, Improvement, and Modernization Act of 2003; (h) the Medicare Improvements for Patients and Providers Act of 2008; (i) ERISA; and (j) PPACA.
“Health Care Programs” means any federal health care program (as such term is defined in Section 1128B of the Social Security Act (42 U.S.C. §1320a-7b(f)) and 42 C.F.R. §1000.10), the Medicare Shared Savings Program (42 U.S.C. § 1395jjj) and the regulations applicable thereto, and any other health program, whether of a Governmental Authority, commercial plan, employer-sponsored plan, or private plan that provides health benefits directly, through insurance, or otherwise.
“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104-191), as amended by the Health Information Technology for Economic and Clinical Health Act (Pub. L. No. 111-5) and the implementing regulations of each, set forth at 45 CFR Parts 160, 162 and 164.
“Holdings” has the meaning set forth in the preamble to this Agreement.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“IBNR” means a reserve for claims incurred but not reported on the books and records of the Regulated Entities determined in accordance with the Accounting Principles as applicable to any such reserve.
“Illinois DHFS” means the Illinois Department of Healthcare and Family Services.
“Illinois DOI” means the Illinois Department of Insurance.
“Illinois Medicaid Adjustment Amount” means an amount equal to the lesser of (i) $100,000,000 and (ii) the Illinois Medicaid Rate Purchase Price Adjustment Amount plus the Illinois Medicaid Membership Adjustment Amount.
“Illinois Medicaid Membership Adjustment” means any term, limitation, restriction, condition, requirement or action required or imposed by Illinois DHFS or Illinois DOI as a condition to the granting of any Required Company Consents or Required Acquiror Consents, or otherwise promulgated, ordered, enacted or imposed by Illinois DHFS or Illinois DOI as a result of or in connection with the transactions contemplated by this Agreement, that (x) requires or obligates the sale, divestiture, disposition, or other transfer of Medicaid HealthChoice members of Acquiror Illinois Sub or Meridian Illinois to Third Parties or (y) requires or obligates any reduction of Medicaid HealthChoice members of Acquiror Illinois Sub or Meridian Illinois (whether through modification of the Illinois DHFS’s process for auto-assignments or otherwise).
“Illinois Medicaid Membership Adjustment Amount” means:
(i) if an Illinois Medicaid Membership Adjustment has not occurred, then an amount equal to $0.00; or
(ii) if an Illinois Medicaid Membership Adjustment has occurred and
(A) if the aggregate number of members referenced in clauses (x) and (y) of the definition of Illinois Medicaid Membership Adjustment is less than or equal to 40,000, then an amount equal to $0.00;
(B) if the aggregate number of members referenced in clauses (x) and (y) of the definition of Illinois Medicaid Membership Adjustment is greater than 40,000 and less than or equal to 80,000, then an amount equal to (i) $50,000,000 multiplied by (ii) a fraction, the numerator of which is equal to the aggregate number of members referenced in clauses (x) and (y) of the definition of Illinois Medicaid Membership Adjustment minus 40,000, and the denominator of which is 40,000;
(C) if the aggregate number of members referenced in clauses (x) and (y) of the definition of Illinois Medicaid Membership Adjustment is greater than 80,000 and less than 160,000, then an amount equal to (a) $50,000,000 plus (b) an amount equal to (i) $50,000,000 multiplied by (ii) a fraction, the numerator of which is equal to the aggregate number of members referenced in clauses (x) and (y) of the definition of Illinois Medicaid Membership Adjustment minus 80,000, and the denominator of which is 80,000; or
(D) if the aggregate number of members referenced in clauses (x) and (y) of the definition of Illinois Medicaid Membership Adjustment is equal to or greater than 160,000, then an amount equal to $100,000,000.
“Illinois Medicaid Rate Adjustment” means a decrease in the weighted-average of the blended capitation rates (taking into account applicable risk scores and excluding any pass throughs) for each rate cell applicable to the Medicaid HealthChoice membership of Meridian Illinois and Acquiror Illinois Sub, taken as a whole, in effect immediately prior to Closing and determined in a manner consistent with the calculation of the Medicaid Risk Adjustment Amount as set forth on Annex F, as a result of any term, limitation, restriction, condition, requirement or action required or imposed by Illinois DHFS or Illinois DOI as a condition to the granting of any Required Company Consents or Required Acquiror Consents, or otherwise promulgated, ordered, enacted or imposed by Illinois DHFS or Illinois DOI as a result of or in connection with the transactions contemplated by this Agreement.
“Illinois Medicaid Rate Adjustment Amount” means the Medicaid Risk Adjustment Amount determined in accordance with Annex F.
“Illinois Medicaid Rate Purchase Price Adjustment Amount” means:
(i) if an Illinois Medicaid Rate Adjustment has not occurred, then an amount equal to $0.00;
(ii) if an Illinois Medicaid Rate Adjustment has occurred and:
(A) if the Illinois Medicaid Rate Adjustment Amount is less than or equal to $50,000,000, then an amount equal to $0.00;
(B) if the Illinois Medicaid Rate Adjustment Amount is greater than $50,000,000 and less than or equal to $100,000,000, then an amount equal to the Illinois Medicaid Rate Adjustment Amount minus (2) $50,000,000;
(C) if the Illinois Medicaid Rate Adjustment Amount is greater than $100,000,000 and less than $200,000,000, then an amount equal to (a) $50,000,000 plus (b) (y) (1) the Illinois Medicaid Rate Adjustment Amount minus (2) $100,000,000, multiplied by (z) fifty percent (50%); or

(D) if the Illinois Medicaid Rate Adjustment Amount is equal to or greater than $200,000,000, then an amount equal to $100,000,000.
“Income Tax” shall mean any Tax imposed on, or measured by, net income or gross receipts and any franchise Tax imposed in lieu of an income Tax.
“Income Tax Return” means any Tax Return with respect to Income Taxes.
“Indebtedness” means, without duplication, the aggregate amount of (a) any obligations of any Person (i) for any indebtedness for borrowed money (including all obligations for principal, interest, premiums, prepayment penalties and other penalties, fees, expenses and breakage costs thereunder), (ii) under any bonds, notes, debentures or other debt securities or for any contingent reimbursement obligations with respect to banker’s acceptances or letters of credit, (iii) with respect to interest rate swaps, collars, caps and similar hedging obligations, (iv) under capitalized leases, (v) for the deferred and unpaid purchase price of property or services (other than trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice), including earn-out obligations, (vi) under conditional sale or other title retention agreements and (vii) with respect to deferred revenue, (b) all deferred compensation Liabilities of any member of the Company Group or any of its Subsidiaries, (c) any unpaid but declared dividends by any member of the Company Group or any of its Subsidiaries, (d) any Liabilities with respect to Affiliate Transactions (other than Liabilities between or among members of the Company Group), including any Affiliate Obligations, (e) the item set forth on Section 1.1(c) of the Company Disclosure Schedules and (f) the type referred to in clauses (a) through (e) the payment of which such Person is responsible or liable as obligor, guarantor or surety.
“Indemnification Escrow Amount” has the meaning set forth in Section 2.4(b)(i).
“Indemnification Escrow Fund” has the meaning set forth in Section 2.5.
“Indemnification Notice” has the meaning set forth in Section 9.6(a).
“Indemnified Party” has the meaning set forth in Section 9.6(a).
“Initial Closing Statements” has the meaning set forth in Section 2.4(c)(i).
“Insurance Laws” means applicable Laws regulating the business of insurance and applicable Orders of insurance regulatory authorities.
“Insurance Policy” has the meaning set forth in Section 3.22.
“Integrated Duals” means Medicare-Medicaid services provided to dual eligible beneficiaries.
“Intellectual Property Assets” means all Intellectual Property Rights that are owned or purported to be owned by a member of the Company Group or any of their Subsidiaries, including the Intellectual Property Registrations and the material unregistered Intellectual Property Rights set forth on Section 3.12(a) of the Company Disclosure Schedules.

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names, and copyrights, issued and reissued patents and pending applications for any of the foregoing.
“Intellectual Property Rights” means any and all of the following in any jurisdiction throughout the world: (a) inventions (whether or not patentable or reduced to practice), patents, patent applications and patent disclosures and improvements thereto together with all reissuances, continuations, continuations-in-part, divisions, revisions, extensions, and reexaminations thereof, (b) trademarks, service marks, brand names, certification marks, trade dress, trade names, slogans, logos, designs, Internet domain names, corporate names, all applications, registrations, and renewals in connection therewith, and all goodwill associated with each of the foregoing, (c) copyrights and works of authorship, moral rights and all applications, registrations and renewals in connection therewith, (d) Software, (e) trade secrets and other confidential information (including know-how) (collectively, “Trade Secrets”), (f) usernames, keywords, tags, and other social media identifiers, for all third-party social media sites, as well as all content uploaded or posted to such sites, (g) all other intellectual property rights and (i)  any other registrations and applications for registrations of any of the foregoing clauses (a) through (g).
“IP Agreements” has the meaning set forth in Section 3.10(a)(xii).
“IRS” means the Internal Revenue Service of the United States.
“Laws” means all federal, state, provincial, municipal, local or foreign constitution, treaty, code, statute, law, act, ordinance, rule, regulation or Order, in each case, of any Governmental Authority.
“Leased Real Property” has the meaning set forth in Section 3.13(b).
“Liability” means any liability, Tax, debt, expense or obligation (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and due or to become due).
“License” means any permit, license, variance, franchise, security clearance, Order, approval, consent, certificate, registration, accreditation or other authorization issued or granted by any Governmental Authority.
“Losses” means shall mean (a) all debts, Liabilities and obligations owed to or at the behest of any Third Party, (b) all losses, damages, judgments, awards, penalties and settlements and (c) all demands, claims, suits, Actions, causes of action, proceedings and assessments, including, in the case of each of clause (a), (b) and (c), all reasonable out-of-pocket costs and expenses (including interest, penalties, fines, reasonable attorneys’, consultants’, experts’ and other professional advisors’ fees and expenses) paid in investigation, defense or settlement of any of the foregoing.
“Marketing Period” means the first period of 15 consecutive Business Days commencing on or after the date of this Agreement and throughout which: (a) Acquiror shall have all of the Required Information and during which period such information shall remain Compliant and

(b) all of the conditions set forth in Article VII shall be satisfied (or waived, to the extent permissible, by Acquiror) (other than those conditions that by their nature only can be satisfied at the Closing by Acquiror) and nothing shall have occurred and no condition shall exist that would cause any of the conditions set forth in Article VII to fail to be satisfied assuming the Closing were to be scheduled for any time during such 15 consecutive Business Days; provided, that (x) July 5, 2018 and July 6, 2018, and November 23, 2018, shall not be counted towards the total number of Business Days for purposes of the Marketing Period, (y) if such Marketing Period has not ended on or prior to August 17, 2018, such period shall not be deemed to have commenced until September 4, 2018 and (z) if such Marketing Period has not ended prior to December 19, 2018, such period shall not be deemed to have commenced until January 3, 2019; provided, further, that if the Company Group shall in good faith reasonably believe that it has delivered the Required Information, it may deliver to Acquiror a written notice to that effect (stating when it believes it completed such delivery) in which case the Marketing Period shall be deemed to have commenced on the date specified in such notice (but in no event prior to the date of this Agreement) unless Acquiror reasonably believes the Company Group has not completed delivery of the Required Information and within five (5) Business Days after delivery of such notice by the Company Group, delivers a written notice to the Company Group to that effect (stating in good faith and with reasonable specificity which Required Information the Company Group has not delivered to Acquiror); provided, further, that the Marketing Period will not be deemed to have commenced if prior to the completion of the Marketing Period, (i) the Company Group’s auditors shall have withdrawn, or advised the Company Group in writing that they intend to withdraw, their audit opinion with respect to any of the financial statements included in the Required Information for which they have provided such opinion, in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect thereto by the Company Group’s auditors or another independent auditor reasonably acceptable to Acquiror or (ii) the Company Group or its independent auditors issue a statement indicating an intent to restate any historical financial statements of the Company Group, in whole or in part, or otherwise indicates their intent or the need to restate any of the financial statements included in the Required Information, or that any such restatement is under consideration, in which case the Marketing Period shall not be deemed to commence unless and until such restatement has been completed and the relevant financial statements have been amended or the Company Group has and its independent auditors have announced or informed Acquiror that they have concluded in good faith and in their reasonable business judgment (including the basis for such conclusion) that no restatement of financial statements shall be required in accordance with GAAP.
“Material Adverse Effect” means an effect, change, event, occurrence, state of facts, circumstance or development that, individually or in the aggregate, (a) prevents, materially impedes or materially delays the ability of Seller or any member of the Company Group to consummate the transactions contemplated by this Agreement or (b) has had or would reasonably be expected to have a material adverse effect on the assets, business, financial condition, results of operations or regulation of the Company Group and its Subsidiaries, taken as a whole; provided, that with respect to the foregoing, any adverse effect, change, event, occurrence, state of facts, circumstance or development attributable to the following shall not be taken into account in determining whether there has been (or would reasonably be expected to be) a Material Adverse Effect: (i) any conditions generally affecting the (A) industry in which any member of the Company Group or any of its Subsidiaries operates, the United States economy or the economy of any jurisdiction in which any member of the Company Group or any of its Subsidiaries has material operations or (B) domestic economic conditions, (ii) any general changes in the financial, banking or securities markets, (iii) any changes in GAAP, SAP, Laws or Orders (including interpretations of any of the foregoing), (iv) any domestic, foreign or international political or social conditions, including engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack, (v) any natural disasters and other “acts of God,” (vi) acts or omissions of Acquiror or any of its Affiliates prior to the Closing; (vii) actions by the Seller and members of the Company Group and its Subsidiaries to the extent expressly required by this Agreement or any failure by the Seller and members of the Company Group and its Subsidiaries to act to the extent expressly prohibited by this Agreement, (viii) the execution, delivery and performance of this Agreement, (ix) the public announcement by a party hereto or any of its Affiliates of the execution and delivery of this Agreement, (x) any changes in Medicaid capitation rates applicable to Meridian Illinois or Acquiror Illinois Sub and (xi) any membership reduction referenced in clauses (iii)(x) or (y) of the definition of Burdensome Condition; provided, that the foregoing subclauses (viii) and (ix) shall not apply to any representation and warranty to the extent that the purpose of such representation and warranty is to address the consequences resulting from this Agreement or the transactions contemplated by this Agreement; provided, that any effect, change, event, occurrence, state of facts, circumstance or development relating to clauses (i) through (v) may be taken into account in determining whether a Material Adverse Effect has occurred (or would reasonably be expected to occur) to the extent such effect, change, event, occurrence, state of facts, circumstance or development has a disproportionate adverse effect on any member of the Company Group or any of its Subsidiaries as compared to other participants in the industries in which such member of the Company Group or any of its Subsidiaries operates.
“Material Contracts” has the meaning set forth in Section 3.10(b).
“Medicaid” means Title XIX of the Social Security Act, as amended.
“Medicare” means Title XVIII of the Social Security Act, as amended.
“Michigan DHHS” means the Michigan Department of Health and Human Services.
“Michigan DOI” means the Michigan Department of Insurance and Financial Services.
“Most Recent Audited Balance Sheet” has the meaning set forth in Section 3.5(a).
“Most Recent Audited Statutory Statements” has the meaning set forth in Section 3.5(a).
“Most Recent Balance Sheet” has the meaning set forth in Section 3.5(a).
“Meridian Illinois” means Meridian Health Plan of Illinois, Inc., an Illinois corporation and wholly-owned Subsidiary of Holdings.

“Meridian Iowa” means Meridian Health Plan of Iowa, Inc., an Iowa corporation and wholly-owned Subsidiary of Holdings.
“Caidan Management” has the meaning set forth in the preamble to this Agreement.
“Meridian Michigan” means Meridian Health Plan of Michigan, Inc., a Michigan corporation and wholly-owned Subsidiary of Holdings.
“MeridianRx” has the meaning set forth in the preamble.
“NAIC” means the National Association of Insurance Commissioners.
“Net Working Capital Adjustment” means an amount (which may be a positive or negative number) equal to the Closing Date Net Working Capital minus the Target Net Working Capital.
“New Plans” has the meaning set forth in Section 10.2(a).
“Non-Recourse Parties” has the meaning set forth in Section 11.18.
“Notice of Disagreement” has the meaning set forth in Section 2.4(c)(iv).
“Off-The-Shelf Software Licenses” means non-exclusive licenses granted to any member of the Company Group or any of its Subsidiaries in respect of commercially available, unmodified, prepackaged third party Software with a replacement cost or aggregate fee, royalty, or other consideration for any such Software licenses of no more than $500,000 annually.
“Open Source Software” means any Software that is licensed pursuant to any license that is, or is substantially similar to, a license now approved by the Open Source Initiative and listed at http://www.opensource.org/licenses (including all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL)) or any license under which such Software is distributed or licensed as “free software,” “open source software” or under similar terms or models.
“Order” means any order (other than any order of general application), judgment, award, writ, injunction, ruling or decree of any Governmental Authority.
“Outside Date” has the meaning set forth in Section 8.1(b)(i).
“Owned Real Property” has the meaning set forth in Section 3.13(a).
“PAD Amount” means with respect to the IBNR reflected on the Estimated Statement of Capital and Surplus, the additional reserve to account for an eight percent (8%) provision for adverse deviation.

“Parent Guaranty” has the meaning set forth in the recitals to this Agreement.
“Payor” means each of CMS, Illinois DHFS and Michigan DHHS and any other Health Care Program with which a member of the Company Group or any of its Subsidiaries contracts.
“Payor Contracts” means any Contract with a Payor to which a member of the Company Group or any of its Subsidiaries is a party.
“Per Claim Amount” has the meaning set forth in Section 9.2(a).
“Permitted Encumbrances” means (a) landlord’s, mechanic’s, carrier’s, workmen’s, repairmen’s or other similar statutory Encumbrances arising or incurred in the ordinary course of business consistent with past practice, for amounts which are not due and payable or which are being contested in good faith, (b) Encumbrances for Taxes or assessments and similar charges, which either are (i) not due and payable or (ii) being contested in good faith and for which adequate reserves have been established in accordance with GAAP, (c) Encumbrances arising from or under zoning, building and other land use regulations imposed by Governmental Authorities, (d) non-monetary Encumbrances of record affecting title to the real property, (e) Encumbrances that, individually or in the aggregate, do not materially detract from the value, or impair in any material manner the current use, of the assets subject thereto and (f) Encumbrances created or suffered by Acquiror.
“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.
“Personal Information” means any information processed, collected or otherwise used or disclosed by any member of the Company Group or any of its Subsidiaries that identifies or relates to a specific natural person, including: (a) a natural person’s first and last name, in combination with a (i) social security number or tax identification number or (ii) credit card number, bank account information and other financial account information, or financial customer or account numbers, account access codes and passwords, (b) “Protected Health Information” (as defined in HIPAA) and (c) any information pertaining to an individual that is regulated or protected by one or more Privacy and Security Laws.
“Post-Closing Tax Period” means any Tax period beginning after the Closing Date, and with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date.
“PPACA” has the meaning set forth in Section 3.15(c).
“Pre-Closing Tax Period” means all taxable periods ending on or before the Closing Date.
“Pre-Closing Taxes” means, without duplication, (a) all Taxes (or the non-payment thereof) of Seller (including, for the avoidance of doubt, Taxes arising from the transactions contemplated by this Agreement), (b) all Taxes (or the non-payment thereof) of or imposed on any member of the Company Group or any of its Subsidiaries for each Pre-Closing Tax Period and the portion through the end of the Closing Date for any Straddle Period (determined in the manner provided in Section 10.1) (including, for the avoidance of doubt, Taxes arising from the Restructuring), (c) all Taxes that any member of the Company Group (or any of its Subsidiaries) is liable for (including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar U.S. state or local, or non-U.S. Law) as a result of being a member of (or leaving) an Affiliated Group on or before the Closing Date, and (d) all Taxes of any Person (other than a member of the Company Group or any of its Subsidiaries) imposed on any member of the Company Group or any of its Subsidiaries as a transferee or successor by Contract (other than pursuant to customary Tax provisions in a Contract the primary subject of which is not Taxes) or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing; provided, that in the case of subclauses (a) through (d), “Pre-Closing Taxes” shall not include (x) any Taxes specifically reflected in the Preliminary Adjustment Statements, as finally determined, which result in a reduction to the Purchase Price, or (y) any Transfer Taxes payable by the Acquirer pursuant to Section 10.1(f).
“Pre-Signing Financial Statements” has the meaning set forth in Section 3.5(a).
“Preliminary Adjustment Statements” has the meaning set forth in Section 2.4(c)(ii).
“Privacy Agreements” has the meaning set forth in Section 3.17(b).
“Privacy and Security Laws” means all (a) applicable Laws concerning the privacy, security or protection of Personal Information, and all regulations promulgated and guidance issued by any Governmental Authority thereunder, including but not limited to, as applicable, HIPAA, the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Privacy Act of 1974, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, state Social Security number protection Laws, state data breach notification Laws, and state consumer protection Laws, and (b) mandatory industry guidelines (whether statutory or non-statutory) or mandatory codes of practice issued by the relevant supervisory authority relating to data protection, privacy or security.
“Privacy Policies” has the meaning set forth in Section 3.17(a).
“Proposal” has the meaning set forth in Section 6.6.
“Protected Information” has the meaning set forth in Section 11.17(b).
“Provider” means any physician, physician or medical group, independent practice association, preferred provider organization, exclusive provider organization, specialist physician, dentist, optometrist, audiologist, pharmacy or pharmacist, radiologist or radiology center, laboratory, mental health professional, chiropractor, physical therapist, nurse, nurse practitioner, physician’s assistant, any hospital, skilled nursing facility, extended care facility, community health center, surgicenter, accountable care organization, other health care or services facility, durable medical equipment supplier, optician, home health agency, alcoholism or drug abuse center and any other specialty, ancillary or allied medical, health or wellness professional, facility or supplier that furnishes health care items or services.

“Purchase Price” means the Enterprise Value plus the Adjustment Amount. Set forth on Annex B is an illustrative calculation of the Purchase Price as of March 31, 2018.
“Purchase Price Allocations” has the meaning set forth in Section 2.8(b).
“Real Property Leases” means all leases, sub-leases and other occupancy Contracts (written or oral) pursuant to which any member of the Company Group or any of its Subsidiaries uses or occupies any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of any member of the Company Group or any of its Subsidiaries thereunder.
“Regulated Entities” means, collectively, Meridian Michigan and Meridian Illinois.
“Regulatory Termination Fee” has the meaning set forth in Section 8.3(a).
“Required Acquiror Consents” means the consents and notices described on Section 1.1(a) of the Company Disclosure Schedules.
“Required Company Consents” means the consents and notices described on Section 1.1(b) of the Company Disclosure Schedules.
“Required Information” means the following information with respect to the business, operations and financial conditions of the Company Group and its Subsidiaries, in each case which is Compliant: (a) all financial and related information reasonably requested in writing by Acquiror that is necessary to permit Acquiror to prepare a pro forma consolidated balance sheet and related pro forma financial statements in each case as required pursuant to paragraph 4 of Exhibit C to the Financing Commitment, and (b) the audited financial information and unaudited financial information required to be delivered pursuant to paragraph 3 of Exhibit C to the Financing Commitment and (c) such other financial and other pertinent information regarding the Company Group and its Subsidiaries (including information regarding the business, operations and financial projections thereof) as may be reasonably requested by Acquiror to assist in the preparation of a customary confidential information memorandum or other customary information and offering documents used in financings of the type contemplated by the Financing Commitment and any supplements thereto.
“Resolution Period” has the meaning set forth in Section 2.4(c)(iv).
“Responsible Party” has the meaning set forth in Section 9.6(a).
“Restraint” has the meaning set forth in Section 7.1(a).
“Restrictive Covenant Agreement” has the meaning set forth in the recitals to this Agreement.
“Restructuring” has the meaning set forth in Section 6.10(a).

“Reverse Termination Fee” has the meaning set forth in Section 8.3(b).
“Run-Out Period” means the period of time beginning on the Closing Date and ending at 12:01 a.m., New York City time, on the last day of the month that includes the three hundred sixty-fifth (365th) day following the Closing Date.
“SAP” means, as to any insurance company or health maintenance organization conducting an insurance business, the statutory accounting principles prescribed or permitted by Law or Governmental Authorities seated in the jurisdiction where such insurance company or health maintenance organization is domiciled and responsible for the regulation thereof, consistently applied.
“SAP Statements” has the meaning set forth in Section 3.23.
“Savings Plan” has the meaning set forth in Section 10.2(b).
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933.
“Seller” has the meaning set forth in the preamble to this Agreement.
“Seller Group” has the meaning set forth in Section 8.3(c).
“Seller Indemnified Persons” has the meaning set forth in Section 9.1(b).
“Seller Prepared Income Tax Returns” has the meaning set forth in Section 10.1(b).
“Slaughter Case” means the lawsuit styled Kim Slaughter et. al v. Caidan Management Company, LLC, Civil Action No. 1:17-CV-5846, U.S. District Court, Northern District of Illinois, Eastern Division.
“Software” means software of any type and in any form, including in source code or object code form, and including (a) data, databases, and collections of data, (b) software implementations of algorithms, methodologies, firmware, and application programming interfaces, (c) descriptions, specifications, and other work product used to design or develop any of the foregoing, and (d) documentation, including user documentation and training materials, files, and records relating to any of the foregoing.
“Statement of Capital and Surplus” means a combined statement of admitted assets, liabilities and capital and surplus of the Regulated Entities, as of the Adjustment Time, prepared in accordance with the Accounting Principles. Set forth on Annex B is an illustrative calculation of the Statement of Capital and Surplus as of March 31, 2018.
“Statutory Capital Adjustment” means an amount (which may be a positive or negative number) equal to the Closing Date Statutory Capital minus the Target Statutory Capital.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.
“Subsidiary” means, with respect to a Person, a corporation or other entity of which more than 50% of the (a) voting power of the equity securities or (b) equity interests is owned, directly or indirectly, by such Person.
“Target Net Working Capital” means $0.00.
“Target Statutory Capital” means $400,000,000.00.
“Tax” means all U.S. federal, state, provincial, municipal, local and foreign income, gross receipts, ad valorem, franchise, profits, windfall profits, value-added, goods and services, harmonized sales, sales or use, transfer, registration, excise, utility, environmental, real or personal property, capital stock, license, payroll, wage or other withholding, employment, unemployment, disability, social security (or similar), health insurance, premiums, government pension plan, severance, stamp, occupation, alternative or add-on minimum, estimated, escheat or unclaimed property, customs, duties or other taxes, levies, fees, penalties, assessments or other charges by any Governmental Authority of any kind whatsoever (excluding any liabilities, charges, fees, or assessments for services or goods provided, such as garbage, refuse, recycling, sewer, water, or utilities), whether disputed or not, together with all interest, penalties, fines, additions to tax or additional amounts imposed with respect thereto.
“Tax Contest” has the meaning set forth in Section 10.1(g).
“Tax Reduction” shall mean any Tax refund (including related interest received from the applicable Governmental Authority) or any Tax credit or deduction that results in a reduction in Taxes paid by Acquiror, the Company Group or any of their respective Affiliates.
“Tax Return” means any return, declaration, report, claim for refund, estimate, information, return or statement or other filing relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.
“Taxing Authority” means any Governmental Authority responsible for the administration, imposition or collection of any Tax.
“Termination Fee” has the meaning set forth in Section 8.3(b).
“Third Party” means any Person other than a party to this Agreement.
“Third Party Claim” has the meaning set forth in Section 9.6(a).
“Tier 1 Purchase Price Allocation” has the meaning set forth in Section 2.8(a).
“Tier 2 Purchase Price Allocation” has the meaning set forth in Section 2.8(b).
“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property Rights.”

“Transaction Documents” means, collectively, this Agreement, the Restrictive Covenant Agreement, the Guaranty, the Parent Guaranty and all other agreements, certificates and instruments contemplated by this Agreement.
“Transaction Expenses” means the aggregate amount of (a) any fees, expenses, commissions or similar amounts incurred, or that is subject to payment or reimbursement for services provided, actions taken or Contracts entered into, at or prior to the Closing by any member of the Company Group or any of its Subsidiaries in connection with this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby, including the fees and expenses of any experts, brokers, finders, consultants, accountants, auditors, lawyers, investment bankers or other advisors (including the fees and expenses of Foley & Lardner LLP, Bodman PLC and Credit Suisse Securities LLC), (b) any change of control, bonus, incentive, termination, severance, retention or other similar payments that become payable by any member of the Company Group or any of its Subsidiaries to any Person as a result of the transactions contemplated hereby and thereby, in each case of this clause (b), other than as a result of, in connection with or with respect to any action taken by Acquiror, together with any employer-paid portion of any employment and payroll taxes related thereto (including any amounts owing in respect of any employment or payroll taxes attributable to the vesting or settlement of Equity Equivalents or other similar instruments pursuant to this Agreement) and (c) premiums for “tail” insurance policies of the Company Group and its Subsidiaries entered into prior to the Closing (other than as contemplated by Section 6.8) (the “New Tail Policies”) in respect of insurance policies of the Company Group and its Subsidiaries in effect as of the date of this Agreement.
“Transaction Tax Deduction” means, without duplication, any item of deduction permitted to be made by any member of the Company Group or its Subsidiaries (or any entity that is a member of an Affiliated Group with any member of the Company Group or its Subsidiaries and that files Income Tax Returns reporting the activities of the Company Group) under applicable Law in accordance with a position that is at least “more likely than not” to be sustained by the relevant Taxing Authority relating to, or arising from (i) any and all costs and expenses paid by any member of the Company Group or any of its Subsidiaries or by Seller on or prior to the Closing Date in connection with the consummation of the transactions contemplated by this Agreement or the Transaction Documents, (ii) the payment of the Closing Date Transaction Expenses, and (iii) the payment of Closing Date Indebtedness (including any expense or loss recognized in connection with any unamortized capitalized expenses).
“Transfer Taxes” has the meaning set forth in Section 10.1(f).
“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.
“WARN Act” has the meaning set forth in Section 3.14(a).
1.2    Descriptive Headings; Interpretation. The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The word “or” shall not be exclusive. The word “extent” in the phrase “to the extent” shall mean to the degree to which a subject or other thing extends, and such phase shall not mean simply “if”. References to “written” or “in writing” include electronic form. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole (including any Section of the Company Disclosure Schedules, Annexes and Exhibits hereto) and not to any particular provision of this Agreement, and all Article, Section, Section of the Company Disclosure Schedules, Annex and Exhibit references are to this Agreement unless otherwise specified. Any capitalized terms used in any Section of the Company Disclosure Schedules, Annex or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement. The words “include,” “includes” and “including” will be deemed to be followed by the phrase “without limitation.” The words “property” and “assets” will be deemed to be followed by the words “tangible or intangible” unless otherwise noted. The meanings given to terms defined herein will be equally applicable to both the singular and plural forms of such terms. References herein to any Law shall be deemed to refer to such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part and in effect from time to time, and also to all rules and regulations promulgated thereunder. References herein to any document, agreement or other Contract shall mean such document, agreement or other Contract as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms. All references to “dollars” or “$” will be deemed references to the lawful money of the United States of America. Any reference in this Agreement to a “day” or a number of “days” (without explicit reference to “Business Day”) shall be interpreted as a reference to a calendar day or number of calendar days. Any reference in this Agreement to a “month” or a number of “months” shall be interpreted as a reference to a calendar month or number of calendar months. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice may be deferred until the next Business Day. The words “Seller has provided” or words of similar import with respect to any item provided or made available by Seller to Acquiror shall mean posted at least two (2) Business Days prior to the date of this Agreement in the virtual data room entitled “BlueBeard” located at http://merrillcorp.com (the “Data Room”). Any reference to an action to be taken by the Company Group shall mean Caidan Management, MeridianRx and Holdings acting together and any covenant or obligation of the Company Group shall be applicable to each member of the Company Group individually.
1.3    Knowledge. As used herein, the phrase (x) “to the Knowledge of Seller” means the actual knowledge, after reasonable inquiry, of Dr. David Cotton, Michael Cotton, Sean Cotton, Jon Cotton, Michael Stines, Matthew Agnone, Ray Pitera and Sean Kendall and (y) “to the Knowledge of Acquiror” means the actual knowledge, after reasonable inquiry, of Drew Asher and Anat Hakim.

ARTICLE II
Transactions; Closing
2.1    Restructuring; Purchase and Sale of Equity Interests.
(a)    Upon the terms and subject to the conditions of this Agreement, at or prior to the Closing, Seller and each member of the Company Group shall take, or shall cause their respective Affiliates to take, the actions set forth on Annex D on the terms and conditions set forth therein.

(b)    Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Acquiror will purchase, acquire and accept from Seller, and Seller will sell, assign, transfer, convey and deliver to Acquiror, the Equity Interests, free and clear of all Encumbrances and restrictions on transfer (other than restrictions on transfer under applicable securities Laws).
2.2    The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Foley & Lardner LLP, 500 Woodward Avenue, Suite 2700, Detroit, Michigan, at 10:00 a.m., Eastern time, on the first Business Day of the first month commencing after the later of the date on which (i) all of the conditions set forth in Article VII have been satisfied or waived (other than those conditions that by their nature only can be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) and (ii) the Marketing Period has ended (the later of the dates referenced in the foregoing clauses (i) or (ii), the “Condition Satisfaction Date”), and shall be deemed effective at 12:01 a.m., Eastern time, on the first day of such month, or, in each case, on such other date or at such other time and place as the parties mutually agree; provided, that if the first Business Day of the month commencing after the Condition Satisfaction Date is less than three (3) Business Days after (x) the date referenced in the foregoing clause (i), then the Closing shall occur on the first Business Day of the second month commencing after the Condition Satisfaction Date and shall be deemed effective at 12:01 a.m., Eastern time, on the first day of such month or (y) the date referenced in the foregoing clause (ii), then the Closing shall occur on the third Business Day following the Condition Satisfaction Date and shall be deemed effective at 12:01 a.m., Eastern time, on the first day of the month in which the Closing occurs; provided, further, that, except with respect to clause (y) of the foregoing provision, if such first Business Day of the applicable month is not the first day of such month, then the Closing shall occur on the last Business Day of the prior month and shall be deemed effective at 12:01 a.m., Eastern time, on the first day of the month following the month in which the Closing occurs. The parties hereto intend that the pre-Closing and Closing shall be effected, to the extent practicable, by conference call, the electronic delivery of documents and the prior physical exchange of certain other documents to be held in escrow by outside counsel to the recipient party pending authorization by the delivering party (or its outside counsel) of their release at the Closing. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.”
2.3    Deliveries at the Closing.
(a)    Deliveries by Seller. Upon the terms and subject to the conditions contained herein, at the Closing, Seller shall deliver to Acquiror the following:
(i)    Assignment Documents. With respect to the Equity Interests, evidence representing the transfer of the Equity Interests to Acquiror;
(ii)    Good Standing Certificates. Good standing certificates with respect to each member of the Company Group and each of its Subsidiaries from the state of its formation or incorporation, as applicable, and each state where it is qualified to conduct business, dated within ten (10) days prior to the Closing Date;

(iii)    Resignations. Resignations effective as of the Closing Date of each member of the Company Group’s and each of its Subsidiaries’ officers and directors (or equivalent member of a governing body) (in each case, in a form reasonably satisfactory to Acquiror and Seller);
(iv)    Payoff Letters; Releases. Duly executed payoff letters and other terminations, pay-offs or releases (in each case, in a form reasonably satisfactory to Acquiror and Seller and delivered to Acquiror for reasonable review and comment no later than five (5) Business Days prior to the anticipated Closing Date) evidencing the satisfaction in all outstanding Indebtedness of the Company Group and its Subsidiaries (other than Indebtedness amongst other members of the Company Group and its Subsidiaries (but excluding any entity that shall no longer be a Subsidiary of a member of the Company Group following the Closing)) and the release of all Encumbrances relating thereto (other than Permitted Encumbrances);
(v)    Tax Withholding Forms. (A) A properly completed and duly executed IRS Form W-9 from Seller and (B) a certification from Seller certifying that Seller is not a “foreign person” (within the meaning of Section 1445 of the Code), which affidavit shall be dated as of the Closing Date, signed under penalties of perjury and in form and substance in accordance with the provisions of Treasury Regulations Section 1.1445-2(b);
(vi)    Escrow Agreement. The Escrow Agreement duly executed by Seller;
(vii)    Closing Certificate. The certificate referred to in Section 7.2(d);
(viii)    Termination of Affiliate Obligations and Affiliate Agreements. Evidence of the termination of all Affiliate Obligations and Affiliate Agreements with no Liability to the Company or its Subsidiaries (in each case, in a form reasonably satisfactory to Acquiror);
(ix)    Other Documents. Such other documents, certificates or instruments as Acquiror may reasonably request in order to effect the transactions contemplated by this Agreement and the other Transaction Documents.
(b)    Deliveries by Acquiror. Upon the terms and subject to the conditions contained herein, at the Closing, Acquiror shall deliver to Seller the following:
(i)    Estimated Purchase Price. Payment of the Estimated Purchase Price in accordance with Section 2.4(a);
(ii)    Escrow Agreement. The Escrow Agreement duly executed by Acquiror and the Escrow Agent;
(iii)    Closing Certificate. The certificate referred to in Section 7.3(c); and

(iv)    Other Deliveries. Such other documents, certificates or instruments as Seller may reasonably request in order to effect the transactions contemplated by this Agreement and the other Transaction Documents.
2.4    Purchase Price.
(a)    Consideration. In consideration for the Equity Interests, Acquiror shall pay the Final Purchase Price in cash to Seller in accordance with this Agreement.
(b)    Closing Cash Payments. At the Closing, Acquiror shall pay, or shall cause to be paid, by wire transfer of immediately available funds, the Estimated Purchase Price as follows:
(i)    $125,000,000 (the “Indemnification Escrow Amount”), which amount shall be deposited into a segregated account established and maintained at The Bank of New York Mellon (the “Escrow Agent”) for credit toward the Indemnification Escrow Fund to be held and delivered by the Escrow Agent in accordance with the terms and provisions of this Agreement and the Escrow Agreement; and
(ii)    an aggregate amount equal to (A) the Estimated Purchase Price minus (B) the Indemnification Escrow Amount, which amount shall be deposited into one (1) or more accounts as designated by Seller by written notice to Acquiror not less than three (3) Business Days prior to the Closing Date.
(c)    Calculation of Final Purchase Price.
(i)    No later than five (5) Business Days prior to the Closing Date, Seller shall prepare and deliver to Acquiror an estimated Closing Date Balance Sheet (the “Estimated Closing Date Balance Sheet”) and Statement of Capital and Surplus (the “Estimated Statement of Capital and Surplus”) and a good faith calculation and estimate of: (A) the amount of Closing Date Cash on Hand (the “Estimated Cash on Hand”), (B) the Net Working Capital Adjustment (the “Estimated Net Working Capital Adjustment”), (C) the amount of Closing Date Indebtedness (the “Estimated Closing Date Indebtedness”), (D) the amount of Closing Date Transaction Expenses (the “Estimated Closing Date Transaction Expenses”), (E) the Statutory Capital Adjustment (the “Estimated Statutory Capital Adjustment”), (F) the Illinois Medicaid Adjustment Amount (the “Estimated Illinois Medicaid Adjustment Amount”), and (G) using the amounts referred to in clauses (A) through (F), the Estimated Purchase Price (collectively, the calculations and estimates set forth in clauses (A) through (G), the Estimated Closing Date Balance Sheet and the Estimated Statement of Capital and Surplus, the “Initial Closing Statements”). The Initial Closing Statements shall be prepared in accordance with the Accounting Principles and this Agreement and be accompanied by reasonable supporting detail. During the five (5) Business Days prior to the Closing, Seller and the Company Group shall provide Acquiror and its representatives with access to information that Acquiror reasonably requests relating to the Initial Closing Statements and Seller’s preparation thereof. Seller shall consider in good faith any changes Acquiror proposes to the Initial Closing Statements.

(ii)    As promptly as practicable, but no later than sixty (60) days following the end of the Run-Out Period, Acquiror shall deliver to Seller the Closing Date Balance Sheet and the Statement of Capital and Surplus and a good faith calculation of: (A) the amount of Closing Date Cash on Hand, (B) the Net Working Capital Adjustment, (C) the amount of Closing Date Indebtedness, (D) the amount of Closing Date Transaction Expenses, (E) the Statutory Capital Adjustment, (F) the Illinois Medicaid Adjustment Amount, and (G) using the amounts referred to in clauses (A) through (F), a proposed calculation of the Final Purchase Price (collectively, the calculations and estimates set forth in clauses (A) through (G), the Closing Date Balance Sheet and the Statement of Capital and Surplus, the “Preliminary Adjustment Statements”). The Preliminary Adjustment Statements shall be prepared in accordance with the Accounting Principles and this Agreement and be accompanied by reasonable supporting detail. For the avoidance of doubt, the Preliminary Adjustment Statements will be adjusted to take into account any items reflected thereon which items have been paid by the Seller from assets outside of the Company Group and its Subsidiaries after the Closing Date pursuant to Section 10.1(b) but prior to the determination of the Final Purchase Price, so as to avoid double-counting of such items.
(iii)    Acquiror shall not, and shall cause its Affiliates not to, take any action with respect to the accounting books, records, policies and procedures of the Company Group and its Subsidiaries that would obstruct or prevent the preparation or review of the Preliminary Adjustment Statements. Acquiror shall reasonably cooperate, and shall cause the Company Group and its Subsidiaries to reasonably cooperate, with Seller in the review of each of the Preliminary Adjustment Statements, including (A) providing Seller and its representatives with reasonable access during normal business hours and upon reasonable notice to the books, records (including work papers, schedules, memoranda and other documents), facilities and employees of the foregoing and (B) cooperating in all reasonable respects with Seller and its representatives, including the provision on a timely basis of all other information necessary in connection with the review of such Preliminary Adjustment Statements; subject to Access Limitations; provided, that the accountants of Acquiror shall not be obliged to make any work papers available to Seller except in accordance with such accountants’ normal disclosure procedures and then only after Seller has signed a customary agreement relating to such access to work papers and confidentiality in form and substance reasonably acceptable to such accountants.
(iv)    If Seller disagrees with any of the items included in the Preliminary Adjustment Statements, then Seller may, within the sixty (60) day period immediately following Seller’s receipt of the Preliminary Adjustment Statements, deliver a written notice of the specific item in disagreement to Acquiror (a “Notice of Disagreement”). Each disagreement contained in a Notice of Disagreement will specify in reasonable detail the nature and amount of such Disputed Item, as well as a reasonable basis therefor and relevant supporting documentation and calculations (each specific item in disagreement meeting the requirements of this Section 2.4(c)(iv) and included in a timely Notice of Disagreement, a “Disputed Item”), and any other items and amounts that are not Disputed Items, and the calculation thereof, set forth in the Preliminary Adjustment Statements shall be final and binding on the parties. If Seller does not deliver a timely Notice of Disagreement meeting the requirements of this Section 2.4(c)(iv), then the Preliminary Adjustment Statements delivered by Acquiror pursuant to Section 2.4(c)(ii) above shall be final and binding on the parties and deemed to set forth the Final Purchase Price. If Seller delivers a timely Notice of Disagreement meeting the requirements of this Section 2.4(c)(iv), then, during the thirty (30) day period following delivery of such Notice of Disagreement (the “Resolution Period”), Acquiror and Seller shall seek in good faith to resolve the Disputed Item(s). During the Resolution Period, Seller shall reasonably cooperate with Acquiror in its review of Notice of Disagreement, including (A) provide Acquiror and its representatives with reasonable access during normal business hours and upon reasonable notice to the books, records (including work papers, schedules, memoranda and other documents), facilities and employees of the foregoing and (B) cooperate in all reasonable respects with Acquiror and its representatives, including the provision on a timely basis of all other information necessary in connection with the review of such Notice of Disagreement, subject to Access Limitations; provided that the accountants of Seller shall not be obliged to make any work papers available to Acquiror except in accordance with such accountants’ normal disclosure procedures and then only after Acquiror has signed a customary agreement relating to such access to work papers and confidentiality in form and substance reasonably acceptable to such accountants.
(v)    If, at the end of the Resolution Period, Acquiror and Seller have not resolved each Disputed Item, then either Acquiror or Seller may cause each unresolved Disputed Item to be submitted to Ernst & Young LLP (it being agreed a separate group that does not provide services to Acquiror or Seller will be dedicated to resolving any Disputed Item) or, if Ernst & Young LLP is unwilling or unable to serve, a nationally-recognized accounting firm mutually agreed to by Seller and Acquiror (the “Accounting Firm”), for review and resolution. The Accounting Firm shall, and Acquiror and Seller shall cause the Accounting Firm to, (A) act as an expert and not an arbitrator, (B) make a final determination based solely on the applicable provisions of this Agreement (and not by independent review), including application of the Accounting Principles, (C) base its decision on a single presentation submitted in writing by each of Acquiror and Seller and on one (1) written response to each such presentation (unless the Accounting Firm requests an additional response from either Acquiror or Seller), and not on independent investigation, and (D) with respect to each unresolved Disputed Item, render a determination within the ranges of values claimed by each of Acquiror and Seller (which shall not be greater than or less than the values set forth in the Preliminary Adjustment Statements or the Notice of Disagreement, as applicable). Each of Seller and Acquiror shall use commercially reasonable efforts to cause the Accounting Firm to render a final determination as to each Disputed Item within thirty (30) days following the engagement of the Accounting Firm. During such thirty (30) day period, each of Acquiror and Seller shall provide the Accounting Firm with reasonable access to information relating to any Disputed Item, subject to Access Limitations. The fees and expenses of the Accounting Firm shall be borne by Seller, on the one hand, and Acquiror, on the other hand, in the same proportion that the aggregate amount of the Disputed Items unsuccessfully disputed by each (as finally determined by the Accounting Firm) bears to the aggregate amount of the Disputed Items submitted to the Accounting Firm for review and resolution.
(vi)    The final determination as to each Disputed Item as determined by the Accounting Firm shall be final and binding on the parties hereto, absent a showing of a mathematical error by the Accounting Firm or fraud or willful misconduct. The Purchase Price as finally determined pursuant to this Section 2.4(c) shall be referred to herein as the “Final Purchase Price”.
(d)    Adjustment to Estimated Purchase Price.
(i)    If the Final Purchase Price is greater than the Estimated Purchase Price, then Acquiror shall pay, or cause to be paid, an aggregate amount equal to such excess within five (5) Business Days of the final determination of such amount, by wire transfer of immediately available funds to one (1) or more accounts as designated in writing by Seller.
(ii)    If the Final Purchase Price is less than the Estimated Purchase Price, then (1) Acquiror and Seller shall deliver joint written instructions, instructing the Escrow Agent to pay an amount equal to such shortfall to Acquiror from the Indemnification Escrow Fund in accordance with this Agreement and the Escrow Agreement and (2) Seller shall pay, or cause to be paid, such shortfall amount within five (5) Business Days from the date of the joint written instructions by wire transfer of immediately available funds to the Escrow Agent for credit toward the Indemnification Escrow Fund; provided, that if the amount of such shortfall exceeds the then-remaining balance of the Indemnification Escrow Fund, then Seller shall pay, or cause to be paid, such shortfall amount within five (5) Business Days of the final determination of such amount, by wire transfer of immediately available funds to one (1) or more accounts as designated in writing by Acquiror.
2.5    Escrow. At the Closing, Seller, Acquiror and the Escrow Agent shall enter into an Escrow Agreement, substantially in the form attached hereto as Annex C (the “Escrow Agreement”), pursuant to which the Indemnification Escrow Amount shall be deposited into an escrow account with the Escrow Agent for the purpose of funding Seller’s obligations pursuant to Section 2.4(d) and Article IX hereof (such amount held by the Escrow Agent pursuant to the Escrow Agreement, the “Indemnification Escrow Fund”). Pursuant to the terms of the Escrow Agreement, all funds remaining in the Indemnification Escrow Fund, net of (i) any shortfall amount that has not been paid by Seller pursuant to Section 2.4(d)(ii)(B)(2) and (ii) funds equal to the amount of pending claims asserted prior to the Escrow Release Date, shall be released by the Escrow Agent for distribution to Seller no later than five (5) Business Days following the Escrow Release Date pursuant to joint written instructions, instructing the Escrow Agent to release such amount in the Indemnification Escrow Fund, and as each pending claim is finally determined, the excess amount of the corresponding reserve over the amount of the resolved claim shall be released by the Escrow Agent for distribution to Seller pursuant to joint written instructions, instructing the Escrow Agent to release such excess funds. Acquiror shall pay the fees of the Escrow Agent under the Escrow Agreement.
2.6    Withholding. Acquiror, the Company Group and the Escrow Agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount otherwise payable with respect to this Agreement (including any amounts payable pursuant to the Escrow Agreement) such amounts as are required to be deducted and withheld therefrom or with respect thereto under the Code or other applicable Law. To the extent that amounts are so deducted and withheld, such amounts (a) shall be timely remitted to the applicable Taxing Authority and (b) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Acquiror, the Company Group, or the Escrow Agent, as applicable, shall timely furnish copies of all required Tax Returns (or the relevant sections thereof) reporting such withheld amounts. Acquiror, the Company Group, or the Escrow Agent, as applicable, agree to use commercially reasonable efforts to notify the Person with respect to such deduction and withholding is to be made (other than in respect of any compensatory withholding or withholding required as a result of Seller’s failure to comply with Section 2.3(a)(v) hereof) at least three (3) Business Days in advance of any withholding and agree to reasonably cooperate with Seller, at its request and expense, to minimize any required withholding.

2.7    Treatment. For the avoidance of doubt, all payments made under Sections 2.4 and 2.5 shall constitute an adjustment to the Final Purchase Price, except as otherwise required by applicable Law.
2.8    Purchase Price Apportionment and Allocation.
(a)    The Purchase Price shall be allocated among the Company Group for all Tax purposes in accordance with the percentages set forth on Exhibit 2.9 attached hereto (the “Tier 1 Purchase Price Allocation”).
(b)    Within one hundred twenty (120) days after the Closing Date, Acquiror shall deliver to Seller an allocation of the Purchase Price and other relevant items attributable to the purchase and sale of Caidan Management and MeridianRx pursuant to the Tier 1 Purchase Price Allocation among the assets of Caidan Management and MeridianRx, respectively, for all Tax purposes (the “Tier 2 Purchase Price Allocation” and together with the Tier 1 Purchase Price Allocation, the “Purchase Price Allocations”). The Tier 2 Purchase Price Allocation shall be prepared in a manner consistent with Section 1060 of the Code and in accordance with the procedures and principles set forth on Annex E. In the event of any dispute with respect to the Tier 2 Purchase Price Allocation, the parties shall work together in good faith to reach agreement on the disputed items or amounts. If the parties are unable to reach such agreement, the disputed items shall be resolved by the Accounting Firm in accordance with the procedures set forth in Section 2.4(c)(v). The parties agree to (A) be bound by the Purchase Price Allocations as finally determined hereunder, (B) act in accordance with the Purchase Price Allocations in connection with the preparation, filing, and audit of any Tax Return (including, without limitation, in the filing of IRS Form 8594 and any other corresponding Tax forms) and (C) take no position inconsistent with the Purchase Price Allocations for any Tax purpose (including in any Tax Contest) except as required pursuant to final determination as defined in Section 1313 of the Code.

ARTICLE III Representations and Warranties Regarding the Company Group
Except as set forth in the Company Disclosure Schedules, Seller and each member of the Company Group make to Acquiror the representations and warranties contained in this Article III as of the date hereof and as of the Closing:
3.1    Organization; Good Standing.
(a)    Each member of the Company Group is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation or organization. Each member of the Company Group is licensed or qualified to conduct its business, and is in good standing, in each jurisdiction where such licensing or qualification is material to the business it is conducting or the operation, ownership or leasing of its properties, except where the failure to be so licensed, qualified or in good standing has not been or would not reasonably be expected to be, individually or in the aggregate, material to the Company Group and its Subsidiaries, taken as a whole. Each member of the Company Group has all requisite corporate or limited liability company power and authority to (i) own and operate its properties and assets, and carry on its business, in all material respects as presently owned, operated and conducted and (ii) execute and deliver this Agreement and the other Transaction Documents to be executed and delivered by it pursuant hereto and to carry out the transactions contemplated hereby and thereby.
(b)    Each Subsidiary of the Company Group is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation or organization. Each Subsidiary of the Company Group is licensed or qualified to conduct its business, and is in good standing, in each jurisdiction where such licensing or qualification is material to the business it is conducting or the operation, ownership or leasing of its properties, except where the failure to be so licensed, qualified or in good standing has not been or would not reasonably be expected to be, individually or in the aggregate, material to the Company Group and its Subsidiaries, taken as a whole. Each Subsidiary of the Company Group has all requisite corporate or limited liability company power and authority to own and operate its properties and assets, and carry on its business, in all material respects as presently owned, operated and conducted.
(c)    Seller has made available to Acquiror true, complete and correct copies of the certificate of formation, operating agreement, certificate of incorporation and bylaws (or other comparable organizational documents) of each member of the Company Group and each of its Subsidiaries, each as amended and in effect as of the date of this Agreement.
(d)    Section 3.1(d) of the Company Disclosure Schedules sets forth (i) the jurisdiction of organization or formation and (ii) the names of the officers and directors (or managers) of each member of the Company Group and its Subsidiaries as of the date of this Agreement.
3.2    Capitalization of the Company Group. The Equity Interests constitute all of the issued and outstanding capital stock, membership interests or other equity interests of the Company Group and are duly authorized, validly issued, fully-paid and non-assessable. The Equity Interests are held beneficially and of record by Seller as set forth on Section 3.2 of the Company Disclosure Schedules, free and clear of any Encumbrances and restrictions on transfer (other than restrictions on transfer under applicable securities Laws), were issued, sold and delivered in material compliance with all applicable Laws governing the issuance of securities and were not issued in violation of (or subject to) any preemptive rights, rights of first refusal or offer, or other similar rights. As of the date of this Agreement, there are no declared or accrued but unpaid dividends with respect to any of the Equity Interests. Except for the Equity Interests, no member of the Company Group has any outstanding Equity Equivalents. There are no (a) outstanding obligations of any member of the Company Group (contingent or otherwise) to repurchase or otherwise acquire or retire any Equity Interests or (b) voting trusts, proxies or other similar agreements with respect to the voting or transfer of any Equity Interests.
3.3    Capitalization of Subsidiaries of the Company Group. Section 3.3 of the Company Disclosure Schedules sets forth the name and jurisdiction of organization or formation of each Subsidiary of the Company Group. Except for such Subsidiaries, no member of the Company Group owns or controls, directly or indirectly, any Equity Equivalents. The issued and outstanding Equity Equivalents of each Subsidiary of the Company Group are set forth on Section 3.3 of the Company Disclosure Schedules, all of which are duly authorized, validly issued, fully-paid and non-assessable and are held beneficially and of record by the Company Group or its Subsidiaries as set forth on Section 3.3 of the Company Disclosure Schedules, free and clear of any Encumbrances or restrictions on transfer (other than restrictions on transfer under applicable securities Laws), were issued, sold and delivered in compliance in all material respects with all applicable Laws governing the issuance of securities and were not issued in violation of (or subject to) any preemptive rights, rights of first refusal or offer, or other similar rights. No Subsidiary of the Company Group has any other outstanding Equity Equivalents. There are no (a) outstanding obligations of any Subsidiary of the Company Group to repurchase or otherwise acquire or retire any Equity Equivalents of such Subsidiary or (b) voting trusts, proxies or other similar agreements with respect to the voting or transfer of any Equity Equivalents of such Subsidiary.
3.4    Due Authorization; Enforceability.
(a)    The execution, delivery and performance of this Agreement by each member of the Company Group and the other Transaction Documents to be executed and delivered by each member of the Company Group party thereto and the consummation of the transactions contemplated by this Agreement and such other Transaction Documents by the applicable members of the Company Group has been duly authorized by the applicable members of the Company Group. No other corporate or limited liability company action on the part of any member of the Company Group is necessary to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents to be executed and delivered by such member of the Company Group pursuant hereto or the consummation of the transactions contemplated by this Agreement and such other Transaction Documents. Each Transaction Document to which any member of the Company Group is a party has been, or will be upon execution thereof, duly and validly executed and delivered by such member of the Company Group and constitutes, or upon its execution and delivery will constitute (in each case, assuming due execution and delivery by each other party thereto), a valid and legally binding obligation of such member of the Company Group, enforceable against such member of the Company Group in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in an Action at law or in equity).
(b)    No filing with or notice to, and no permit, authorization, registration, consent or approval of, any Governmental Authority is required on the part of any member of the Company Group or any of its Subsidiaries for the execution, delivery and performance by such member of the Company Group or any of its Subsidiaries of this Agreement and the other Transaction Documents to which it is a party or the consummation of the transactions contemplated by this Agreement and such other Transaction Documents, except (i) compliance with the HSR Act, (ii) compliance with the notice requirements of the CMS applicable to the transactions contemplated by this Agreement (the “CMS Notice Requirements”), (iii) the Required Company Consents and (iv) any such filings, notices, permits, authorizations, registrations, consents or approvals, the failure to make or obtain has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(c)    None of the execution, delivery or performance by any member of the Company Group of this Agreement and the other Transaction Documents to which it is a party nor the consummation of the transactions contemplated by this Agreement and such other Transaction

Documents will (i)  result in a breach, violation or infringement of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation of any Encumbrance (except for a Permitted Encumbrance), (iv) give any Third Party the right to modify, cancel, terminate, suspend, revoke or accelerate or increase any obligation under, or (v) give rise to a loss of benefit under, in each case of clauses (i) through (v), (A) the certificate of incorporation or bylaws (or other comparable organizational documents) of such member of the Company Group or any of its Subsidiaries, (B) any Law or Order to which such member of the Company Group or any of its Subsidiaries or any of their respective properties or assets is subject or bound or (C) any Material Contract, any Real Property Lease or any material License to which any member of the Company Group or any of its Subsidiaries is a party or by which any of their respective properties, rights or assets is subject or bound, except in the case of each of clauses (B) and (C), for breaches, violations, infringements, defaults, Encumbrances, modifications, cancellations, terminations, suspensions, revocations, accelerations, increases, losses or other rights that have not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
3.5    Financial Statements.
(a)    Section 3.5 of the Company Disclosure Schedules sets forth true, complete and correct copies of (i) the audited consolidated balance sheets, statements of operations, statements of comprehensive income, statements of stockholders’ equity and statements of cash flows of Seller and its Subsidiaries as of December 31, 2017, December 31, 2016 and December 31, 2015, and for the years then ended, respectively (the balance sheets as of December 31, 2017, the “Most Recent Audited Balance Sheet”), (ii) the unaudited consolidated balance sheet, statement of operations, statement of income, statement of stockholders’ equity and statement of cash flows of Seller and its Subsidiaries as of March 31, 2018 (the “Most Recent Balance Sheet”) and for the three (3)-month period then ended (such balance sheets and statements in clauses (i) and (ii) above are referred to collectively as the “GAAP Financial Statements”), (iii) the audited balance sheets, statement of operations, statement of members’ equity and statement of cash flows of Caidan Management and MeridianRx as of December 31, 2017, December 31, 2016 and December 31, 2015, and for the years then ended, respectively (the statements of each member of the Company Group in this clause (iii), the “Company Group Statements”) and (iv) the audited statements of admitted assets, liabilities, and capital and surplus, revenue and expenses, changes in capital and surplus, and cash flows of each of Meridian Michigan and Meridian Illinois as of December 31, 2017, December 31, 2016 and December 31, 2015, and for the years then ended, respectively (the statements of each of Meridian Michigan and Meridian Illinois as of December 31, 2017, the “Most Recent Audited Statutory Statements”, and such statements in clause (iv) above are referred to collectively as the “Audited Statutory Financial Statements”, and together with the GAAP Financial Statements and the Company Group Statements, collectively, the “Pre-Signing Financial Statements”). Each of the Pre-Signing Financial Statements fairly presents, in all material respects, the financial condition and results of operations of Seller and its Subsidiaries, Caidan Management, Holdings, MeridianRx, Meridian Michigan and Meridian Illinois, as applicable, as of the dates indicated, and has been prepared in accordance with GAAP and SAP, as applicable (except that unaudited interim financial statements are subject to year-end adjustments and do not include footnote disclosure).

(b)    Section 6.12 contemplates the delivery of the Audited Financial Statements and the Additional Financial Statements. On the Closing Date, the Audited Financial Statements and any Additional Financial Statements will fairly present, in all material respects, the financial condition and results of operations of the Company Group and its Subsidiaries as of the dates indicated, and will have been prepared in accordance with GAAP and Regulation S-X (except that unaudited interim financial statements are subject to normal and recurring year-end adjustments and do not include footnote disclosure).
(c)    Seller and each member of the Company Group and each of its Subsidiaries have established and, since January 1, 2015, have adhered to a system of internal accounting controls that are designed to provide reasonable assurance regarding the reliability of financial reporting. Since January 1, 2015, (i) the Company Group’s auditors have not identified to the Seller or any member of the Company Group a significant deficiency or material weakness related to internal controls of any member of the Company Group or its Subsidiaries pursuant to such auditor’s reporting responsibility under the NAIC Model Audit Rule or any fraud, and (ii) to the Knowledge of Seller, there has not been any claim or allegation regarding any fraud, in the case of each of clauses (i) and (ii), that involves any of the management or other employees of Seller or any member of the Company Group or any of its Subsidiaries, in each case, who have a role in the preparation of financial statements or the internal accounting controls used by Seller, any member of the Company Group or any of its Subsidiaries, as applicable.
3.6    Undisclosed Liabilities. (a) No member of the Company Group nor any of its Subsidiaries has any Liability that would be required to be disclosed, reflected or reserved against in the Pre-Signing Financial Statements (or notes thereto) in accordance with GAAP or SAP, as applicable, except for (i) Liabilities set forth on the Most Recent Audited Balance Sheet (or notes thereto) or the Most Recent Audited Statutory Statements, as applicable, (ii) Liabilities that have arisen after the date of the Most Recent Audited Balance Sheet in the ordinary course of business consistent with past practice or (iii) Liabilities that are not material to the Company Group and its Subsidiaries, taken as a whole, and (b) no member of the Company Group nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off‑balance sheet partnership or any similar Contract relating to any transaction or relationship between or among such member of the Company Group or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose Person, on the other hand, or any “off‑balance sheet arrangement” (as defined in Item 303(a) of Regulation S‑K promulgated by the SEC).
3.7    Absence of Certain Developments. Since the date of the Most Recent Balance Sheet until the date of this Agreement, (a) there has occurred no effect, change, event, occurrence, state of facts, circumstance or development that has had, or would reasonably be expected to have, a Material Adverse Effect, and (b) each member of the Company Group and each of its Subsidiaries has (i) conducted its business in the ordinary course of business consistent with past practice and (ii) not taken or agreed to take any action that would be prohibited by Sections 6.1(b)(ii) (new lines of business), 6.1(b)(vi) (acquisitions), 6.1(b)(vii) (mergers and joint ventures), 6.1(b)(ix) (dispositions), 6.1(b)(xi) (indebtedness and guarantees), 6.1(b)(xii) (dissolutions), 6.1(b)(xiii) (compensation and benefits) or 6.1(b)(xvii) (tax elections).

3.8    Assets; Sufficiency.
(a)    As of the date of this Agreement, each member of the Company Group and each of its Subsidiaries has, and after giving effect to the Restructuring, each member of the Company Group and each of its Subsidiaries will continue to have, good and valid title to, a valid leasehold interest in, or a valid license to use all properties and assets shown on the Most Recent Balance Sheet or acquired thereafter, free and clear of all Encumbrances other than any Permitted Encumbrances, except for those properties and assets consumed, transferred or otherwise disposed of in the ordinary course of business since the date of the Most Recent Balance Sheet.
(b)    As of the date of this Agreement, and after giving effect to the Restructuring, all of the assets, Contracts, rights and properties used or held for use by the Company Group and its Subsidiaries constitute all of the assets, Contracts, rights and properties that are necessary for the conduct of the business of the Company Group and its Subsidiaries as presently conducted.
3.9    Litigation. Since July 1, 2015, (a) there have been no pending Actions (other than investigations or audits), to the Knowledge of Seller, no pending investigations or audits or, to the Knowledge of Seller, no Actions threatened against any member of the Company Group or any of its Subsidiaries or against any of their respective directors, managers, officers or employees (in each case, in their capacity as such), other than (i) Actions that have not been or would not reasonably be expected to be, individually or in the aggregate, material or (ii) Actions that would not reasonably be expected to (x) prevent, hinder or materially delay any of the transactions contemplated by this Agreement or (y) materially impair the ability of any member of the Company Group to perform its obligations under this Agreement and the other Transaction Documents to which it is a party, and (b) there have been no outstanding material Orders to which any member of the Company Group or any of its Subsidiaries is a party or to which any member of the Company Group or any of its Subsidiaries or their respective properties or assets is bound.
3.10    Contracts; No Defaults.
(a)    Section 3.10(a) of the Company Disclosure Schedules sets forth a list (by each applicable subsection referenced below in this Section 3.10(a)) of all of the following Contracts to which any member of the Company Group or any of its Subsidiaries is a party to or by which any of them or their respective properties or assets is bound, in each case, as of the date of this Agreement:
(i)    any Contract providing for (A) payment by any Third Party to any member of the Company Group or any of its Subsidiaries in excess of $500,000 annually on account of products or services rendered by any member of the Company Group or any of its Subsidiaries or (B) the purchase of products or services by any member of the Company Group or any of its Subsidiaries from any Third Party in excess of $500,000 annually (other than Off-The-Shelf Software Licenses);
(ii)    any Contract that requires any member of the Company Group or any of its Subsidiaries to make capital expenditures in excess of $250,000 annually;

(iii)    any Contract establishing any joint venture, strategic alliance, partnership, sharing of profit arrangement, minority equity investment or other similar arrangement;
(iv)    any Contract for the employment or service of any officer, employee, director, service provider or other Person, in each case that is an individual (i.e. natural person) providing for (A) fixed or variable compensation in the aggregate in excess of $250,000 annually, (B) the payment of any severance, retention, change in control or similar payments (other than any Contract the payments under which have already been paid in full) or (C) commission based arrangements;
(v)    other than any Payor Contract, all (A) material Contracts with CMS or other Governmental Authority relating to a federal or state Health Care Program and (B) settlement agreements and corporate integrity agreements with CMS or any federal or state Health Care Programs;
(vi)    any Contract (A) for the administration or management of pharmacy benefits and (B) with a pharmacy or pharmacy company;
(vii)    any Contract with any Governmental Authority (other than those identified in Section 3.10(d) or any Payor Contracts);
(viii)    any Contract involving shared risk arrangements with an insurer or reinsurer, including reinsurance, coinsurance or retrocession treaties and agreements with Third Parties;
(ix)    any Contract (A) evidencing Indebtedness or any Encumbrance (other than a Permitted Encumbrance) on any material asset or (B) under which any member of the Company Group or any of its Subsidiaries has extended credit to any Person (including any loan or advance);
(x)    any Contract under which any member of the Company Group or any of its Subsidiaries leases any personal property to or from any Third Party that involves aggregate annual rental payments exceeding $250,000;
(xi)    any collective bargaining agreement or other similar Contract with any labor union or works council (each, a “CBA”);
(xii)    any Contract (A) licensing Intellectual Property Rights to or from a Third Party (B) relating to the ownership, development, acquisition, transfer or escrow of Intellectual Property Rights, or (C) governing or limiting the use of any Intellectual Property Rights (including concurrent use, co-existence or consent to use agreements) (collectively, “IP Agreements”), in each case other than Off-The-Shelf Software Licenses; provided, that Off-The-Shelf Software Licenses that require payments by any member of the Company Group or any of its Subsidiaries in excess of $250,000 annually shall constitute Material Contracts;
(xiii)    any Contract (A) not to (or otherwise restricting or limiting the ability of any member of the Company Group or any of its Affiliates to) compete in any line of business or geographic area, (B) to materially restrict the ability of any member of the Company Group or any of its Affiliates to conduct business in any geographic area, (C) containing “most favored nation” pricing provisions from any member of the Company Group or any of its Subsidiaries with any Third Party or provisions restricting any member of the Company Group or any of its Affiliates from contracting or establishing prices for health care or other services, to sell products directly or indirectly through third parties or (D) granting exclusive rights, rights of first refusal, rights of first negotiation or offer or similar rights to any Third Party;
(xiv)    any settlement, conciliation or similar agreement entered into since January 1, 2015 or under which there are continuing payment obligations on the part of any member of the Company Group or any of its Subsidiaries (other than those contemplated by Section 3.10(a)(v)(B));
(xv)    any Contract entered into since January 1, 2015 for the disposition of any portion of the assets or business of any member of the Company Group or any of its Subsidiaries (other than sales of obsolete assets in the ordinary course of business consistent with past practice) or for the acquisition by any member of the Company Group or any of its Subsidiaries of the assets or business of any other Person (other than purchases of products in the ordinary course of business consistent with past practice);
(xvi)    any Contract between or among any member of the Company Group or any of its Subsidiaries, on the one hand, and Seller or its Affiliates (other than any member of the Company Group or any of its Subsidiaries), on the other hand, or any Contract between any member of the Company Group or any of its Subsidiaries, on the one hand, and any current officer, director, manager or employee of any member of the Company Group or any of its Subsidiaries (other than employment and employment-related contracts made in the ordinary course of business consistent with past practice and contracts that have been fully performed), on the other hand;
(xvii)    any Contract (or group of related Contracts), the performance of which requires payments to or from any member of the Company Group or any of its Subsidiaries in excess of $500,000 annually that is not terminable without penalty upon (90) days prior written notice or less than ninety (90) days prior written notice by such member of the Company Group or its applicable Subsidiary; and
(xviii)    any Contract with any licensed producer or broker relating to the sale of any health plans offered by any member of the Company Group or any of its Subsidiaries;
(xix)    each third party administrator Contract; and
(xx)    any binding commitment to enter into any of the foregoing.
(b)    Each of the Contracts required to be set forth on Section 3.10(a) of the Company Disclosure Schedules (collectively, the “Material Contracts”) is in full force and effect and constitutes a valid and binding obligation of the respective member of the Company Group and its Subsidiaries a party thereto and, to the Knowledge of Seller, the other parties thereto. The member of the Company Group and its Subsidiaries that is a party thereto and, to the Knowledge of Seller, the other party thereto is in compliance in all material respects with the applicable Material Contract and no member of the Company Group nor any of its Subsidiaries that is a party thereto is or, to the Knowledge of Seller, the other party thereto is not, in breach of or default in any material respect under any Material Contract. As of the date of this Agreement, no member of the Company Group nor any of its Subsidiaries has received written notice of a pending intention by a counterparty to a Material Contract of an intention to terminate such Contract or materially amend the terms of such Contract, other than in the ordinary course of business consistent with past practice. Seller has provided (A) a true, complete and correct copy of each written Material Contract, together with all amendments thereto, and (B) a true, complete and correct description of the material terms and conditions of each oral Material Contract.
(c)    No Provider who or which is a “physician” or “physician group” (as such terms are defined at 42 C.F.R. § 417.479 et. seq.) is placed at “substantial financial risk” (as also defined by such regulations) as a result of any Contract between any member of the Company Group and such Provider.
(d)    Section 3.10(d) of the Company Disclosure Schedule sets forth the following Providers: (i) the top twenty (20) hospitals, (ii) the top twenty (20) primary care physician and physician groups, (iv) the top five (5) pharmacies or pharmacy companies, and (iv) the top twenty (20) specialist or ancillary Providers, in each case of clauses (i) through (iv), by state, that have received the greatest amount of payments from the Company Group or any of its Subsidiaries relative to the Medicaid, Integrated Duals or Medicare Advantage business for 2017 calendar years. Section 3.10(d) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, all pending cancellation, termination or nonrenewal notices furnished to any member of the Company Group or any of its Subsidiaries by any such Provider to the Knowledge of Seller.
3.11    Taxes.
(a)    Seller and each member of the Company Group and each of its Subsidiaries has duly and timely filed all Income Tax Returns and other material Tax Returns required to be filed by or with respect to it under applicable Laws, and all such Tax Returns are true, complete and correct in all material respects and have been prepared in substantial compliance with all applicable Laws.
(b)    Seller and each member of the Company Group and each of its Subsidiaries has timely paid all Taxes, including all installments on account of Taxes for the current year, due and owing by it (whether or not shown as due on any Tax Return), has timely withheld or deducted and paid over to the appropriate Taxing Authority all material Taxes which it is required to withhold or deduct from amounts paid or owing or deemed paid or owing or benefits given to any employee, stockholder, creditor or other Third Party and has complied with all material related information reporting obligations.
(c)    No member of the Company Group, any of its Subsidiaries nor Seller has consented to any extension of time with respect to which any Taxes may be assessed or collected (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business) which waiver or extension of time is currently outstanding.

(d)    No Tax audits or assessments or administrative or judicial Actions with respect to Taxes are pending or are threatened in writing with respect to any member of the Company Group or any of its Subsidiaries, and to the Knowledge of Seller there are no matters under discussion, audit or appeal with any Taxing Authority with respect to Taxes of any member of the Company Group or any of its Subsidiaries.
(e)    There are no Encumbrances on any of the assets of any member of the Company Group nor of any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.
(f)    No claim has been made by a Taxing Authority in a jurisdiction where any member of the Company Group or any of its Subsidiaries does not file Tax Returns that any member of the Company Group or any of its Subsidiaries is or may be subject to taxation by that jurisdiction, which claim has not been resolved.
(g)    No member of the Company Group nor any of its Subsidiaries (i) has been a member of an Affiliated Group (other than an Affiliated Group that such entity is currently a member of and of which another member of the Company Group is the common parent), (ii) has any Liability for the Taxes of any Person other than itself under Section 1.1502‑6 of the Treasury Regulations (or any similar provision of U.S. state or local or non-U.S. Law), as a transferee or successor, or by Contract (other than Contracts where the inclusion of a Tax indemnification or allocation provision is customary or incidental to an agreement a primary purpose of which is not Tax sharing or indemnification), or (iii) is party to or bound by or has any obligations under any Tax allocation, Tax sharing, Tax indemnification or other similar Contract (other than Contract where the inclusion of a Tax indemnification or allocation provision is customary or incidental to an agreement a primary purpose of which is not Tax sharing or indemnification).
(h)    Within the past three years, no member of the Company Group nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.
(i)    No member of the Company Group, any of its Subsidiaries nor Seller has engaged in any “listed transaction” within the meaning of Sections 6111 and 6112 of the Code or any similar provisions of U.S. state or local or non-U.S. Law.
(j)    No member of the Company Group, any of its Subsidiaries nor Seller has requested or received a written ruling from any Taxing Authority or signed any binding agreement with any Taxing Authority which governs such party in Tax periods ending after the Closing Date.
(k)    No member of the Company Group, any of its Subsidiaries nor Seller will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in (or improper use of) any method of accounting for a Pre-Closing Tax Period, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed on or prior to the Closing Date, (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the

Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount received on or prior to the Closing Date or (vi) election under Section 108(i) of the Code (or any corresponding provision of state, local or non-U.S. Law).
(l)    No member of the Company Group is a “U.S. real property holding corporation” within the meaning of Section 897 of the Code as of the date of this Agreement, or will be within the applicable period specified in Section 897(c)(1)(A)(ii)(II) of the Code ending on the Closing Date.
(m)    Section 3.11(j) of the Company Disclosure Schedules sets forth a list of the entity classification of Seller, each member of the Company Group and each of its Subsidiaries for U.S. federal income tax purposes, and, unless otherwise noted on Section 3.11(j) of the Company Disclosure Schedules, each entity has had such classification at all times since its incorporation or formation, as applicable, and has never elected to be treated otherwise. Seller has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code at all times since its formation.
3.12    Intellectual Property.
(a)    Section 3.12(a) of the Company Disclosure Schedules includes: (i) a true, complete and correct list of all Intellectual Property Registrations that are owned by or filed in the name of any member of the Company Group or any of its Subsidiaries and (ii) a description of all material unregistered Intellectual Property Rights owned by any member of the Company Group or any of the Subsidiaries. The Intellectual Property Assets are subsisting, and, to the Knowledge of Seller, valid and enforceable. Except for the trademark registrations identified as “DEAD” in Section 3.12(a) of the Company Disclosure Schedules, all necessary registration, maintenance and renewal fees in connection with the Intellectual Property Registrations set forth in Section 3.12(a) of the Company Disclosure Schedules have been paid and all necessary documents and certificates in connection with the foregoing have been filed with the relevant Intellectual Property Rights authorities in the United States or other jurisdiction, as the case may be, for the purposes of perfecting, prosecuting and maintaining the foregoing. The loss or expiration of any material Intellectual Property Registrations is not threatened, pending or reasonably foreseeable.
(b)    (i) The Company Group and its Subsidiaries exclusively own and possess all right, title and interest in and to all Intellectual Property Assets, and (ii) the Company Group and its Subsidiaries have sufficient rights pursuant to a valid IP Agreement to all other Business IP, in each case free and clear of all Encumbrances, other than Permitted Encumbrances. None of Seller or any of its Affiliates (excluding the Company Group and its Subsidiaries) own or have rights to any Business IP, except for rights in the CAIDAN Mark.
(c)    No member of the Company Group nor any of its Subsidiaries, or the conduct of any of their respective businesses, infringes, misappropriates or otherwise violates, and since July 1, 2015, has not, infringed, misappropriated or otherwise violated, any valid Intellectual Property Rights of any Third Party, in each case that would reasonably be expected to result in a material liability to any member of the Company Group or any of its Subsidiaries, and to the

Knowledge of Seller, since July 1, 2015, no Actions for the foregoing have been threatened against any member of the Company Group or any of its Subsidiaries. To the Knowledge of Seller, no Person is infringing, misappropriating, or otherwise violating, or since July 1, 2015, has infringed, misappropriated or otherwise violated, any material Intellectual Property Asset.
(d)    No Intellectual Property Asset is subject to any Order or Contract materially restricting or otherwise materially limiting the use, ownership, scope, licensing, enforceability or validity thereof or any right, title or interest of any member of the Company Group or any of its Subsidiaries with respect thereto.
(e)    Each Person who has participated in the authorship, conception, creation, reduction to practice, or development of any Intellectual Property Rights for, on behalf of, or under the direction or supervision of, any member of the Company Group or any of its Subsidiaries or any Intellectual Property Asset has executed and delivered to such member of the Company Group or its applicable Subsidiary a valid and enforceable written Contract providing for (i) the non-disclosure by such Person of all Trade Secrets of such member of the Company Group or its applicable Subsidiary and (ii) the assignment by such Person (by way of a present grant of assignment) to such member of the Company Group or its applicable Subsidiary of all right, title and interest in and to such Intellectual Property Rights or otherwise arising out of such Person’s employment by, engagement by or contract with such member of the Company Group or its applicable Subsidiary. To the Knowledge of Seller, no Person is in breach of any such Contract.
(f)    The Company Group and its Subsidiaries have taken commercially reasonable steps under the circumstances to protect, preserve and maintain the Intellectual Property Assets material to their respective businesses as currently conducted. No member of the Company Group nor any of its Subsidiaries has used any Open Source Software (including the distribution thereof) in a manner that obligates them to disclose any source code included in the Intellectual Property Assets or license or otherwise distribute any Intellectual Property Asset to any Person at no charge.
(g)    Since July 1, 2015, there have been no failures of any Company Systems which have caused substantial disruption in the operation of the business of any member of the Company Group or any of its Subsidiaries. Each member of the Company Group and each of its Subsidiaries maintains commercially reasonable policies and practices regarding the protection and security of the Company Systems (and all information stored on or transmitted by the Company Systems).
(h)    Since July 1, 2015, there have been no (and no member of the Company Group nor any of its Subsidiaries has received any written or, to the Knowledge of the Seller, oral, complaint, claim, or demand from any Person with respect to any) actual or alleged (i) material incidents of security breaches or unauthorized access of any of the Company Systems or any information stored on or transmitted by any of the Company Systems, or (ii) material unauthorized collection, use, processing, storage, sharing, distribution, transfer, disclosure, destruction or disposal of any such information.

(i)    No member of the Company Group or any of its Subsidiaries has used any software licensed under an Off-The-Shelf Software License in a manner materially exceeding the number of seat licenses or in a manner that otherwise requires additional material payment thereunder.
3.13    Real Property.
(a)    Section 3.13(a) of the Company Disclosure Schedules sets forth a list as of the date of this Agreement of the address of each owned real property of each member of the Company Group and each of its Subsidiaries (the “Owned Real Property”). Following the Restructuring, neither the Company Group nor any of its Subsidiaries will own any real property or interest therein (including the Owned Real Property).
(b)    Section 3.13(b) of the Company Disclosure Schedules sets forth a list of the date of this Agreement of the address of each parcel of real property leased, sub-leased or otherwise occupied by each member of the Company Group or any of its Subsidiaries (the “Leased Real Property”) and all Real Property Leases, including the date and the names of the parties to such Real Property Leases. Seller has provided true, complete and correct copies of each Real Property Lease and, in the case of an oral Real Property Lease, a written summary of the material terms thereof. Each member of the Company Group and each of its Subsidiaries has good and valid leasehold interest in and to all of the Leased Real Property (as applicable), free and clear of all Encumbrances except for Permitted Encumbrances. Each Real Property Lease is legal, valid and binding and in full force and effect and is enforceable against the parties thereto in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in an Action at law or in equity). No member of the Company Group nor any of its Subsidiaries is nor, to the Knowledge of Seller, alleged to be in breach of or default in any material respect under any Real Property Lease. To the Knowledge of Seller, no counterparty is in breach of or in default in any material respect under any Real Property Lease. No member of the Company Group nor any of its Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy any Leased Real Property or any portion thereof.
(c)    The Owned Real Property identified in Section 3.13(a) of the Company Disclosure Schedules and the Leased Real Property identified in Section 3.13(b) of the Company Disclosure Schedules comprise all of the real property used in the business of any member of the Company Group or any of its Subsidiaries as of the date of this Agreement.
3.14    Labor Matters.
(a)    No member of the Company Group nor any of its Subsidiaries is a party to or otherwise bound by any CBA or relationship with any labor union, works council, or labor organization. Since July 1, 2015, no member of the Company Group nor any of its Subsidiaries (i) has experienced any strikes, work stoppages, lockouts, walkouts, unfair labor practice charges or other material labor disputes involving its employees, (ii) to the Knowledge of Seller, has experienced any union organizational or decertification activities by any labor union or works council with respect to its employees or (iii) has implemented any plant closing or layoff of employees that implicates the

Worker Adjustment and Retraining Notification Act of 1988, as amended or any similar Law (the “WARN Act”). No member of the Company Group nor any of its Subsidiaries is subject to any material pending labor-or-employment-related Action (other than investigations or audits) or, to the Knowledge of Seller, any pending labor-or-employment-related investigation or audit or threatened labor-or-employment-related Action by or before any Governmental Authority.
(b)    Except as would not be reasonably expected to result in material Liability for any member of the Company Group or any of its Subsidiaries, each member of the Company Group and its Subsidiaries has paid all wages, salaries, wage premiums, bonuses, commissions, fees and other compensation due and payable to its current and former employees and contractors pursuant to applicable Law, Contract or policy and any fines, Taxes, interest, or other penalties for any failure to pay or delinquency in paying such compensation.
(c)    As of the date of this Agreement, to the Knowledge of Seller, no current employee of the Company or its Subsidiaries, who is above the level of director, has provided the Company or its Subsidiaries with express written notice of his or her decision to terminate employment prior to the one (1) year anniversary of the Closing.
3.15    Employee Benefits.
(a)    Section 3.15(a) of the Company Disclosure Schedules sets forth a complete list of each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), medical, dental, life insurance, equity or equity-based compensation, stock option, stock purchase, employee stock ownership, bonus or other incentive compensation, employment, consulting, profit sharing, disability, salary continuation, severance, termination, restrictive covenant, change in control, retention, retirement, pension, deferred compensation, vacation, sick pay or paid time off plan, program, arrangement or policy, and each other material benefit or compensation plan, policy, agreement (including employment and consulting agreements), program or arrangement, whether oral or written, funded or unfunded, (A) that any member of the Company Group or any of its Subsidiaries maintains, sponsors, contributes to or is required to contribute to for the benefit of any current or former employee, officer, director or individual service provider of any member of the Company Group or any of its Subsidiaries (each a “Company Benefit Plan” and collectively, the “Company Benefit Plans”), or (B) under or with respect to which any member of the Company Group or any of its Subsidiaries has any current or potential Liability, including on account of an ERISA Affiliate (each, an “Employee Benefit Plan” and collectively, the “Employee Benefit Plans”).
(b)    With respect to each Company Benefit Plan, and, to the extent reasonably requested by Acquiror, any Employee Benefit Plan, Seller has provided complete copies of, as applicable: (i) the current plan and trust documents, with all amendments thereto (or for each Company Benefit Plan or Employee Benefit Plan that is not written, a description thereof of its material terms); (ii) the most recent summary plan description and all related summaries of material modifications; (iii) the most recent determination or opinion letter received from the IRS; (iv) the three (3) most recent annual reports (Form 5500-series, with all applicable schedules and attachments); (v) all related insurance Contracts, other funding arrangements and administrative services agreements; (vi) all material notices or correspondence to or from any Governmental Authority since addressing any matter involving actual or potential material liability relating to any Company Benefit Plan; and (vii) all other material documents pursuant to which such Company Benefit Plan is maintained, funded and administered. No Employee Benefit Plan or Company Benefit Plan covers current or former service providers (or dependents or beneficiaries thereof) of any Person other than the Company Group or any of its Subsidiaries.
(c)    Each Employee Benefit Plan and Company Benefit Plan (and each related trust, insurance Contract or fund) has been established, maintained, funded and administered in all material respects in accordance with its terms (and the terms of any applicable CBA, if applicable) and in all material respects in compliance with all applicable requirements of ERISA, the Code and other applicable Laws, including the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, as amended, and any guidance issued thereunder (“PPACA”). Each member of the Company Group, each of its Subsidiaries and each Person that at any relevant time could be, is or has been treated as a single employer with the Company Group or any of its Subsidiaries under Section 414 of the Code (each, an “ERISA Affiliate”) have complied and are in all material respects in compliance with the requirements of Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code, and any similar state Laws (“COBRA”) and PPACA. No member of the Company Group nor any of its Subsidiaries has incurred (whether or not assessed), or is reasonably expected to incur or to be subject to, any material Tax, penalty or other liability under PPACA (including with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable) or Section 4980B, 4880D or 4980H of the Code.
(d)    Each Employee Benefit Plan and Company Benefit Plan that is intended to be “qualified” under Section 401(a) of the Code either has received a favorable determination letter from the IRS or may rely upon a current favorable opinion letter from the IRS, in each case, that the members of the Company Group are currently entitled to rely upon that such Employee Benefit Plan or Company Benefit Plan is so qualified, and nothing has occurred since the date of such letter that would reasonably be expected to adversely affect the qualification of such Employee Benefit Plan or Company Benefit Plan (except for insignificant operational errors that have been corrected or are eligible for self-correction under the SCP provisions of IRS Revenue Procedure 2016-51 without material additional cost to the Company Group).
(e)    With respect to each Employee Benefit Plan and Company Benefit Plan, all contributions, distributions, reimbursements and payments (including all employer contributions, employee salary reduction contributions and premium payments) that were due have been made within the time periods prescribed by the terms of each Employee Benefit Plan and Company Benefit Plan, ERISA, the Code and other applicable Laws, and all contributions, distributions, reimbursements or payments for any period ending on or before the Closing Date that are not yet due have been made or properly accrued.
(f)    No member of the Company Group, any of its Subsidiaries nor any ERISA Affiliate maintains, sponsors, contributes to, has any obligation to contribute to, or has any current or potential Liability under or with respect to (i) any “defined benefit plan” as defined in Section 3(35) of ERISA or any other plan that is or was subject to the funding requirements of Section 412 or 430 of the Code or Section 302 or Title IV of ERISA), (ii) any “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA), (iii) any multiple employer welfare arrangement

(within the meaning of Section 3(40) of ERISA), (iv) any multiple employer plan (as described in Section 413(c) of the Code) or (v) any plan, program or arrangement that provides for or promises post-retirement or post-employment medical, life insurance or other similar welfare benefits (other than health continuation coverage required by COBRA for which the covered Person pays the full cost of coverage). No member of the Company Group, any of its Subsidiaries nor any ERISA Affiliate has any current or potential Liability under Title IV of ERISA. No member of the Company Group nor any Subsidiary has any Liability (whether current or contingent) as a result of at any time being treated as a single employer under Section 414 of the Code with any other Person.
(g)    All required reports and descriptions (including Form 5500 annual reports, Forms 1094-C and 1095-C, summaries of benefits and coverage, summary annual reports, and summary plan descriptions) have been timely filed and distributed in all material respects in accordance with the applicable requirements of ERISA, PPACA and the Code with respect to each Employee Benefit Plan and Company Benefit Plan.
(h)    With respect to each Employee Benefit Plan and Company Benefit Plan, (i) there have been no non-exempt “prohibited transactions” (as defined in Section 406 of ERISA or Section 4975 of the Code) that would reasonably be expected to result in a material liability to any member of the Company Group or for which a statutory, regulatory, or administrative exemption does not apply, (ii) no member of the Company Group, employees or directors of the Company Group or to the Knowledge of Seller, third-party “fiduciary” (as defined under ERISA) has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of such Employee Benefit Plan or Company Benefit Plan and (iii) no Action (other than investigations or audits or routine claims for benefits) is pending or, to the Knowledge of Seller: there is no Action that is (Y) threatened, and (Z) there are no facts that would give rise to or would reasonably be expected to give rise to any such Action.
(i)    Each member of the Company Group and each of its Subsidiaries has correctly classified those individuals performing services for any member of the Company Group or any of its Subsidiaries as common law employees, leased employees, exempt or non-exempt employees, independent contractors or agents of the Company Group or any of its Subsidiaries except as would not reasonably be expected to result in any material liability to any member of the Company Group, and no Company Group nor any of its Subsidiaries has any material Liability for improper classification of any such individual, including for unpaid overtime or by reason of an individual who performs or performed services for the Company Group or any of its Subsidiaries in any capacity being improperly being excluded from participating or improperly allowed to participate in an Employee Benefit Plan or Company Benefit Plan.
(j)    The consummation of the transactions contemplated by this Agreement, alone, or in combination with any other event, shall not (i) entitle any current or former employee or other individual service provider of the Company Group or any of its Subsidiaries (or the beneficiaries of such individuals) to any severance, change in control, transaction bonus, retention, or other similar payment under any Employee Benefit Plan or Company Benefit Plan or otherwise that is reasonably expected to exceed $250,000 individually and $2,000,000 in the aggregate (except for any item that is treated as a Transaction Expense and disclosed to Acquiror prior to the Closing) or (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits due to any such employee or other individual service provider (or their beneficiaries), or otherwise give rise to any obligation to fund or any Liability under any Employee Benefit Plan or Company Benefit Plan or otherwise that is reasonably expected to exceed $250,000 individually and $2,000,000 in the aggregate.
(k)    No payment which is or may be made by, from or with respect to any Employee Benefit Plan or Company Benefit Plan or otherwise to any current or former employee, officer or director of any member of the Company Group or any of its Subsidiaries in connection with the transactions contemplated by this Agreement, alone, or in combination with any other event, could be characterized as an “excess parachute payment” under Section 280G of the Code or could be subject to an excise tax under Section 4999 of the Code. No member of the Company Group nor any of its Subsidiaries or Affiliates has any indemnity or gross-up obligation on or after the Closing for any Taxes imposed under Section 4999 or Section 409A of the Code.
(l)    Each Employee Benefit Plan and each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) has been operated and administered in compliance with, and is in documentary compliance with, Section 409A of the Code and the Treasury Regulations and other official guidance promulgated thereunder.
3.16    Legal Compliance.
(a)    Each member of the Company Group and its Subsidiaries is, and since July 1, 2015 has been, in compliance in all material respects with all Laws and Orders applicable to them or their respective businesses, employees, operations, properties or assets. Since July 1, 2015, no written notices have been received by and, to the Knowledge of Seller, no claims have been filed against any member of the Company Group or any of its Subsidiaries (i) relating to a material violation of any Law or Order applicable to it or its respective businesses, properties or assets or (ii) that would reasonably be expected to (A) prevent, materially impede or materially delay the ability of Seller or any member of the Company Group or any of its Subsidiaries to consummate the transactions contemplated by this Agreement or (B) prevent, materially impede or materially delay the ability of Seller or any member of the Company Group to perform its obligations under this Agreement and the other Transaction documents.
(b)    Each member of the Company Group and each of its Subsidiaries holds all material Licenses required for the conduct of its business and the ownership of and operations on its properties and assets as currently conducted and owned and no condition exists that with notice or lapse of time or both would constitute a default under such Licenses, except for defaults that have not been, or would not reasonably be expected to be, individually or in the aggregate, material to the Company Group and its Subsidiaries, taken as a whole. Section 3.16(b) of the Company Disclosure Schedules sets forth a list as of the date of this Agreement of all of such material Licenses held by each member of the Company Group and its Subsidiaries. Each member of the Company Group and its Subsidiaries is, and since July 1, 2015 has been, in compliance in all material respects with the terms and conditions of all such material Licenses which it holds. No loss of any such material License which it holds is pending or, to the Knowledge of Seller, threatened, other than expiration in accordance with the terms thereof.

3.17    Information Privacy and Security Laws.
(a)    Each member of the Company Group and each of its Subsidiaries has, and since January 1, 2015 has been, in compliance in all material respects with the Privacy and Security Laws, including having business associate or confidentiality agreements in place with each member of the Company Group’s and each of its Subsidiaries’ “Business Associates” (as defined in HIPAA) that meet the requirements of 45 CFR §§ 164.504(e) and 164.314(a). Each member of the Company Group and each of its Subsidiaries has adopted, maintained and has complied and is in compliance in all material respects with, written policies and procedures, including physical, administrative, and technical safeguards to protect Personal Information from unauthorized use, disclosure or access (“Privacy Policies”).
(b)    To the extent required by the Privacy and Security Laws, when acting as a “Business Associate” (as defined in HIPAA) of any covered entity (as defined in HIPAA) or business associate, each member of the Company Group and each of its Subsidiaries (i) has in place business associate or confidentiality agreements with any such covered entity or business associate that comply with the requirements of 45 CFR §§ 164.504(e) and 164.314(a), and (ii) is in compliance in all material respects with such agreements (such Contracts or other arrangements referenced in this subsection (b) and subsection (a) collectively referred to as “Privacy Agreements”).
(c)    Each member of the Company Group and each of its Subsidiaries has the right pursuant to the Privacy Policies and the Privacy Agreements to use and disclose Personal Information for the purposes such information is and has been used and disclosed. Neither the execution, delivery or performance of this Agreement, nor the consummation of any of the transactions contemplated by this Agreement, including any direct or indirect transfer of Personal Information resulting from such transactions, will violate the Privacy Policies or any Privacy Agreements as such currently exist.
(d)    Since January 1, 2015, there have been no non-permitted uses or disclosures, security incidents or breaches involving any Personal Information owned, used, stored, received, or controlled by or on behalf of any member of the Company Group or any of its Subsidiaries, including any unauthorized access, use or disclosure of Personal Information for which notification to individuals or Governmental Authorities is required under any applicable Privacy and Security Laws or Privacy Agreements to which any member of the Company Group or any of its Subsidiaries is a party.
(e)    Since January 1, 2015, no member of the Company Group nor any of its Subsidiaries has notified, either voluntarily or as required by any Law, any affected individual, any customer, any Governmental Authority, or the media of any breach or non-permitted use or disclosure of Personal Information, nor is any member of the Company Group or any of its Subsidiaries currently planning to conduct any such notification or investigating whether any such notification is required.
(f)    Since January 1, 2015, each member of the Company Group and each of its Subsidiaries has not received any written complaint or written inquiry from any Governmental Authority regarding any member of the Company Group’s or any of its Subsidiaries’ or, to the

Knowledge of Seller, any of their respective agents, employees or contractors’ uses or disclosure of, or security practices or security incidents regarding, Personal Information, any of the Privacy Policies or any Privacy Agreements. No member of the Company Group nor any of its Subsidiaries is subject to any pending Action (other than any investigation or audit), or, to the Knowledge of Seller, is any investigation or audit pending or any Action threatened in writing against any member of the Company Group by any third party or entity, including any Governmental Authority, alleging (i) a violation of any of the Privacy Policies or any Privacy Agreements, (ii) a violation of any third party or entity’s privacy, personal or confidentiality rights under any Law or (iii) a deficiency of any member of the Company Group or any of its Subsidiaries with respect to any security audit, any of the Privacy Policies or any Privacy Agreements.  To the Knowledge of Seller, there are no Orders pending or threatened against any member of the Company Group or any of its Subsidiaries or its “workforce members” (as defined in HIPAA) regarding or relating to any member of the Company Group’s or any if its Subsidiaries’ processing of Personal Information.
(g)    No person has withdrawn his or her consent to any use or processing of his or her Personal Information or requested erasure of his or her Personal Information by any member of the Company Group or any of its Subsidiaries since January 1, 2015, where such member of the Company Group or its Subsidiary has not complied with such request.
3.18    Compliance with Health Care Laws.
(a)    (i) Each member of the Company Group and each of its Subsidiaries currently conducts, and has at all times since January 1, 2015, conducted, their respective businesses in compliance in all material respects with all Health Care Laws applicable to their respective operations, activities or services and any Orders to which they are a party or are subject, including any settlement agreements or corporate integrity agreements, (ii) except for routine matters arising in the ordinary course of business, since January 1, 2015, no member of the Company Group nor any of its Subsidiaries has received any written notice, citation, suspension, revocation, limitation, warning, or request for repayment or refund issued by a Governmental Authority that alleges or asserts that any member of the Company Group or any of its Subsidiaries has violated any Health Care Laws in any material respect or which requires or seeks to adjust, modify or alter any member of the Company Group’s or any of its Subsidiaries’ operations, activities, services or financial condition that has not been resolved to the Governmental Authority’s satisfaction without further liability to any member of the Company Group or any of its Subsidiaries, (iii) no member of the Company Group nor any of its Subsidiaries has entered into any Contract with any Governmental Authority with respect to any actual or alleged violation of any applicable Health Care Law with material obligations (other than confidentiality and other similar obligations) remaining to be performed and (iv) there are no restrictions imposed by any Governmental Authority upon any member of the Company Group’s or any of its Subsidiaries’ business, activities or services that would prevent any member of the Company Group or any of its Subsidiaries from operating as it currently operates in all material respects.
(b)    Each member of the Company Group and each of its Subsidiaries, and each of their respective directors, officers, agents and employees (in their capacities as such), is in compliance in all material respects with, and each member of the Company Group and each of its Subsidiaries has compliance programs, including policies and procedures, reasonably designed to cause each member of the Company Group and each of its Subsidiaries and their respective directors, officers, agents and employees to be in compliance in all material respects with, to the extent applicable, all Health Care Laws. Since January 1, 2015, no member of the Company Group, any of its Subsidiaries, nor, to the Knowledge of Seller, any officers, directors, agents and employees of any member of the Company Group or any of its Subsidiaries has been excluded, suspended or debarred from participation in any Health Care Program. Since January 1, 2015, no Governmental Authority or Health Care Program has imposed a fine, penalty or other sanction on any member of the Company Group or any of its Subsidiaries.
(c)    Each member of the Company Group and each of its Subsidiaries meets in all material respects the requirements for participation in the provision of services to, and the receipt of payment from, the respective Health Care Programs in which it participates, is a party to one or more agreements with CMS or any state Governmental Authority authorizing such participation and is in compliance in all material respects with the terms of such agreements. No member of the Company Group nor any of its Subsidiaries has, for itself or for any Third Party, submitted or caused to be submitted to a Governmental Authority a knowingly false or knowingly fraudulent claim for payment, and each member of the Company Group and each of its Subsidiaries remains in compliance in all material respects with all billing practices as required by Health Care Programs.
(d)    No member of the Company Group nor any of its Subsidiaries is the subject of any material actions or suits, or to the Knowledge of Seller, material investigations, audits or focused reviews by a Governmental Authority regarding its compliance with applicable Health Care Laws, other than investigations, audits or focused reviews in the ordinary course of business.
(e)    At all times since January 1, 2015, each member of the Company Group and each of its Subsidiaries has complied in all material respects with applicable Laws and Orders requiring the filing with any Governmental Authority of regulatory reports, schedules, statements, documents, filings, submissions, forms, registrations and other documents, including, to the extent required under applicable Law, with respect to premium rates, rating plans, policy terms and other terms established or used by any member of the Company Group or any of its Subsidiaries, together with any amendments required to be made with respect thereto, to the extent relating to Health Care Laws, including CMS, state insurance departments, state departments of health, other applicable state Medicaid authorities, and any other federal and state agencies with jurisdiction over the Health Care Programs. Each member of the Company Group and each of its Subsidiaries have timely filed each such filing with any Governmental Authority as such Person was required to file, and all such regulatory filings complied in all material respects with applicable Laws and Orders.
(f)    At all times since January 1, 2015, each member of the Company Group and each of its Subsidiaries have complied in all material respects with all applicable requirements related to the Medicare Advantage Program, also known as “Medicare Part C”, and Medicare Prescription Drug Benefit Programs, also known as “Medicare Part D”.
(g)    No member of the Company Group nor any of its Subsidiaries nor, to the Knowledge of Seller, any of their directors, officers, agents, or employees, in their individual capacities, has directly or indirectly made or offered to make any contribution, gift, bribe, rebate, payoff, influence payment or kickback to any Person, regardless of form: (i) in violation of the Federal Anti-Kickback Statute (42 U.S.C. §1320a-7b(b)), the Federal physician self-referral law (42 U.S.C.

§1395nn), or any similar state Laws; or (ii) to obtain or maintain favorable treatment in securing business in violation of any applicable Health Care Law.
3.19    Environmental Matters. Since July 1, 2015 until the date of this Agreement, no member of the Company Group nor any of its Subsidiaries has received any written notice from any Governmental Authority or any other Third Party alleging either that any member of the Company Group or any of its Subsidiaries is in material violation of any Environmental Law or that any member of the Company Group or any of its Subsidiaries has any material Liability arising under any Environmental Law. No member of the Company Group nor any of its Subsidiaries has any material Liability under any Environmental Law with respect to any manufacture, distribution, disposal or releases of, contamination by or exposure of any Persons to Hazardous Substances. Except for past violations for which the Company Group and its Subsidiaries are not subject to any current liability and cannot become subject to any future liability, each member of the Company Group and each of its Subsidiaries has at all times complied, and is currently in compliance, in all material respects with all applicable Environmental Laws. Seller has provided to Acquiror all environmental assessments, compliance audits, investigation reports, corrective action or remediation reports, and other similar environmental documents, in their possession or control that relate to any member of the Company Group or any of its Subsidiaries and any of its current or former facilities, properties, operations or business respecting its compliance with or Liabilities pursuant to applicable Environmental Laws.
3.20    Related Party Obligations. None of Seller, any of its Affiliates (excluding, for this purpose, the Company Group and its Subsidiaries but including, for the avoidance of doubt, any entity that shall no longer be a Subsidiary of a member of the Company Group following the Closing) nor any of their respective directors (or managers), partners, members, equityholders or officers or any member of the Cotton Family (each, a “Company Affiliate”) (a) is a party or otherwise bound to any Contract with any member of the Company Group or any of its Subsidiaries other than any employment, non-competition, confidentiality or other similar agreements between a member of the Company Group or any of its Subsidiaries and any Person who is an officer, director or employee of any member of the Company Group or any of its Subsidiaries (each, an “Affiliate Agreement”), (b) has borrowed money from or loaned money to any member of the Company Group or any of its Subsidiaries, (c) has any pending Action against any member of the Company Group or any of its Subsidiaries or their respective businesses or (d) owns or leases any asset (including Intellectual Property Rights) that is owned, used, or held for use by or necessary or material to the operation of any of the businesses of any member of the Company Group or any of its Subsidiaries as currently conducted (clauses (a), (b), (c) and (d), together with the Affiliate Agreements, collectively the “Affiliate Transactions”).
3.21    Brokers; Seller Indemnities. No broker, finder or investment banker is entitled to any brokerage commissions, finders’ fees or similar compensation in connection with or related to the transactions contemplated by this Agreement and the other Transaction Documents based on any Contract to which any member of the Company Group or any of its Subsidiaries is a party for which any member of the Company Group, any of its Subsidiaries or Acquiror could become obligated after the Closing. No member of the Company Group nor any of its Subsidiaries has agreed to, or assumed, any obligation or duty to indemnify, reimburse, hold harmless, guarantee or otherwise assume or incur any Liability of Seller or its Affiliates (other than a member of the Company Group and its

Subsidiaries) in connection with the transactions contemplated by this Agreement and the other Transaction Documents.
3.22    Insurance. Section 3.22 of the Company Disclosure Schedules sets forth a list of each material insurance policy pursuant to which any member of the Company Group or any of its Subsidiaries is a named insured for which premiums were paid by Seller, a member of the Company Group or a Subsidiary of the Company Group at any time during the period commencing on January 1, 2018 through the date of this Agreement, other than policies that fund, or that may constitute, any Employee Benefit Plan (each an “Insurance Policy”). No member of the Company Group nor any of its Subsidiaries (a) is in material default under any Insurance Policy or (b) has been denied coverage under any Insurance Policy (other than customary reservation of rights). As of the date of this Agreement, to the Knowledge of Seller, there are no pending claims under the Insurance Policies which are reasonably likely to exhaust the applicable limit of liability. All premiums due and payable under the Insurance Policies have been timely paid, and each member of the Company Group and its Subsidiaries are in compliance in all material respects with the material terms of the Insurance Policies.
3.23    Insurance Reports. Since July 1, 2015, each of the Regulated Entities has complied in all material respects with its obligation to timely file all annual and quarterly statements, together with all material exhibits, interrogatories, notes, schedules and any actuarial opinions, affirmations or certifications or other supporting documents in connection therewith, in each case required to be filed by such Regulated Entity with or submitted by such Regulated Entity to the NAIC and the appropriate insurance regulatory authorities of the jurisdiction in which it is domiciled or commercially domiciled on forms prescribed or permitted by such authority (collectively, the “SAP Statements”). Seller has provided Acquiror copies of all such annual SAP Statements for the periods beginning July 1, 2015 and through the date hereof, each in the form (including exhibits, annexes and any amendments thereto) filed with state insurance regulatory authorities and true and complete copies of all examination reports of insurance departments and any insurance regulatory authorities received by a Regulated Entity on or after July 1, 2015 and through the date hereof. The financial statements included in the SAP Statements were prepared in all material respects in conformity with SAP prescribed or permitted by the applicable state insurance regulatory authority, in each case, consistently applied for the periods covered thereby and are full and true statements of all of the assets and liabilities and the condition and affairs of each of the Regulated Entities, as applicable. The SAP Statements complied in all material respects with all applicable Laws when filed. No material deficiency has been asserted to the Regulated Entities by any Governmental Authority with respect to any SAP Statements or GAAP statements contained therein. The financial statements included in the SAP Statements have been audited by the Company Group’s independent auditors, and Seller has provided Acquiror true and complete copies of all audit opinions related thereto for the periods beginning July 1, 2015. The Regulated Entities comply with all applicable solvency requirements, including risk-based capital requirements under applicable Insurance Laws. The loss reserves of the Regulated Entities recorded in the SAP Statements: (i) were determined in all material respects in accordance with actuarial standards of practice in effect on that date (except as may be indicated in the notes thereto), (ii) were computed on the basis of methodologies consistent in all material respects with those used in computing the corresponding reserves in the prior fiscal year (except as may be indicated in the notes thereto) and (iii) include provisions for all actuarial reserves that were required at that time to be established in accordance with applicable Laws based on facts known to any member of the Company Group as of such date.
3.24    Insurance Laws. Since July 1, 2015, the business of each member of the Company Group and each of its Subsidiaries (including business, marketing, operations, sales and issuances of insurance Contracts conducted by or through Agents) has been conducted in compliance with applicable Insurance Laws in all material respects. In addition, (a) there is no pending or, to the Knowledge of Seller, threatened, charge by any state insurance regulatory authority that any member of the Company Group or any of its Subsidiaries has materially violated, nor is there any pending or, to the Knowledge of Seller, threatened investigation by any state insurance regulatory authority with respect to possible material violations by any member of the Company Group or any of its Subsidiaries of, any applicable Insurance Laws, (b) each Regulated Entity has been duly authorized by the relevant state insurance regulatory authorities to issue the policies or Contracts of insurance related to the business of such Regulated Entity that it is currently writing and in the states in which it conducts its business, and (c) since July 1, 2015, each member of the Company Group, its Subsidiaries and the Regulated Entities have filed all material reports, forms, rates, notices and materials required to be filed by it with any state insurance regulatory authority. No member of the Company Group or any of its Subsidiaries is subject to any order or decree of any insurance regulatory authority that (A) relates to material marketing, sales, trade or underwriting practices (other than routine correspondence) or (B) has revoked, suspended or limited or that seeks the revocation, suspension or limitation of any License or other permit issued pursuant to applicable Insurance Laws. No Action is pending or, to the Knowledge of Seller, threatened that would reasonably be expected to result in the revocation or suspension of any such material License.
3.25    Agents. Except as has not been or would not reasonably be expected to be, individually or in the aggregate, material to the Company Group and its Subsidiaries, taken as a whole, since July 1, 2015, (a) to the Knowledge of Seller, each insurance agent, producer or broker (each, an “Agent”), at the time such Agent solicited, negotiated, wrote, sold or produced insurance Contracts related to the business of any member of the Company Group or any of its Subsidiaries was duly licensed for such business and duly appointed by the applicable Regulated Entity in accordance with applicable Insurance Laws and (b) to the Knowledge of Seller, no such Agent violated any term or provision of any Law applicable to the solicitation, negotiation, writing, sale, production or management of business for any such Person.
3.26    Reinsurance Agreements; Fronting Arrangements. Since July 1, 2015, none of the Regulated Entities and, to the Knowledge of Seller, the reinsurer under any reinsurance agreement currently in force to which any of the Regulated Entities is a party has given written notice of termination (provisional or otherwise) in respect to such reinsurance agreement. None of the Regulated Entities and, to the Knowledge of Seller, such reinsurer is in material default under any such reinsurance agreement. Each of the Regulated Entities is entitled under SAP to take reinsurance credit on its SAP Statements filed with all insurance regulatory authorities for all material amounts reflected therein that are recoverable by such Regulated Entity with respect to any such reinsurance agreement.

There are no Contracts between any of the Regulated Entities and a Third Party whereunder such Regulated Entity acts as the reinsurer or fronting company. With respect to each such reinsurance agreement, since July 1, 2015, it has been properly approved by, notice has been given to, or it has been filed with, as applicable, the appropriate state insurance regulatory authorities (or other applicable Governmental Authority) in compliance with applicable Law.
3.27    Capital or Surplus Maintenance. As of the date of this Agreement, no Regulated Entity is subject to any requirement imposed by a Governmental Authority to maintain capital or surplus amounts or levels or is subject to any restriction on the payment of dividends or other distributions on its shares of capital stock, except for any such requirements or restrictions under applicable Laws, including Insurance Laws.

ARTICLE IV Representations and Warranties of Seller

Seller makes to Acquiror the representations and warranties contained in this Article IV as of the date hereof and as of the Closing:
4.1    Organization; Good Standing. Seller is duly organized, validly existing and in good standing under the Laws of the State of Michigan. Seller has all requisite corporate power and authority to (a) own and operate its properties and assets, and carry on its business, in all material respects as presently owned, operated and conducted and (b) execute and deliver this Agreement and the other Transaction Documents to be executed and delivered by it pursuant hereto and to carry out the transactions contemplated hereby and thereby.
4.2    Authorization; Enforceability.
(a)    The execution, delivery and performance of this Agreement by Seller and the other Transaction Documents to be executed and delivered by Seller and the consummation of the transactions contemplated by this Agreement and such other Transaction Documents by Seller has been duly authorized by Seller. No other corporate action on the part of Seller is necessary to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents to be executed and delivered by Seller or the consummation of the transactions contemplated by this Agreement and such other Transaction Documents. Each Transaction Document to which Seller is a party has been, or will be upon execution thereof, duly and validly executed and delivered by Seller and constitutes, or upon its execution and delivery will constitute (in each case, assuming due execution and delivery by each other party thereto), a valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in an Action at law or in equity).
(b)    No filing with or notice to, and no permit, authorization, registration, consent or approval of, any Governmental Authority is required on the part of Seller for the execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party or the consummation of the transactions contemplated by this Agreement and such other

Transaction Documents, except (i) compliance with the HSR Act, (ii) compliance with the CMS Notice Requirements, (iii) the Required Company Consents and (iv) any such filings, notices, permits, authorizations, registrations, consents or approvals, the failure to make or obtain has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(c)    None of the execution, delivery or performance by Seller of this Agreement and the other Transaction Documents to which it is a party nor the consummation of the transactions contemplated by this Agreement and such other Transaction Documents will (i)  result in a breach, violation or infringement of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation of any Encumbrance (except for a Permitted Encumbrance), (iv) give any Third Party the right to modify, cancel, terminate, suspend, revoke or accelerate or increase any obligation under, or (v) give rise to a loss of benefit under, in each case of clauses (i) through (v), (A) the certificate of incorporation or bylaws (or other comparable organizational documents) of Seller, (B) any Law or Order to which Seller or any of its properties or assets is subject or bound or (C) any material Contract to which Seller is a party or by which its properties, rights or assets is subject or bound, except in the case of each of clauses (B) and (C), for breaches, violations, infringements, defaults, Encumbrances, modifications, cancellations, terminations, suspensions, revocations, accelerations, increases, losses or other rights that have not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
4.3    Title to Equity Interests. Seller owns beneficially and of record the Equity Interests as set forth next to Seller’s name on Section 3.2 of the Company Disclosure Schedules. The Equity Interests represent all of the issued and outstanding capital stock, membership interests or other equity interests of each member of the Company Group. Seller has good and valid title to such securities, free and clear of all Encumbrances and restrictions on transfer (other than restrictions on transfer under applicable Laws). Seller will deliver to Acquiror good and valid title to the Equity Interests, free and clear of all Encumbrances and restrictions on transfer (other than restrictions on transfer under applicable securities Laws).
4.4    Brokers. No broker, finder or investment banker is entitled to any brokerage commissions, finders’ fees or similar compensation in connection with or related to the transactions contemplated by this Agreement and the other Transaction Documents based on any arrangement or other Contract to which Seller is a party for which any member of the Company Group, any of its Subsidiaries or Acquiror could become obligated after the Closing.
4.5    Litigation. There is no material Action pending or, to the Knowledge of Seller, threatened against or affecting Seller or any of its Affiliates and there is no outstanding Order against or affecting Seller or its Affiliates that would reasonably be expected to (a) prevent or materially delay any of the transactions contemplated by this Agreement or (b) prevent or materially delay the ability of Seller to perform its obligations under this Agreement and the other Transaction Documents to which it is a party.

ARTICLE V
Representations and Warranties of Acquiror

Acquiror make to Seller the representations and warranties contained in this Article V as of the date hereof and as of the Closing:
5.1    Organization; Good Standing. Acquiror is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. Acquiror has all requisite corporate power and authority to (a) own and operate its properties and assets, and carry on its business, in all material respects as presently owned, operated and conducted and (b) to execute and deliver this Agreement and the other Transaction Documents to be executed and delivered by it pursuant hereto and to carry out the transactions contemplated hereby.
5.2    Authorization; Enforceability.
(a)    The execution, delivery and performance of this Agreement by Acquiror and the other Transaction Documents to be executed and delivered by Acquiror and the consummation of the transactions contemplated by this Agreement and such other Transaction Documents by Acquiror has been duly authorized by Acquiror. No other corporate action on the part of Acquiror is necessary to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents to be executed and delivered by Acquiror or the consummation of the transactions contemplated by this Agreement and such other Transaction Documents. Each Transaction Document to which Acquiror is a party has been, or will be upon execution thereof, duly and validly executed and delivered by Acquiror and constitutes, or upon its execution and delivery will constitute (in each case, assuming due execution and delivery by each other party thereto), a valid and legally binding obligation of Acquiror, enforceable against Acquiror in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in an Action at law or in equity).
(b)    No filing with or notice to, and no permit, authorization, registration, consent or approval of, any Governmental Authority is required on the part of Acquiror for the execution, delivery and performance by Acquiror of this Agreement and the other Transaction Documents to which it is a party or the consummation of the transactions contemplated by this Agreement and such other Transaction Documents, except (i) compliance with the HSR Act, (ii) compliance with the CMS Notice Requirements, (iii) Required Acquiror Consents and (iv) any such filings, notices, permits, authorizations, registrations, consents or approvals, the failure to make or obtain would not reasonably be expected to (1) prevent, hinder or materially delay any of the transactions contemplated by this Agreement or (2) materially impair the ability of Acquiror to perform its obligations under this Agreement and the other Transaction Documents.
(c)    Neither the execution, delivery or performance by Acquiror of this Agreement and the other Transaction Documents to which it is a party nor the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, will (i)  result in a breach, violation or infringement of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation of any Encumbrance (except for a Permitted Encumbrance), (iv) give any Third Party the right to modify, cancel, terminate, suspend, revoke or accelerate any obligation under, (v) result in a violation of or (vi) give rise to a loss of benefit under, in each case of clauses (i) through (v), (A) the certificate of incorporation or bylaws (or other comparable organizational documents) of Acquiror, (B) any Law or Order to which Acquiror is subject or any of its properties or assets is subject or bound, or (C) any material Contract to which Acquiror is a party or by which its properties, rights or assets is subject or bound, except in the case of each of clauses (B) and (C), for breaches, violations, infringements, defaults, Encumbrances, modifications, cancellations, terminations, suspensions, revocations, accelerations, increases, losses or other rights that would not reasonably be expected to (1) prevent, hinder or materially delay any of the transactions contemplated by this Agreement or (2) materially impair the ability of Acquiror to perform its obligations under this Agreement and the other Transaction Document.
5.3    Brokers. No broker, finder or investment banker is entitled to any brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement and the other Transaction Documents based on any arrangement or other Contract to which Acquiror is a party or to which Acquiror is subject for which Seller could become liable or obligated after the Closing.
5.4    Litigation. (a) There is no material Action pending or, to the Knowledge of Acquiror, threatened against or affecting Acquiror or any of its Affiliates, (b) as of the date of this Agreement, there is no transaction being actively pursued or pending by Acquiror or any of its Affiliates to acquire a managed care organization and (c) there is no outstanding Order against or affecting Acquiror or any of its Affiliates, in each case of clauses (a) through (c) above, that would reasonably be expected to (i) prevent, hinder or materially delay any of the transactions contemplated by this Agreement or (ii) materially impair the ability of Acquiror to perform its obligations under this Agreement and the other Transaction Documents to which it is party.
5.5    Financing.
(a)    Acquiror has delivered to Seller true and complete copies, as of the date of this Agreement, of executed commitment letters with the financing sources named therein (together with any parties that join thereto, the “Financing Sources”), (collectively, the “Financing Commitments”), pursuant to which the parties thereto have committed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein for the purposes of financing the transactions contemplated hereby and related fees and expenses and the refinancing of any outstanding indebtedness of any member of the Company Group (the “Financing”). Acquiror has paid any and all commitment fees or other fees in connection with the Financing Commitments that are payable on or prior to the date of this Agreement, and as of the date of this Agreement the Financing Commitments are in full force and effect and are the legal, valid, binding and enforceable obligations of Acquiror and, to the Knowledge of Acquiror, each of the other parties thereto, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in an Action at law or in equity). As of the date of this Agreement, Acquiror is not and, to the Knowledge of Acquiror, no other party to the Financing Commitments is, in breach of, or default under, any of the Financing Commitments and, to the Knowledge of Acquiror, no event has occurred or circumstances exist as of the date of this Agreement which, with the delivery of notice, the passage of time or both, would constitute such a breach or default.

(b)    Assuming satisfaction of the conditions set forth in Article VII, upon funding of the full amount of the Financing in accordance with the Financing Commitments, the proceeds of the Financing, if funded, together with cash on hand of Acquiror Parent and its Subsidiaries and available borrowings under Acquiror Parent’s revolving credit facility, shall constitute sufficient funds for Acquiror will have at the Closing, funds sufficient to (a) pay the Estimated Purchase Price, (b) pay any and all fees and expenses required to be paid by Acquiror in connection with the transactions contemplated by this Agreement, (c) pay any and all amounts in connection with the refinancing of any outstanding Indebtedness of any member of the Company Group or any of its Subsidiaries contemplated by this Agreement or the Financing Commitments and (d) satisfy any and all of the other cash payment obligations of Acquiror and its Affiliates contemplated hereby.
5.6    Investment Intent. Acquiror is acquiring the Equity Interests for its own account and not with a view toward any resale or distribution of the same or any beneficial interest therein. Acquiror acknowledges and agrees that the Equity Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933, as amended, or an applicable exemption therefrom and without compliance with other securities Laws to the extent applicable.
ARTICLE VI
Pre-Closing Covenants
6.1    Conduct of Business.
(a)    From the date of this Agreement through the earlier of the Closing and the termination of this Agreement, except (w) as required by applicable Law, (x) as set forth on Section 6.1 of the Company Disclosure Schedules, (y) as expressly contemplated by this Agreement, including the Restructuring, or (z) as consented to in writing by Acquiror (such consent not to be unreasonably withheld, conditioned or delayed), each member of the Company Group shall and shall cause its Subsidiaries, and Seller shall cause each member of the Company Group and each of its Subsidiaries, to (i) conduct the business of such member of the Company Group or Subsidiary in the ordinary course of business consistent with past practice in all material respects and (ii) use reasonable best efforts to maintain and preserve the business of such member of the Company Group or Subsidiary, retain its officers and key employees and maintain and preserve its relationships with material customers, regulatory authorities and others having material business relationships with such member of the Company Group or Subsidiary, in each case, in a manner consistent with past practice. From immediately prior to the Adjustment Time until the Closing, no member of the Company Group nor its Subsidiaries shall pay any cash dividend, distribution or other similar payment to Seller or its Affiliates, other than any payments required to be made under the terms of this Agreement. In addition, notwithstanding any other provision herein to the contrary, from and immediately prior to the Adjustment Time until the Closing, no member of the Company Group nor any of its Subsidiaries shall repay any Indebtedness of any member of the Company Group or any of its Subsidiaries, pay any Transaction Expenses or enter into any Contract outside of the ordinary course of business consistent with past practice.
(b)    Without limiting the generality of the foregoing, and except (w) as required by applicable Law, (x) as set forth on Section 6.1 of the Company Disclosure Schedules, (y)

as expressly contemplated by this Agreement, including the Restructuring, or (z) as otherwise consented to in writing by Acquiror (such consent not to be unreasonably withheld, conditioned or delayed), from the date of this Agreement through the earlier of the Closing and the termination of this Agreement, no member of the Company Group shall (and each member of the Company Group shall cause its Subsidiaries not to), and Seller shall cause each member of the Company Group and each of its Subsidiaries not to:
(i)    amend or change the organizational documents of any member of the Company Group or any of its Subsidiaries;
(ii)    (A) enter into any new line of business (other than as contemplated by the last paragraph of this Section 6.1(b)) or (B) abandon or discontinue any existing lines of business other than, pursuant to the Restructuring, the businesses conducted by Meridian Iowa;
(iii)    authorize for issuance, issue, sell, pledge, grant, encumber or deliver or agree or commit to issue, sell, pledge, grant, encumber or deliver any Equity Equivalents of any member of the Company Group or any of its Subsidiaries;
(iv)    (A) split, combine or reclassify any of, (B) declare, set aside or pay any dividend or distribution, other than cash dividends or distributions by the Company Group or any of its Subsidiaries (excluding the Regulated Entities), in respect of or (C) redeem or otherwise acquire, any Equity Equivalents of any member of the Company Group or any of its Subsidiaries;
(v)    make any capital expenditures in excess of $1,000,000 in the aggregate, except for (A) expenditures reflected in the capital expenditure budget of the Company Group and its Subsidiaries that was made available to Acquiror prior to the date of this Agreement and (B) expenditures in connection with the expansion of One Campus Martius; provided, that no such expenditures contemplated by this Section 6.1(b)(v) shall be a Liability of the Company Group or its Subsidiaries following the Closing;
(vi)    make any acquisition of, or invest in, the equity securities, or substantially all of the assets, all or any substantial portion of any line of business, of any entity (whether directly or indirectly and whether by merger, acquisition of equity securities or assets, reorganization, recapitalization or otherwise) other than an acquisition of securities and investment assets held by the Regulated Entities of the type and nature held in the ordinary course of business consistent with past practice;
(vii)    (A) merge or consolidate or agree to merge or consolidate with or into any other Person, (B) enter into any joint venture, strategic alliance, partnership, or other similar arrangement or (C) enter into any sharing of profit arrangement except, in the case of clause (C), with Providers in the ordinary course of business consistent with past practice (other than with respect to hospital systems);
(viii)    form a Subsidiary;

(ix)    transfer, assign, lease, sell, license, sublicense, abandon, permit to lapse or expire (other than expiration of any Intellectual Property Right in accordance with its maximum statutory term) or otherwise dispose of any material asset, except for (x) obsolete tangible assets, (y) securities and investment assets held by the Regulated Entities of the type and nature invested, in each case of clauses (x) and (y), in the ordinary course of business consistent with past practice and (z) expiration of any Contract in accordance with its terms;
(x)    disclose any Trade Secrets (other than pursuant to a written confidentiality agreement entered into in the ordinary course of business consistent with past practice with reasonable protections of, and preserving all rights of each member of the Company Group and each of its Subsidiaries in, such Trade Secrets);
(xi)    (A) incur any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities or guarantee any debt securities of another Person, other than the incurrence of Indebtedness incurred under current borrowing agreements pursuant to which members of the Company Group are borrowers in the ordinary course of business consistent with past practice; (B) make any loans, advances or capital contributions to, or guarantees for the benefit of, or investments in, any other Person or (C) cancel or forgive any Indebtedness owed to it;
(xii)    adopt a complete or partial plan of liquidation, dissolution, restructuring, recapitalization, bankruptcy or other similar reorganization other than, pursuant to the Restructuring, with respect to Meridian Iowa;
(xiii)    (A) increase compensation or pay or provide any benefits to, or make any change in the compensation or benefits payable or provided to, any of its current or former directors, officers, employees, other than (x) in the case of employees who are not officers or directors who earn an annual base salary and incentive compensation opportunity that is not reasonably expected to exceed $250,000, normal increases in base salaries or wage rates, in connection with regular performance reviews, or in response to an offer from a potential competitive Third Party employer, in each case, in the ordinary course of business consistent with past practice and with prior written notice to Acquiror, (y) as contemplated by any item that is treated as a Transaction Expense and disclosed to Acquiror prior to the Closing, or (z) as required by the terms of any Employee Benefit Plan or Company Benefit Plan existing on the date of this Agreement that is listed on Section 3.15(a) of the Company Disclosure Schedules, (B) hire any new employees, unless such hiring is in the ordinary course of business consistent with past practice and is with respect to employees having an annual base salary or fee and incentive compensation opportunity that is not reasonably expected to exceed $250,000, (C) other than as contemplated by any item that is treated as a Transaction Expense and disclosed to Acquiror prior to the Closing, and except to the extent required by applicable Law or for offer letters for newly hired employees in the ordinary course of business consistent, with past practice with an annual base salary and incentive compensation opportunity not to exceed $250,000, enter into or amend any Employee Benefit Plan, any Company Benefit Plan or other Contract of employment or any consulting, bonus, severance, retention, change in control, retirement or similar agreement, (D) except as required to ensure that any Employee Benefit Plan or Company Benefit Plan is not then out of compliance with applicable Law or for ordinary renewals associated with any health or welfare plan made in the ordinary course of business consistent with past practice, enter into or adopt any new, or increase compensation or benefits under or renew, amend in any material respect, extend or terminate any Employee Benefit Plan, Company Benefit Plan or CBA (or any arrangement that would be an Employee Benefit Plan or Company Benefit Plan if in effect on the date of this Agreement) other than as contemplated by any item that is treated as a Transaction Expense and disclosed to Acquiror prior to the Closing, (E) take any action to cause to accelerate the payment, funding, right to payment or vesting of any compensation or benefits to any of its current or former directors, officers or employees (except as required pursuant to this Agreement), or (F) terminate (other than for cause, as reasonably determined by any member of the Company Group or any of its Subsidiaries) the employment or service of any employee of any member of Company Group or any of its Subsidiaries with an annual base salary and incentive compensation opportunity that exceeds $250,000;
(xiv)    enter into (A) any new lease, sublease, license or other Contract for the use or occupancy of any real property or (B) any Contract to acquire any real property;
(xv)    (A) enter into any Contract that if entered into prior to the date of this Agreement would be a Material Contract or (B) amend, renew, terminate or expressly waive any material right under any Material Contract, in each case described in clauses (A) and (B), other than in the ordinary course of business consistent with past practice (provided, that the foregoing shall not permit any member of the Company Group or any of its Subsidiaries to enter into, amend, renew, terminate or expressly waive any material right under any Contract that would constitute a Material Contract under Section 3.10(a)(xiii) (non-compete; most favored nations; right of first refusal), any Material Contract under subclause (iii) (Joint Ventures and Profit Sharing Arrangements) of Section 3.10(a) (other than as contemplated by Section 6.1(b)(vii)) or any material right under any Real Property Lease);
(xvi)    settle or compromise any Action (whether or not commenced prior to the date of this Agreement) (A) involving the payment of, or an agreement to pay over time, cash, notes or other property with a value in excess of $1,000,000 individually or $6,000,000 in the aggregate, (B) which after the Closing Date, will require any member of the Company Group or any of its Subsidiaries to satisfy any financial obligation, or (C) which imposes any equitable or injunctive relief (other than customary confidentiality provisions);
(xvii)    make, change or revoke any Tax election, change any annual Tax accounting period, adopt or change any Tax accounting method, file any amended Tax Return, enter into any closing agreement or settle any material Tax claim or assessment relating to any member of the Company Group or any of its Subsidiaries, or surrender any right to claim a refund, offset or other reduction of Taxes or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to any member, in each case, to the extent reasonably anticipated to adversely affect Acquiror or the Company Group with respect to Taxes following the Closing Date;
(xviii)    implement or announce any layoff of employees that would reasonably be expected to implicate the WARN Act;
(xix)    enter into any Affiliate Transaction; or
(xx)    enter into a binding commitment to take any action not permitted to be taken pursuant to this Section 6.1;
it being understood, however, that nothing contained in this Agreement (i) is intended to give Acquiror, directly or indirectly, the right to control or direct the operations of the business of any member of the Company Group or any of its Subsidiaries prior to the Closing and (ii) prohibit or restricts any member of the Company Group or any of its Subsidiaries from (A) entering into any Contracts to provide services as a pharmacy benefit manager; (B) expand benefits and offerings for the (x) Medicare lines of business in Michigan, Ohio, Illinois or Indiana and (y) HIX lines of business in Michigan; or (C) respond to any request for procurement for Medicaid services in Ohio or North Carolina and take the necessary steps to prepare the Company Group or any of its Subsidiaries to operationalize should the outcome be favorable to the Company Group.
6.2    Reasonable Best Efforts.
(a)    Each of Acquiror, each member of the Company Group and Seller shall cooperate with each other and use their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part to consummate and make effective the transactions contemplated by this Agreement as soon as practicable, including using reasonable best efforts to obtain as promptly as practicable all consents, approvals, registrations, authorizations, waivers or Licenses necessary or advisable to be obtained from any Third Party or any Governmental Authority (including preparing and filing as promptly as reasonably practicable all documents in connection therewith) in order to consummate the transactions contemplated by this Agreement and the other Transaction Documents.
(b)    Each member of the Company Group and each of its Subsidiaries on the one hand and Acquiror on the other hand shall give any notices to Third Parties required in connection with the transactions contemplated by this Agreement (including in connection with the Restructuring) for which notice to or consent of a Third Party is required, and Seller and Acquiror shall consult with one another as reasonably requested by the other in connection with the foregoing; provided, however that neither Seller, any Affiliate of Seller (including each member of the Company Group and its Subsidiaries), any member of the Cotton Family nor Acquiror or its Affiliates shall be obligated to pay any amounts or provide other consideration to any Third Party in connection with obtaining or seeking to obtain any consents from any Third Party, except that, subject to the other terms of this Agreement (including the first proviso in Section 6.3(c)), (i) the parties shall pay fixed and ordinary course filing fees required to be made by any Governmental Authority and (ii) Acquiror and Acquiror’s Affiliates shall pay all fees and payments that either (A) are required by any Governmental Authority to be paid in connection with the transactions contemplated by this Agreement or (B) are necessary to obtain any Required Acquiror Consent.
(c)    Subject to the terms and conditions of this Agreement, Acquiror, Seller and the Company Group shall not, and shall cause their respective Affiliates not to, acquire or agree to acquire, a managed care organization, where such acquisition by Acquiror, Seller or the Company Group has or would reasonably be expected to have, the effect of preventing, materially impeding or materially delaying the consummation of the transactions contemplated under this Agreement.
6.3    Consents; Filings; Further Actions.
(a)    In furtherance and not in limitation of Section 6.2(a), each of Acquiror, each member of the Company Group and Seller agree to, and each shall cause its Affiliates to, use its respective reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods, or receipt of required authorizations, consents and approvals, as applicable, under the HSR Act, CMS Notice Requirements, state insurance Laws and any other applicable Law as soon as reasonably practicable, including (i) within ten (10) Business Days after the date of this Agreement, Acquiror and Seller and their respective Affiliates, as applicable, shall make, or cause to be made, all necessary filings of notification and report forms under the HSR Act, (ii) within twenty-five (25) Business Days after the date of this Agreement, Acquiror shall file all Form A, Form E or other filings required to be filed by Acquiror with respect to all Required Acquiror Consents, (iii) promptly following the date hereof, Acquiror and Seller and their respective Affiliates, as applicable, shall make all necessary filings and submissions under the CMS Notice Requirements and (iv) promptly following the date hereof, Acquiror and Seller and their respective Affiliates, as applicable, shall each make all other necessary filings and submissions (including with respect to the Required Company Consents) that may be required under state insurance Laws and any other applicable Law.
(b)    Each of Acquiror and each member of the Company Group shall, and shall cause each of its respective Affiliates to, use its respective reasonable best efforts, and cooperate with the other parties hereto, in (A) furnishing to the other parties hereto any information or documentary material and making available to the other parties hereto access to their respective representatives and (B) responding to any written or oral requests from Governmental Authorities for additional information or documentary material, including providing to the other parties hereto copies of all material, substantive correspondence, filings or communications with any Governmental Authority and promptly informing the other parties hereto of any communication received by such party or its Affiliates from, or given by such party or its Affiliates to any Governmental Authority, in each case of clause (A) and (B) with respect to any authorizations, consents, approvals and the transactions contemplated by this Agreement, subject to any Access Limitations. Notwithstanding anything to the contrary herein, (i) Acquiror shall take the lead on developing the strategy for and coordinating communications with any Governmental Authority in connection with the transactions contemplated by this Agreement, subject to the other obligations in this Section 6.3, including consulting with and considering in good faith the views of Seller; (ii) Seller, the Company Group and their respective Affiliates shall not, and shall not permit any of their officers or any of their other representatives to, make any filings or submissions with any Governmental Authority in respect of any authorizations, consents or approvals or otherwise in connection with the transactions contemplated by this Agreement, unless it obtains the consent of Acquiror in advance (such consent not to be unreasonably withheld, conditioned or delayed) and provides Acquirer the opportunity to review and comment on any such filings or submissions, and promptly makes available to Acquiror a copy of any such filing or submission that is delivered to a Governmental Authority, and Acquiror and its respective Affiliates shall (A) provide the other parties hereto the reasonable opportunity to review and comment on such filings or submissions with any Governmental Authority in connection with the transactions contemplated by this Agreement, (B) consult the other parties hereto on, and considers in good faith the views of the other parties hereto in connection with, any such filing or submission and (C) promptly makes available to the other parties hereto a copy of any such filing or submission that is delivered to a Governmental Authority; and (iii) neither Seller, the Company Group nor any of their respective Affiliates shall, and neither shall permit any of its officers or any of its other representatives to, participate in or initiate any meeting, whether in person or telephonic, or engage in other communication with, any Governmental Authority in respect of any authorizations, consents or approvals (including, for the avoidance of doubt, with respect to Form A, Form E or other filings required to be filed by Acquiror with respect to the Required Acquiror Consents) or otherwise in connection with the transactions contemplated by this Agreement, unless it obtains the consent of Acquiror in advance (such consent not to be unreasonably withheld, conditioned, or delayed) and provides Acquiror the opportunity to attend and participate in any such meeting or other communication (or if such meeting, whether in person or telephonic, or other communication is initiated by a Governmental Authority, to the extent practicable notifies the other parties hereto and provides the other parties hereto with the opportunity to attend and participate in any such meeting or other communication (unless prohibited by applicable Law)); provided, that this sentence shall not prohibit Seller, the Company Group or any of their respective Affiliates from (x) participating or engaging in ordinary course meetings or communications with any Governmental Authority that are not related to the transactions contemplated by the Agreement, or (y) if a Governmental Authority initiates a communication addressing the transactions contemplated by this Agreement during any ordinary course meeting or similar engagement, in the case of each of clauses (x) and (y), to the extent it is not practicable to notify Acquiror or provide Acquiror the opportunity to participate, in which case Seller, the Company Group and such Affiliate shall promptly notify Acquiror of such communication and its contents unless prohibited by applicable Law; and (iv) any party hereto, as it deems advisable or necessary, may reasonably designate any confidential or competitively sensitive information provided under this Section 6.3 as for “outside counsel only,” and no party hereto shall be obligated to provide to any other party hereto any portion of its or its Affiliates’ notification filing under any the HSR Act not customarily furnished to another party in connection with filings under the HSR Act. To the extent practicable, (1) Acquiror and its Affiliates shall consult with and consider in good faith the views of Seller in advance of any meeting, whether in person or telephonic, or other communication with, any Governmental Authority in connection with the transactions contemplated by this Agreement (unless prohibited by applicable Law), and (2) Acquiror shall not unreasonably deny a request by Seller or any member of the Company Group for any of its officers or any of its other representatives to attend and participate in any such meeting (unless prohibited by applicable Law) on a basis consistent with the timing and strategy determined by Acquiror. The parties agree to request early termination with respect to any waiting period prescribed by the HSR Act. Acquiror shall pay one hundred percent (100%) of any filing fees for any filings under the HSR Act, Insurance Laws and any other applicable Laws contemplated by this Agreement.
(c)    In furtherance and not in limitation of the other provisions contained in this Agreement, Acquiror on behalf of itself and its Affiliates, further agrees that Acquiror and its Affiliates shall take any and all steps and actions necessary (A) to avoid or eliminate prior to the Outside Date each and every impediment to Closing that exists, arises or is asserted (or that would reasonably be expected to exist, arise or be asserted), (B) to obtain any authorizations, consents, approvals, or waivers of any Governmental Authority with respect to the transactions contemplated by this Agreement prior to the Outside Date and (C) to cause any applicable waiting periods or review periods under all applicable Laws to terminate or expire as soon as practicable, all to the end of effecting the consummation of the transactions contemplated by this Agreement as soon as practical and, in any event, prior to the Outside Date; provided, that none of Acquiror, nor its respective Affiliates, shall be required to propose, negotiate, commit to, agree to or effect a Burdensome Condition. Without the prior written consent of Acquiror, neither Seller nor the Company Group shall, with respect to any Governmental Authority, in connection with the transactions contemplated by this Agreement, propose, negotiate, commit to, agree to or effect any restriction, condition, limitation, action or requirement on the Company Group or its Subsidiaries or Acquiror or its Affiliates and their respective businesses. Subject to Acquiror and its Affiliates complying with their other obligations in Section 6.2 and Section 6.3, neither Acquiror nor its Affiliates shall be required to (i) contest, defend or appeal any litigation brought by a Governmental Authority that seeks to prohibit, prevent or restrict the transactions contemplated by this Agreement or (ii) contest or appeal any Order issued by a Governmental Authority that prohibits, prevents or restricts the transactions contemplated by this Agreement; provided, that if any Order that prohibits, prevents or restrains the transactions contemplated by this Agreement is issued, or litigation or similar proceedings that seek to prohibit, prevent or restrict the transactions contemplated by this Agreement are brought or issued by a state Governmental Authority, then the Acquiror and Seller will consult on a course of action and none of the Acquiror, Seller or Company Group will be prohibited from, at its own effort and expense, solely in its own name, and subject to the other terms of this Agreement, contesting, defending or appealing the proceeding, or challenging the Order, if it believes in good faith the Governmental Authority’s action is contrary to applicable state Law. For the avoidance of doubt, neither Acquiror nor its Affiliates shall take without the prior written consent of Seller (and neither the Company Group nor its Subsidiaries shall be required to take) any action contemplated by this Section 6.3 with respect to the Company Group or its Subsidiaries the effectiveness or consummation of which is not conditioned on the occurrence of the Closing. Nothing in this Section 6.3 imposes any obligations on Seller or any of its Affiliates as to any interests or holdings of Seller or any of its Affiliates, other than the Company Group and its Subsidiaries, either prior to or after the Closing.
6.4    Access.
(a)    From the date of this Agreement through the earlier of the Closing and the termination of this Agreement, the Company Group and Seller shall afford to Acquiror and its employees and representatives reasonable access during normal business hours, upon reasonable notice, and in a manner so as to not interfere unreasonably with the normal business operations of the Company Group, to (i) the books and records, employees and properties of the Company Group and (ii) such additional financial and operating data and other information relating to the Company

Group and its business and assets as Acquiror may from time to time reasonably request. Notwithstanding the foregoing, the Company Group and Seller shall have no such obligations with respect to (a) information that, if provided, would adversely affect the ability of Seller or any of its Affiliates to assert attorney-client or attorney work product privilege or a similar privilege, (b) information relating to communications regarding the divesture of Seller, any member of the Company Group or any of its Subsidiaries (including information relating to the identity of other Persons expressing an interest in acquiring Seller, any member of the Company Group or any of its Subsidiaries and the terms of all such proposals) and (c) information that, in the reasonable opinion of Seller’s legal counsel, would be reasonably expected to result in a violation of any Law or Order or any Contract executed prior to the date of this Agreement (it being understood that the Company Group and Seller shall cooperate in any reasonable efforts and requests for waivers that would enable otherwise required disclosure to Acquiror to occur without so jeopardizing privilege or violating such Law or Order or such Contract).
(b)    The parties hereto agree that all information obtained from any other party hereto or its Affiliates, officers, agents, representatives or employees, whether or not relating to the business of the Company Group or any of its Subsidiaries, as applicable, under or pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement, which, notwithstanding anything contained therein, shall remain in full force and effect following the execution of this Agreement and shall survive any termination of this Agreement. Effective upon the Closing, the Confidentiality Agreement shall terminate.
(c)    Other than as contemplated by Section 6.4(a), none of Acquiror, any Affiliate of Acquiror or any employee or representative of any of the foregoing shall, directly or indirectly, contact or communicate with any employees or consultants of Seller, any member of the Company Group or any of its Subsidiaries or any Third Party that has business dealings with Seller, any member of the Company Group or any of its Subsidiaries, in each case, with respect to the transactions contemplated by this Agreement or perform or cause to be performed any invasive or subsurface investigation of the properties and facilities of any member of the Company Group or any of its Subsidiaries, except with the express prior written consent of Seller in each instance.
6.5    Notification of Certain Matters. From the date of this Agreement through the earlier of the Closing and the termination of this Agreement (a) the Company Group and Seller shall give Acquiror prompt notice in writing of any effect, change, event, occurrence, state of facts, circumstance or development that has had, or would reasonably be expected to have, a Material Adverse Effect, and (b) Acquiror, on the one hand, and the Company Group and Seller, on the other hand, shall give each other prompt notice in writing of: (i) any effect, change, event, occurrence, state of facts, circumstance or development that (A) renders, or would reasonably be expected to render, any representation or warranty of such party set forth in this Agreement to be untrue or inaccurate to an extent such that the conditions set forth in Sections 7.2(a) and 7.3(a), as applicable, would not be satisfied if the Closing were to then occur or (B) constitutes a breach or default of any covenant or agreement of such party set forth in this Agreement to an extent such that the conditions set forth in Sections 7.2(b) and 7.3(b), as applicable, would not be satisfied if the Closing were to then occur; or (ii) any Action commenced or, to the Knowledge of Seller or to the Knowledge of Acquiror, as applicable, threatened against or otherwise affecting the notifying party, which relate to the consummation of the transactions contemplated by this Agreement or the other Transaction

Documents; provided, that no such notification, nor any failure to make such notification, shall affect any of the representations, warranties, covenants, agreements, rights or remedies, or the conditions to the obligations of, the parties.
6.6    Exclusivity. From the date of this Agreement through the earlier of the Closing and the termination of this Agreement in accordance with its terms, Seller agrees that no member of the Company Group, any of its Subsidiaries, nor Seller, nor shall any member of the Company Group, any of its Subsidiaries, nor Seller permit their respective controlling persons, equityholders, employees, officers, board directors, Affiliates, advisors, agents or other representatives to: (a) encourage, initiate, solicit, entertain, negotiate, facilitate, discuss, accept, approve, endorse or agree to, directly or indirectly, any proposal or offer (a “Proposal”) by a Third Party (other than Acquiror or any other Person Acquiror designates) regarding (i) the sale or license of all or any material assets of any member of the Company Group or any of its Subsidiaries (other than the sale of obsolete assets in the ordinary course of business consistent with past practice or with respect to the Restructuring (including with respect to Meridian Iowa)) or (ii) any sale of Equity Equivalents, merger, business combination, joint venture, consolidation, public offering, recapitalization, refinancing or other similar transaction involving any member of the Company Group or any of its Subsidiaries, excluding, for the avoidance of doubt, transfers amongst direct equityholders of Seller or transfers by direct equityholders of Seller to any trust or other estate planning vehicle, the sole beneficiaries of which are such current equityholder’s spouse or lineal descendants (the transactions referred to in clause (i) or (ii) above, each a “Competing Transaction”), (b) provide any information regarding any member of the Company Group or any of its Subsidiaries (including this Agreement and any other materials containing Acquiror’s or its Affiliates’ proposal) to any Person who has made or would reasonably be expected to make a Proposal regarding a Competing Transaction (other than to Acquiror or its representatives and agents and any other Person designated by Acquiror) or (c) enter into any Competing Transaction or any agreement, memorandum of understanding or letter of intent relating thereto. Each member of the Company Group, each of its Subsidiaries, Seller and each of their respective controlling persons, equityholders, employees, officers, board directors, Affiliates, advisors, agents or other representatives, as applicable, shall immediately cease and cause to be terminated any previously undertaken or ongoing activities, discussions or negotiations with any other Person with respect to any Competing Transaction (other than with Acquiror or its representatives and agents and any other Person Acquiror designates). Seller shall (A) promptly (and in any event within two (2) Business Days) notify Acquiror if it, any member of the Company Group or any of their controlling persons, equityholders, board directors, officers or Affiliates or, to the Knowledge of Seller, any of its advisors, agents or other representatives, as applicable, receives after the date of this Agreement, any Proposal regarding a Competing Transaction or any indications of interest or requests for information in respect of such Proposal and (B) promptly (and in any event within five (5) Business Days) request in writing that all Persons who have or could be expected to make a Proposal regarding a Competing Transaction and to whom nonpublic information concerning any member of the Company Group or any of its Subsidiaries has been distributed on or prior to the date of this Agreement destroy or return such information to any member of the Company Group as soon as possible (and, if applicable under contractual arrangements between any Company Group or any of its Subsidiaries and such Persons, certify as to the destruction of such information) and immediately cause any Third Party (other than Acquiror or its representatives and agents and any other Person Acquiror designates) to cease to have any access to the Data Room or any similar data site.

6.7    Cash and Cash Equivalents. If the Estimated Net Working Capital Adjustment is negative, Seller shall cause the Company Group to have an aggregate amount of Cash on Hand equal to or greater than the difference between the Estimated Net Working Capital Adjustment and $0.
6.8    Directors and Officers. Prior to or concurrently with the Closing, Acquiror or its Affiliates shall obtain and pay for extended reporting periods (or “tails”) for any directors’ and officers’ liability insurance policies that (a) provide coverage for the period from the Closing Date and ending six (6) years from the Closing Date, (b) cover current or former directors or officers of each member of the Company Group who is or prior to the Closing becomes, or has been at any time prior to the date of the Agreement, an insured under the Company Group’s current policies of directors’ and officers’ liability insurance and (c) contain terms (including with respect to coverage and amounts) and conditions (including with respect to deductibles and exclusions) that are no less advantageous with respect to claims arising out of or relating to events that occurred before or at the Closing (including in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated by this Agreement) than the current policies of directors’ and officers’ liability insurance maintained by the Company Group if the cost thereof does not exceed 300% of the last annual premium paid by the Company Group for the current policies of directors’ and officers’ liability insurance maintained by the Company Group before the date of this Agreement (the “D&O Cap”). If Acquiror or its Affiliates are unable to obtain the “tail” policy and unable to obtain the insurance described in the prior sentence for an amount less than or equal to the D&O Cap, Acquiror or its Affiliates shall instead obtain as much comparable insurance as possible for an annual premium equal to the D&O Cap. Acquiror shall cause such “tail” insurance policies to be maintained in full force and effect, for their full term.
6.9    Financing.
(a)    Without Seller’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), Acquiror shall not agree to any replacement, amendment or modification to the Financing Commitments if such replacement, amendment or modification would (x) reduce the amount of aggregate cash proceeds available from the Financing to less than required to consummate the Closing, (y) impose new or additional conditions precedent that would reasonably be expected to materially delay or prevent the Closing or make the funding of the Financing materially less likely to occur or (z) materially impact the ability of Acquiror to enforce its rights against other parties to the Financing Commitments of the definitive agreements with respect thereto. Acquiror shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to arrange and obtain the Financing on the terms and conditions described in the Financing Commitments (including the flex provisions therein, but not in excess or outside of such provisions unless so agreed by Acquiror, and taking into account the anticipated timing of the Marketing Period), including using its reasonable best efforts to take such actions as set forth on Schedule 6.9. Without limiting the generality of the foregoing, Acquiror shall give Seller prompt written notice: (A) of any breach or default or threatened breach or default by any party to any Financing Commitment, in each case, of which Acquiror becomes aware, if such breach or default would reasonably be expected to result in a material delay of the Closing Date; and (B) of the receipt of any written notice or other written communication from any Person with respect to any breach or default or threatened breach, termination or repudiation by any party to any Financing

Commitment. If any portion of the Financing becomes unavailable (after giving effect to any other financing sources then available) on the terms and conditions (including the flex provisions but not in excess or outside such flex provisions unless so agreed by Acquiror) contemplated in the Financing Commitments in effect on the date of this Agreement so as not to enable Acquiror to proceed with consummating the transactions contemplated by this Agreement in a timely manner, Acquiror shall use its reasonable best efforts to arrange and obtain, as promptly as practicable following the occurrence of such event, alternative financing from the same or alternative sources in an amount sufficient, when added to the portion of the Financing being replaced that is still available, to consummate the transactions contemplated by this Agreement and on terms and conditions that are not materially less favorable to Acquiror, taken as a whole (taking into account any flex provisions, but not in excess or outside of such flex provisions unless so agreed by Acquiror) (as determined by Acquiror in good faith), than those set forth in the Financing Commitments in effect on the date of this Agreement (“Alternative Financing”). Notwithstanding anything herein to the contrary, in no event shall the reasonable best efforts of Acquiror be deemed or construed to require Acquiror to, and Acquiror shall not be required to, (1) pay any fees materially in excess of those contemplated by the Financing Commitments or (2) agree to any economic provision that is materially outside of, or materially less favorable than, any applicable economic provision of the Financing Commitments or any related fee letter (including any flex provision therein). Acquiror shall, upon written request, keep Seller reasonably informed of the status of its efforts to arrange the Financing. Any reference in this Agreement to the “Financing” and “Financing Commitments” (other than Section 5.5) shall include the financing contemplated by the Financing Commitments on the date of this Agreement, as permitted to be amended, modified or replaced (in whole or in part) by this Section 6.9(a), including any Alternative Financing.
(b)    Prior to the Closing, the Company Group shall use reasonable best efforts to, and shall use reasonable best efforts to cause the employees and representatives of the Company Group to, provide to Acquiror, at Acquiror’s sole expense, all reasonable cooperation reasonably requested by Acquiror in connection with the Financing, including:
(i)    furnishing Acquiror and its Financing Sources as promptly as reasonably practicable with financial and other similar information regarding the Company Group and its Subsidiaries as may be reasonably requested by Acquiror or the Financing Sources in connection with the Financing, including financial statements (including the financial statements set forth in clause (ii) below) (which, with respect to annual financial statements, shall have been audited and, with respect to interim financial statements, shall have been reviewed by the independent accountants for the Company Group as provided in Statement on Auditing Standards Section AU 722), pro forma financial statements of the Company Group (provided, that it is understood that the preparation of combined pro forma financial information and the assumptions underlying the pro forma adjustments to be made are the responsibility of Acquiror), business and other financial data of the type and form required by Regulation S-X and Regulation S-K under the Securities Act and of type and form customarily included in a registration statement on Form S-1 under the Securities Act for a public offering of the debt securities contemplated by the Financing Commitments, assuming that such offering was consummated at the same time during the Company Group’s fiscal year as the offering of debt securities contemplated by the Financing Commitments (other than consolidating financial statements; provided, that customary data as to the total assets, revenue,

EBITDA and adjusted EBITDA of non-guarantor Subsidiaries shall be provided), all other data that would be necessary for the underwriter to such offering of the debt securities contemplated by the Financing Commitments to receive customary “comfort” (including “negative assurance” comfort) from the Company Group’s independent accountants in connection with such offering of the debt securities contemplated by the Financing Commitments, and reasonable and customary authorization letters to the financing sources authorizing the distribution of information to prospective lenders and containing customary information;
(ii)    furnishing Acquiror and its Financing Sources as promptly as reasonably practicable with the Required Information;
(iii)    participating in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers, underwriters, initial purchasers or agents for, and prospective lenders and purchasers of, the financing and senior management and representatives, with appropriate seniority and expertise, of the Company Group and its Subsidiaries), presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the financing.
(iv)    facilitating the pledging of collateral and perfection of security interests (including obtaining customary payoff letters, lien releases and instruments of termination or discharge) as required by the Financing Commitments, including executing and delivering any customary collateral documents and other customary documents and certificates as may be reasonably requested by Acquiror and cooperating and assisting Acquiror in obtaining customary legal opinions, appraisals, surveys, title insurance, other certifications and documents as reasonably required by the Financing Sources for financings similar to the Financing, and cooperating with and assisting Acquiror in connection with obtaining such items;
(v)    assisting with the preparation of materials for rating agencies and rating agency presentations, bank information memoranda, offering documents (including assistance in the preparation of pro forma financial statements giving effect to the transactions hereunder), private placement memorandum and similar documents required in connection with the Financing;
(vi)    facilitating the execution and delivery at the Closing of definitive Financing documents by the Company Group and its Subsidiaries and all other customary documents in connection therewith, including pledge and security agreements, mortgages, guarantees, filings and certificates as reasonably required in connection with the Financing (including a certificate of the Chief Financial Officer of a member of the Company Group or any of its Subsidiaries with respect to solvency matters regarding the Company Group or any of its Subsidiaries and consents of independent accountants for the use of their reports in any materials relating to the Financing, provided, that any obligations contained in such documents shall be effective no earlier than as of the Closing);

(vii)    if reasonably requested in writing at least ten (10) days prior to Closing, providing at least five (5) Business Days prior to the Closing, and as reasonably requested by Acquiror, all documentation and other information with respect to the Company Group, the Company Group’s Subsidiaries and their respective Affiliates that the Financing Sources have determined is required by regulatory authorities in connection with applicable “know your customer”, anti-money laundering rules and regulations, including the USA PATRIOT Act and beneficial ownership regulations);
(viii)    using reasonable best efforts to cooperate with Acquiror to satisfy the conditions precedent to the Financing to the extent within the control of the Company Group and causing the taking of corporate actions by the Company Group and its Subsidiaries reasonably necessary to permit the completion of the Financing;
provided, that (A) the foregoing shall not require such cooperation to the extent that it would interfere unreasonably with the business or operation of any member of the Company Group or any of its Subsidiaries, and (B) no member of the Company Group nor any of its Subsidiaries (or any director, officer or employee thereof) shall be required to commit to take any action (including the payment of any commitment or other fee or the incurrence of any liability prior to the Closing to the extent not prepaid by Acquiror) that is not contingent upon the Closing (including the entry into any Contract) or that would be effective prior to the Closing Date or that would create any material risk of personal liability on the part of any director, officer or employee of the Company Group or any of its Subsidiaries. The Company Group hereby consents to the reasonable use of the Company Group’s and its Subsidiaries’ logos in connection with the Financing; provided, that such logos are used in a manner that is not intended to or reasonably likely to harm or disparage the Company Group or any of its Subsidiaries or the reputation or goodwill of the Company Group or any of its Subsidiaries.
6.10    Restructuring.
(a)    Prior to the Closing, Seller shall take (or cause to be taken) each of the actions set forth on Annex D including executing and delivering all related agreements, instruments, certificates and other documents to effect such actions (collectively, the “Restructuring”).
(b)    Seller shall consult with Acquiror on a regular basis and cooperate in good faith in connection with the Restructuring, and Seller shall not enter into any Contract, make any filing or take any material action not expressly contemplated by Annex D in connection with the Restructuring without the prior written consent of Acquiror (such consent not to be unreasonably withheld, conditioned or delayed). Seller may modify the transactions set forth on Annex D only with the prior written consent of Acquiror (such consent not to be unreasonably withheld, conditioned or delayed).
6.11    Post-Closing Access to Information. After the Closing, each of Acquiror and Seller shall afford the other and its counsel, accountants and other representatives, during normal business hours, reasonable access to the books, records and other information in such party’s possession or control relating to the assets, liabilities or operations of the Company Group and its Subsidiaries with respect to periods prior to the Closing, and the right to make copies and extracts therefrom at its expense, to the extent such access is reasonably required by the requesting party for any proper business purpose. Without limitation, after the Closing, each of Acquiror and Seller shall make available to the other, as reasonably requested, and to any Tax authority that is legally permitted to receive the following pursuant to its subpoena power or its equivalent, all books, records and other information relating to Tax Liabilities or potential Tax Liabilities for all periods prior to or including the Closing Date and shall preserve all such books, records and other information until the expiration of any applicable statute of limitations for assessment or refund of Taxes or extensions thereof. Subject to the previous sentence, each of Acquiror and Seller agrees, for a period of seven (7) years after the Closing Date, not to destroy or otherwise dispose of any of the books, records or other information described in this Section 6.11 without first offering in writing to surrender such books, records or other information to the other, which other party shall have ten (10) days after such offer to agree in writing to take possession thereof. For the avoidance of doubt, after the Closing, books, records and other information in the possession or control of the Company Group or any of its Subsidiaries shall be deemed in Acquiror’s possession or control for purposes of this Section 6.11.
6.12    Financial Statements.
(a)    Seller shall provide to Acquiror (i) (A) by July 31, 2018, an unaudited, consolidated balance sheet, statement of comprehensive income, statement of stockholders’ equity and statement of cash flows for Seller and its Subsidiaries as of and for the fiscal quarter ended March 31, 2018, including the comparable period in the prior year, and accompanying notes to such financial statements, prepared in accordance with GAAP and Regulation S-X, and (B) promptly, and in any event within fifty (50) days after the end of each fiscal quarter ending prior to the Closing Date, beginning with the fiscal quarter ended June 30, 2018, an unaudited, consolidated balance sheet, statement of comprehensive income, statement of stockholders’ equity and statement of cash flows for Seller and its Subsidiaries as of and for such period, including the comparable period in the prior year, and accompanying notes to such financial statements, prepared in accordance with GAAP and Regulation S-X (collectively, the “Additional Interim Financial Statements”), (ii) promptly, and in any event within eighty (80) days after the end of each fiscal year of Seller ending prior to the Closing Date, beginning with the fiscal year ended December 31, 2018, the audited, consolidated balance sheets, statements of operations, statements of comprehensive income, statements of stockholders’ equity and statements of cash flows of Seller and its Subsidiaries as of and for such fiscal year, and accompanying notes to such financial statements, prepared in accordance with GAAP and Regulation S-X (together with the Additional Interim Financial Statements, collectively, the “Additional Financial Statements”), and (iii) within fourteen (14) days after the end of each full fiscal month ending after the date of this Agreement, such monthly financial data and information, if any, to the extent regularly prepared for Seller’s or the Company Group’s internal use in respect of Seller and its Subsidiaries.
(b)    Seller shall provide to Acquiror as soon as reasonably practicable upon such statements becoming available, statutory financial statements (together with the related SAP Statements) of Meridian Michigan and Meridian Illinois as filed with Illinois DOI or Michigan DOI, as applicable, after the date hereof, prepared in accordance with SAP and applicable Law.

6.13    Affiliate Obligations. On or prior to the Closing Date, all unsatisfied Liabilities of any kind (including inter-company accounts, notes, guarantees, loans, or advances) between any member of the Company Group or any of its Subsidiaries, on the one hand, and a Company Affiliate, on the other hand, shall be settled or otherwise eliminated or terminated, as applicable, and cancelled in full, effective as of the Closing, with no continuing Liability by any party (“Affiliate Obligations”).
6.14    Detroit Lease. Caidan Management shall request a waiver, to be effective immediately before the Closing, from 1000 Webward LLC of Caidan Management’s automatic lease expansion obligation set forth under Section 47 of the Detroit Lease that provides that Caidan Management shall have no obligation to lease the 117,109 square feet of additional space provided in the Detroit Lease and will not be required to enter into any amendment to the Detroit Lease to reflect the foregoing; provided, however, that Caidan Management has no obligation to pay any amount in connection with the foregoing.

ARTICLE VII
Closing Conditions
7.1    Conditions Precedent to Each Party’s Obligations. The respective obligations of Acquiror, Seller and each member of the Company Group to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (to the extent permitted by applicable Law) in the waiving party’s discretion, immediately prior to the Closing, of the following conditions:
(a)    Orders. There shall be no Order of any nature of any Governmental Authority of competent jurisdiction or any Law that is in effect, in each case, that imposes a Burdensome Condition or prohibits or prevents the consummation of the transactions contemplated by this Agreement or that has the effect of rendering it unlawful to consummate the transactions contemplated by this Agreement (collectively, the “Restraint”).
(b)    Antitrust. All waiting periods applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.
7.2    Conditions Precedent to Obligations of Acquiror. The obligations of Acquiror to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (to the extent permitted by applicable Law), immediately prior to the Closing, of the following conditions:
(a)    Accuracy of Representations and Warranties. (i)  The representations and warranties of each member of the Company Group and Seller which are Fundamental Representations (other than Section 3.2 (Capitalization of the Company Group)), determined for these purposes without giving effect to any “materiality,” “Material Adverse Effect” or similar qualification, shall be true and correct in all material respects on the Closing Date as if made on and as of the Closing Date (except for representations and warranties that are made as of a specific date, in which case they shall be true and correct in all material respects as of such date); (ii) the representations and warranties contained in Section 3.7(a) (No MAE) and, other than di minimis inaccuracies, Section 3.2 (Capitalization of the Company Group), shall be true and correct in all respects on the Closing Date as if made on and as of the Closing Date; (iii) all other representations and warranties of each member of the Company Group and Seller contained in Article III and Article IV, determined for these purposes without giving effect to any “materiality,” “Material Adverse Effect” or similar qualification, shall be true and correct in all respects on the Closing Date as if made on and as of the Closing Date, except (a) for representations and warranties that are made as of a specific date, in which case they shall be true and correct as of such date, and (b) where the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, a Material Adverse Effect; and (iv) the representations and warranties of the Cotton Family set forth in any Transaction Document, determined for these purposes without giving effect to any “materiality,” “Material Adverse Effect” or similar qualification, shall be true and correct on the Closing Date as if made on and as of the Closing Date (except for representations and warranties that are made as of a specific date, in which case they shall be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to (i) prevent, hinder or materially delay any of the transactions contemplated by this Agreement or (ii) materially impair the ability of the Cotton Family to perform its obligations under the Transaction Documents.
(b)    Compliance with Covenants. Each member of the Company Group and Seller shall have performed and complied with its covenants and agreements under this Agreement in all material respects through the Closing Date.
(c)    No Material Adverse Effect. Since the date of this Agreement, no effect, change, event, occurrence, state of facts, circumstance or development shall have occurred which has had, or would reasonably be expected to have, a Material Adverse Effect.
(d)    Closing Certificate. Acquiror shall have received a certificate, dated as of the Closing Date and validly executed on behalf of each member of the Company Group by an executive officer of each member of the Company Group, stating that the conditions set forth in Sections 7.2(a), 7.2(b) and 7.2(c) have been satisfied.
(e)    Restructuring. The Restructuring shall have been completed and evidence thereof shall have been delivered to Acquiror in accordance with Section 6.10.
(f)    Required Company Consents. The Required Company Consents shall have been obtained without the imposition of a Burdensome Condition (or, in the case of notices, shall have been given).
(g)    Required Acquiror Consents. The Required Acquiror Consents shall have been obtained without the imposition of a Burdensome Condition (or, in the case of notices, shall have been given).
(h)    Other Deliveries. Seller shall have made all other deliveries required to be made at or prior to the Closing pursuant to Section 2.3(a).
7.3    Conditions Precedent to Obligations of Seller and Each Member of the Company Group. The obligations of Seller and each member of the Company Group to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (to the extent permitted by applicable Law), immediately prior to the Closing, of the following conditions:
(a)    Accuracy of Representations and Warranties. (i)  The representations and warranties of Acquiror which are Fundamental Representations, determined for these purposes without giving effect to any “materiality,” “Material Adverse Effect” or similar qualification, shall be true and correct in all material respects on the Closing Date as if made on and as of the Closing Date (except for representations and warranties that are made as of a specific date, in which case they shall be true and correct as of such date); and (ii) all other representations and warranties of Acquiror contained in Article V, determined for these purposes without giving effect to any “materiality,” “Material Adverse Effect” or similar qualification, shall be true and correct on the Closing Date as if made on and as of the Closing Date (except for representations and warranties that are made as of a specific date, in which case they shall be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to (i) prevent, hinder or materially delay any of the transactions contemplated by this Agreement or (ii) materially impair the ability of Acquiror to perform its obligations under this Agreement and the other Transaction Document.
(b)    Compliance with Covenants. Acquiror shall have performed and complied with all of its covenants and agreements under this Agreement in all material respects through the Closing Date.
(c)    Closing Certificate. Seller shall have received a certificate, dated as of the Closing Date and validly executed on behalf of Acquiror, stating that the conditions set forth in Sections 7.3(a) and (b) have been satisfied.
(d)    Required Company Consents. The Required Company Consents shall have been obtained (or, in the case of notices, shall have been given).
(e)    Required Acquiror Consents. The Required Acquiror Consents shall have been obtained (or, in the case of notices, shall have been given).
(f)    Other Deliveries. Acquiror shall have made all other deliveries required to be made at or prior to the Closing pursuant to this Agreement, including those set forth in Section 2.3(b).
ARTICLE VIII
Termination
8.1    Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    by the mutual written consent of Acquiror and Seller;
(b)    by either Acquiror or Seller upon written notice to the other, if:

(i)    the Closing shall not have occurred on or before January 31, 2019 (the “Outside Date”), unless the failure to consummate the transactions as contemplated by this Agreement by such date is primarily the result of a breach by Acquiror (in the case of termination by Acquiror) or any member of the Company Group or Seller (in the case of termination by Seller); provided, however, that to the extent that on the Outside Date, all of the conditions set forth in Article VII have been satisfied or waived other than (A) those conditions that by their nature can be satisfied only at the Closing and (B) any one or more of the conditions set forth in Section 7.1(a), 7.1(b), 7.2(f), 7.2(g), 7.3(d) or 7.3(e), (provided in the case of Section 7.1(a), only if the applicable Restraint in whole or in part relates to the HSR Act, any other antitrust or competition Laws, a Required Acquiror Consent or a Required Company Consent), then the Outside Date shall automatically be extended to the date that is ninety (90) days from the Outside Date (or such other date as the parties agree in writing) unless a Governmental Authority of competent jurisdiction has enacted, issued, promulgated or enforced an Order prohibiting or preventing the transactions contemplated by this Agreement; provided further that if the Outside Date occurs either (A) during the Marketing Period or (B) before the commencement of the Marketing Period but after all of the conditions set forth in Section 8.1(b)(i)(B) have been satisfied or waived (other than those conditions that by their nature can be satisfied only at the Closing), then the Outside Date shall be extended automatically to the third (3rd) Business Day of the first month commencing after the Condition Satisfaction Date and the Closing shall be deemed effective at 12:01 a.m., Eastern time, on the first day of the month in which the Closing occurs; or
(ii)    a Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated or enforced a Restraint which is final and non-appealable, or there shall be in effect any Law, in each case permanently prohibiting or permanently preventing the consummation of the transactions contemplated by this Agreement or that has the effect of rendering it unlawful to consummate the transactions contemplated by this Agreement; provided, that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to a party if such Restraint or other action was primarily due to the failure of such party to perform any of its obligations under this Agreement;
(c)    by Acquiror, if any member of the Company Group or Seller breaches their respective representations, warranties, covenants or agreements contained in this Agreement which breach (i) would give rise to the failure of a condition set forth in Section 7.2(a) or 7.2(b) and (ii) cannot be or is not cured prior to the Outside Date; provided, that Acquiror is not otherwise in material default or material breach of this Agreement;
(d)    by Seller, if Acquiror breaches its representations, warranties, covenants or agreements contained in this Agreement which breach (i) would give rise to the failure of a condition set forth in Section 7.3(a) or 7.3(b) and (ii) cannot be or is not cured prior to the Outside Date; provided, that no member of the Company Group or Seller is otherwise in material default or material breach of this Agreement; or
(e)    by Seller, if (i) the Marketing Period has ended and all of the conditions set forth in Sections 7.1 and 7.2 have been satisfied (other than those conditions that by their nature can be satisfied only at the Closing but which conditions would be capable of being satisfied if the

Closing were at the time of such termination), (ii) Acquiror declines to complete the Closing within five (5) Business Days following the date the Closing should have occurred pursuant to Section 2.2 and (iii) Seller has confirmed in writing to Acquiror that (x) all of the conditions set forth in Section 7.3 have been satisfied (other than those conditions that by their nature can be satisfied only at the Closing but which conditions would be capable of being satisfied if the Closing were at the time of such termination) or will be waived by Seller and (y) was ready, willing and able to consummate the Closing had Acquiror not declined to complete the Closing within five (5) Business Days following the date the Closing should have occurred pursuant to Section 2.2.
8.2    Effect of Termination. If any party terminates this Agreement pursuant to, and in accordance with, Section 8.1, this Agreement shall forthwith become void and of no further force or effect, except that (a) the covenants and agreements set forth in Section 6.4(b), this Section 8.2, Section 8.3 and Article XI shall survive such termination indefinitely and (b) nothing herein shall relieve any party from Liability for Fraud or any willful and material breach of this Agreement.
8.3    Termination Fees.
(a)    If this Agreement is terminated pursuant to Section 8.1(b)(i) or 8.1(b)(ii) and, at the time of such termination, one or more conditions to Closing set forth in Section 7.1(a), 7.1(b), 7.2(g) or 7.3(e) (but for the purposes of Section 7.1(a), only if the applicable Restraint in whole or in part relates to the HSR Act, any other antitrust or competition Laws, or a Required Acquiror Consent) shall have not been satisfied but all other conditions to Closing set forth in Sections 7.1 and 7.2 have been satisfied (other than those conditions that by their nature only can be satisfied at the Closing but which conditions would be capable of being satisfied if the Closing were at the time of such termination), then Acquiror shall pay or cause to be paid to Seller a fee (the “Regulatory Termination Fee”) in cash equal to Fifty Million Dollars ($50,000,000).
(b)    If this Agreement is terminated by Seller pursuant to Section 8.1(e), then Acquiror shall pay or cause to be paid to Seller a fee (the “Reverse Termination Fee”, and together with the Regulatory Termination Fee, the “Termination Fees” and each a “Termination Fee”) in cash equal to One Hundred Million Dollars ($100,000,000).
(c)    In any circumstance in which this Agreement is terminated and Seller has the right to receive a Termination Fee pursuant to and in accordance with Section 8.3(a) or 8.3(b), such Termination Fee shall be paid within two (2) Business Days after the termination of this Agreement, it being understood that in no event shall Acquiror be required to pay or cause to be paid any Termination Fee on more than one occasion. Upon payment of any Termination Fee, none of (i) Acquiror, (ii) the former, current or future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates (including Acquiror Parent and its Subsidiaries), members, managers, general or limited partners, stockholders, assignees of Acquiror, (iii) the Financing Sources or any of their respective former, current or future equityholders, controlling persons, directors, officers, employees, Affiliates, representatives, managers or agents or (iv) any holders or future holders of Equity Equivalents, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders or assignees of any of the foregoing (the Persons described in clauses (i), (ii), (iii) and (iv) shall be collectively referred to as the “Acquiror Group”) shall have any further Liability with respect to this Agreement or the transactions contemplated hereby (including the Financing) to Seller, the Company Group or any other Person (whether at law, in equity, in contract, in tort or otherwise) (except with respect to any member of the Acquiror Group in the case of fraud by such member), and neither Seller, the Company Group nor any other Person shall have any claim or recourse against any member of the Acquiror Group as a result of the breach of any representation, warranty, covenant or agreement of Acquiror contained herein or otherwise arising out of or in connection with the transactions contemplated by this Agreement (including the Financing or the failure to consummate any of the foregoing) (except with respect to any member of the Acquiror Group in the case of fraud by such member). Notwithstanding anything to the contrary in this Agreement, in the event the Company Group receives any Termination Fee from Acquiror pursuant to and in accordance with Section 8.3(a) or 8.3(b), such payment shall be the sole and exclusive remedy of Seller, the Company Group and their respective Affiliates and, without limiting the foregoing, in no event shall (A) any member of the Company Group or any of its Subsidiaries, (B) Seller or any former, current or future, direct or indirect, stockholder, director, officer, employee, agent, representative, Affiliate or assignee of Seller, (C) any member of the Cotton Family or their respective Family Group or any former, current or future agent, representative, or Affiliate of any member of the Cotton Family, or (D) any former, current or future director, officer, employee, agent, representative, Affiliate or assignee of any of the foregoing (the Persons described in clauses (A), (B), (C) and (D) shall be collectively referred to as the “Seller Group”) seek, or permit to be sought, on behalf of any member of the Seller Group, or be entitled to any monetary damages from any member of the Acquiror Group in connection with this Agreement or any of the transactions contemplated hereby (including the Financing), other than (without duplication) payment of the Termination Fee from Acquiror to the extent provided in Section 8.3(a) or 8.3(b) (except with respect to any member of the Acquiror Group in the case of fraud by such member). Nothing in this Section 8.3(c) shall in any way expand or be deemed to expand the circumstances in which Acquiror or any other member of the Acquiror Group may be liable under this Agreement or any of the transactions contemplated hereby (including the Financing). The provisions of this Section 8.3(c) are intended to be for the benefit of, and shall be enforceable by, each member of the Acquiror Group.
(d)    Acquiror acknowledges that the agreements contained in this Article VIII are an integral part of the transactions contemplated by this Agreement, that, without these agreements, Seller and the Company Group would not enter into this Agreement, and that any amounts payable pursuant to this Section 8.3 do not constitute a penalty but constitute payment of liquidated damages and that Seller’s and the Company Group’s liquidated damages amount is reasonable in light of the substantial but indeterminate harm anticipated to be caused by Acquiror’s breach or default under this Agreement, the difficulty of proof of loss and damages and the inconvenience and non-feasibility of otherwise obtaining an adequate remedy. If Acquiror fails to pay the Termination Fee payable under Section 8.3(a) or 8.3(b), then Acquiror shall pay to Seller and its Affiliates all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees and expenses) incurred by Seller and its Affiliates in connection with the collection of such overdue amounts and the enforcement by Seller of its rights under this Section 8.3(d), together with interest on such overdue amounts at a rate per annum equal to the “prime rate” (as announced by JPMorgan Chase Bank, N.A. or any successor thereto) in effect on the date on which such payment was required to be made.

ARTICLE IX
Indemnification
9.1    General Indemnification.
(a)    Indemnification Obligations of Seller. Subject to the limitations contained in Section 9.2, from and after the Closing, Seller shall indemnify Acquiror, the Company Group and their respective Affiliates, officers, directors, employees, agents, successors and permitted assigns (collectively, the “Acquiror Indemnified Persons”) in respect of any Losses that any Acquiror Indemnified Person suffers or incurs as a result of or related to:
(i)    any breach or inaccuracy of any representation or warranty of any member of the Company Group or Seller under this Agreement or any certificate delivered by any member of the Company Group or Seller pursuant to this Agreement;
(ii)    any breach of any covenant by any member of the Company Group under this Agreement prior to the Closing;
(iii)    any breach of any covenant by Seller under this Agreement;
(iv)    any Pre-Closing Taxes;
(v)    the Restructuring, including any Losses suffered or incurred as a result of or relating to any Contract or transaction that is the subject of the Restructuring or the ownership or operation of any of the assets or properties that are the subject of the Restructuring;
(vi)    any Closing Date Transaction Expenses or any Closing Date Indebtedness to the extent not otherwise paid prior to the Closing or reflected in adjustments pursuant to Section 2.4; or
(vii)    the Slaughter Case.
(b)    Indemnification Obligations of Acquiror. From and after the Closing, Acquiror shall indemnify Seller and its respective Affiliates, officers, directors, employees, agents, successors and permitted assigns (collectively, the “Seller Indemnified Persons”) in respect of any Losses that any Seller Indemnified Person suffers or incurs as a result of or related to:
(i)    any breach or inaccuracy of any representation or warranty of Acquiror under this Agreement or any certificate delivered by Acquiror pursuant to this Agreement;
(ii)    any breach of any covenant by Acquiror under this Agreement; or
(iii)    any breach of any covenant by any member of the Company Group under this Agreement after the Closing.

(c)    Materiality Qualifications. Notwithstanding anything in this Agreement to the contrary, if any representation or warranty contained in this Agreement (other than clause (i) of Section 3.7) or any certificate delivered pursuant to this Agreement is qualified by materiality, “Material Adverse Effect” or a derivative thereof, such qualification will be ignored and deemed not included in such representation or warranty for purposes of (i) determining whether there has been a breach or inaccuracy of such representation or warranty and (ii) calculating the amount of Losses with respect to such breach or inaccuracy.
9.2    Limitations on Indemnification by Seller. Notwithstanding anything contained in Section 9.1(a), the indemnification obligations of Seller are subject to the following limitations:
(a)    Seller shall not be required to indemnify any Acquiror Indemnified Person in respect of any Losses for which indemnity is claimed under clause (i) or clause (vii) of Section 9.1(a) for any individual item, or group of items arising out of the same condition or circumstance, where such aggregate Losses for which Seller would otherwise be required to provide indemnification are less than $250,000 (the “Per Claim Amount”), and no such Losses shall be aggregated for purposes of Section 9.2(b);
(b)    Seller shall not be required to indemnify any Acquiror Indemnified Person in respect of any Losses for which indemnity is claimed under clause (i) or clause (vii) of Section 9.1(a) unless and until the aggregate amount of all such Losses for which indemnification under clause (i) or clause (vii) of Section 9.1(a) is being claimed exceeds $15,000,000 (the “Deductible”), at which point Seller, subject to the other provisions of this Section 9.2, shall indemnify the Acquiror Indemnified Persons for such Losses, but only to the extent such Losses exceed the Deductible; provided, that the Deductible shall not apply to any Losses resulting from or arising as a result of any breach or inaccuracy of any Fundamental Representation or the commission of Fraud;
(c)    Seller shall not be required to indemnify any Acquiror Indemnified Person in respect of any Losses for which indemnity is claimed under clause (i) or clause (vii) of Section 9.1(a) to the extent that the aggregate amount of such Losses exceeds $125,000,000 (the “General Cap”); provided, that the General Cap shall not apply to any Losses resulting from or arising as a result of any breach or inaccuracy of any Fundamental Representation or the commission of Fraud; provided, further, that, notwithstanding the General Cap, Seller shall not be required to indemnify any Acquiror Indemnified Person in respect of any Losses for which indemnity is claimed under clause (i) of Section 9.1(a) for any breach or inaccuracy of any representation or warranty set forth in Section 3.12(h) or Section 3.17(d) to the extent that the aggregate amount of such Losses exceeds $35,000,000;
(d)    Seller shall not have any liability for Losses under Section 9.1(a) to the extent any matter forming the basis for such Losses was taken into account when calculating the Final Purchase Price, and no Losses related thereto shall be aggregated for purposes of Section 9.2(b) or Section 9.2(c);
(e)    the obligation of Seller to indemnify the Acquiror Indemnified Parties against any Losses under Section 9.1(a) shall be reduced by the full amount of any reserve, provision or allowance (in the form of an accrued liability or an offset to an asset or similar item) that was reflected in the calculation of the Closing Date Cash on Hand, Closing Date Net Working Capital, Closing Date Statutory Capital, Closing Date Indebtedness or Closing Date Transaction Expenses relating to the matter for which Seller would otherwise be required to provide such indemnification; and
(f)    Seller’s liability for Losses under Section 9.1(a)(iv) shall exclude any Losses other than Taxes (which for the avoidance of doubt includes penalties and interest).
9.3    Limitations on Indemnification by Acquiror. Notwithstanding anything contained in Section 9.1(b), the indemnification obligations of Acquiror are subject to the following limitations:
(a)    Acquiror shall not be required to indemnify any Seller Indemnified Person in respect of any Losses for which indemnity is claimed under clause (i) of Section 9.1(b) for any individual item, or group of items arising out of the same condition or circumstance, where such aggregate Losses for which Acquiror would otherwise be required to provide indemnification are less than the Per Claim Amount, and no such Losses shall be aggregated for purposes of Section 9.3(b);
(b)    Acquiror shall not be required to indemnify any Seller Indemnified Person in respect of any Losses for which indemnity is claimed under clause (i) of Section 9.1(b) unless and until the aggregate amount of all such Losses for which indemnification under clause (i) of Section 9.1(b) is being claimed exceeds the Deductible, at which point Acquiror, subject to the other provisions of this Section 9.3, shall indemnify the Seller Indemnified Persons for such Losses, but only to the extent such Losses exceed the Deductible; provided, that the Deductible shall not apply to any Losses resulting from or arising as a result of any breach or inaccuracy of any Fundamental Representation or the commission of Fraud; and
(c)    Acquiror shall not be required to indemnify any Seller Indemnified Person in respect of any Losses for which indemnity is claimed under clause (i) of Section 9.1(b) to the extent that the aggregate amount of such Losses exceeds the General Cap; provided, that the General Cap shall not apply to any Losses resulting from or arising as a result of any breach or inaccuracy of any Fundamental Representation or the commission of Fraud.
9.4    Other Limitations on Indemnification. Notwithstanding anything contained in Section 9.1, the indemnification obligations of Acquiror and Seller are subject to the following additional limitations:
(a)    except (i) to the extent awarded to a Third Party (that is not an Acquiror Indemnified Person or an Affiliate of an Acquiror Indemnified Person) in a Third Party Claim for which an Acquiror Indemnified Person otherwise is entitled to indemnification under this Article IX or (ii) in the case of Losses for indirect, incidental or consequential damages that are the probable and reasonably foreseeable consequence of the events, actions or circumstances giving rise to such claims and are not based on any special circumstances of the Acquiror Indemnified Persons, Seller shall not have any liability for Losses under this Article IX for any indirect, incidental, consequential, special or punitive damages, including loss of future revenue, income or profits, diminution in the value of any member of the Company Group, any of its Subsidiaries or the Equity Interests, or damages arising from changes in or interpretations of any Law, GAAP or SAP occurring after the date of this

Agreement, and no Losses related thereto shall be aggregated for purposes of Section 9.2(b) or Section 9.2(c);
(b)    the obligation of Acquiror and Seller to indemnify the Acquiror Indemnified Persons or the Seller Indemnified Persons, as applicable, for Losses under this Article IX shall be reduced (A) by the amount actually received by the Acquiror Indemnified Persons or the Seller Indemnified Persons, as applicable, pursuant to any indemnification by, or any indemnification or other agreement with, any Third Party with respect to such Losses or the underlying reasons therefor and (B) by the amount of insurance proceeds actually received by the Acquiror Indemnified Persons or the Seller Indemnified Persons from any Third Party, including insurers, with respect to such Losses or the underlying reasons therefor; provided, that the amount deemed to be recovered under any insurance policy shall be net of (i) the deductible for such policies and (ii) any increase in premium for such policies arising out of or in connection with such Loss; provided, further, that (x) no right of subrogation shall accrue or inure to the benefit of any source of any amounts described in this Section 9.2(b) and neither party shall, and shall cause the other Acquiror Indemnified Persons or Seller Indemnified Persons, as applicable, to not, take any action to provide that a right of subrogation shall accrue or inure to the benefit of any source of any amounts described in this Section 9.2(b), (y) the Acquiror Indemnified Persons or the Seller Indemnified Persons, as applicable, shall use commercially reasonable efforts to collect amounts from the sources described in clause (A) and from insurance policies of the Company Group and any of its Subsidiaries in effect as of the date of this Agreement and the New Tail Policies (provided, that, the premium for the New Tail Policies shall have been paid in full prior to the Closing Date or shall be treated as Transaction Expenses) and (z) if Seller pays to any Acquiror Indemnified Person (including through a disbursement from the Indemnification Escrow Fund) or if Acquiror pays to any Seller Indemnified Person an amount in respect of Losses and the such Persons thereafter receive from a third party a sum that is related to the matter giving rise to such Losses, then Acquiror or Seller, as applicable, shall promptly tender to the other party an amount equal to the lesser of such sum and the amount that such party paid in respect of such Losses; provided, that, notwithstanding the foregoing, the obligations set forth in this Section 9.2(b) shall in no way modify or amend the obligation of the Seller to make indemnification payments pursuant to Section 9.5 when due and any amounts subsequently received by Acquiror pursuant to this Section 9.2(b) shall be reimbursed;
(c)    The indemnification obligations of Seller under Section 9.1(a)(i) and of Acquiror under Section 9.1(b)(i) for any breach or inaccuracy of the representations and warranties in this Agreement (whether set forth in this Agreement or in any certificate delivered in connection herewith) shall survive the Closing until the eighteenth month anniversary of the Closing Date; provided, that (i) the indemnification obligations of Seller under Section 9.1(a)(i) and of Acquiror under Section 9.1(b)(i) for any breach or inaccuracy of the Fundamental Representations shall survive until the four year anniversary of the Closing Date and (ii) the indemnification obligations of Seller under Section 9.1(a)(i) for any breach or inaccuracy of the representations and warranties set forth in Section 3.11 (Tax Matters) shall survive until the forty-eight (48) month anniversary of the Closing; provided, further, that each party shall preserve its right to pursue a claim under Sections 9.1(a)(i) and 9.1(b)(i) with respect to a particular breach if, prior to the expiration of the applicable period, Acquiror or Seller, as applicable, delivers a notice that constitutes an Indemnification Notice, but only with respect to the content of, and on the basis set forth in, such Indemnification Notice; and

(d)    All covenants or agreements of the parties set forth in Article VI shall survive the Closing until the eighteenth month anniversary of the Closing Date and all other covenants and agreements of the parties shall survive the Closing until performed; provided, however, that each party shall preserve its right to pursue a claim under Sections 9.1(a)(ii), 9.1(a)(iii), 9.1(b)(ii) and 9.1(b)(iii) with respect to a particular breach or default of any such covenant or agreement set forth in Article VI if, prior to the date that is the eighteen month anniversary of the Closing Date, Acquiror or Seller, as applicable, delivers a notice that constitutes an Indemnification Notice, but only with respect to the content of, and on the basis set forth in, such Indemnification Notice.
9.5    Manner of Payment.
(a)    With respect to any indemnification owing pursuant to this Article IX to any Acquiror Indemnified Persons, such Acquiror Indemnified Persons’ first source of indemnification payments under this Agreement shall be claims made against the Indemnification Escrow Amount in accordance with this Agreement and the Escrow Agreement. If (and only if) the amount of Losses for which Seller would otherwise be required to provide indemnification under this Agreement exceeds the then-remaining balance of the Indemnification Escrow Amount, then Seller shall pay by wire transfer of immediately available funds to the Acquiror Indemnified Persons, within five (5) Business Days after the determination of the amount of such Losses thereof. An Indemnified Party shall have no right to satisfy, in whole or in part, any amounts owing to the Indemnified Party under this Agreement, including this Article IX, or any of the documents and instruments executed and delivered pursuant hereto by setting off any amounts owed to the Responsible Party by the Indemnified Party.
(b)    Notwithstanding anything to the contrary, in no event shall Seller’s aggregate liability under this Agreement exceed an amount equal to the Final Purchase Price.
9.6    Third Party Claims.
(a)    If any Action or claim is initiated by any Third Party against any Person entitled to seek indemnification under this Article IX (an “Indemnified Party”), and if such Indemnified Party intends to seek indemnification with respect thereto under this Article IX (a “Third Party Claim”), such Indemnified Party shall promptly (and in any event, within five (5) Business Days thereof), after receipt of written notice of the Third Party Claim, provide written notice of the Third Party Claim to Acquiror, in the case of a claim for indemnification against Acquiror, or Seller, in the case of a claim for indemnification against Seller (such Person, the “Responsible Party”), which notice shall set forth the facts and circumstances, in reasonable detail, relating to the Losses at issue, the amount of such Losses (or a non-binding, reasonable estimate thereof if the actual amount is not capable of reasonable calculation) and the specific Section(s) of this Agreement upon which the Indemnified Party is relying in seeking such indemnification (an “Indemnification Notice”); provided, that the failure to so notify the Responsible Party shall not relieve such Responsible Party of its obligations hereunder unless and to the extent the Responsible Party shall be actually and materially prejudiced by such failure to so notify. The Responsible Party shall be entitled to participate in the defense of the Third Party Claim giving rise to an Indemnified Party’s claim for indemnification at such Responsible Party’s expense, and at its option (subject to the limitations set forth below) shall be entitled to assume the defense thereof by appointing a reputable counsel reasonably acceptable to the Indemnified Party to be the lead counsel in connection with such defense within thirty (30) days of its receipt of notice of the Third Party Claim; provided, that prior to the Responsible Party assuming control of such defense, it shall confirm to the Indemnified Party in writing such Responsible Party’s financial ability to provide full indemnification to the Indemnified Party with respect to such Action (including the ability to post any bond required by the court or adjudicative body before which such Action is taking place) and, subject to the limitations set forth herein, agree in writing to be fully responsible for all Losses relating to such Action; provided, further, that:
(i)    the Responsible Party shall not be entitled to assume control of the defense of the Third Party Claim if (A) the Third Party Claim arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (B) the Third Party Claim seeks an injunction or other material equitable relief as a remedy against the Indemnified Party, (C) the Indemnified Party reasonably believes an adverse determination with respect to the Action giving rise to the Third Party Claim would be materially detrimental to or materially injure the Indemnified Party’s reputation or future business prospects or (D) the Losses arising out of such claim are reasonably likely to exceed the General Cap or exceed the remaining funds in the Indemnification Escrow Fund (after taking into account any other indemnifiable Losses existing as of such date or (E) the Third Party Claim is related to the Slaughter Case; and
(ii)    the Indemnified Party shall not settle, compromise or consent to entry of judgment with respect to the Third Party Claim without the prior written consent of the Responsible Party (such consent not to be unreasonably withheld, conditioned or delayed).
(b)    If the Responsible Party elects to assume the defense of the Third Party Claim, then:
(i)    the Indemnified Party shall be entitled to participate (at its sole cost) in the defense of the Third Party Claim and to employ a reputable counsel of its choice for such purpose (it being understood and agreed, for the avoidance of doubt, that (A) any fees and expense of counsel incurred by the Indemnified Party prior to the date that the Responsible Party assumes the defense of the Third Party Claim shall be indemnified Losses hereunder and (B) the Responsible Party shall control such defense, including any settlement or compromise of the Third Party Claim;
(ii)    the Responsible Party and the Indemnified Party shall reasonably cooperate in the defense of the Third Party Claim, including through the retention and (upon the Responsible Party’s request) provision to the Responsible Party of records that are reasonably relevant to the Third Party Claim and the provision of access to employees on a mutually convenient basis to provide additional information and explanation of any material provided; and
(iii)    the Responsible Party shall obtain the prior written consent of the Indemnified Party before entering into any settlement of the Third Party Claim unless (A) all money damages payable under the settlement for which indemnification is available under this Agreement will be the responsibility of, and paid by, the Responsible Party, (B) the settlement does not impose any injunction or other material equitable relief (excluding customary confidentiality and other provisions) on, and contains no admission of wrongdoing by, the Indemnified Party and (C) the settlement contains unconditional and irrevocable releases of the Indemnified Party from all Liabilities with respect to the Third Party Claim.
9.7    Final Purchase Price Adjustment. All indemnification payments made under this Article IX shall be deemed to be an adjustment to the Final Purchase Price, except as otherwise required by applicable Law.
9.8    Exclusive Remedies. Except for Losses arising from the commission of Fraud, the remedies provided in this Article IX, subject to the limitations set forth herein, shall, from and after the Closing, be the sole and exclusive monetary remedies of the Acquiror Indemnified Persons and the Seller Indemnified Persons with respect to the transactions contemplated by this Agreement and the other Transaction Documents (except for any other remedies expressly set forth in Sections 2.4 and 11.12 and the Parent Guaranty, the Guaranty and the Restrictive Covenant Agreement), and no Acquiror Indemnified Person or Seller Indemnified Person shall have any other rights or remedies in connection with any breach or default of this Agreement or any other Transaction Document or any other Loss arising out of the negotiation, entry into or consummation of the transactions contemplated by this Agreement or any other Transaction Document. In addition to the foregoing, except for Losses arising from the commission of Fraud, the amount of indemnification obligations of Seller set forth in this Article IX shall be the maximum amount of indemnification obligations arising in connection with this Agreement, and Acquiror shall not be entitled to a rescission of this Agreement (or any other Transaction Document) or any further indemnification rights or claims of any nature whatsoever, all of which are hereby expressly waived by Acquiror to the fullest extent permitted under applicable Law. The Acquiror Indemnified Persons shall be entitled to only a single recovery (without duplication) for indemnified Losses, even if such matter shall involve breaches of multiple representations, warranties, covenants and agreements.
ARTICLE X
Post-Closing Covenants
10.1    Tax Matters. The following provisions shall apply following the Effective Time:
(a)    Allocation of Taxes for a Straddle Period. For any Straddle Period, Taxes shall be attributable to the portion of such period ending on the Closing Date in an amount equal to: (i) in the case of any Taxes not described in clause (ii) below (such as Taxes based on gross receipts, income, withholding, premiums, payments or similar Taxes), the portion of such Taxes allocable to the portion of the Straddle Period ending on or before the Closing Date, as determined on the basis of the deemed closing of the books and records of the Company Group at the end of the Closing Date (and for such purposes, the taxable period of any partnership or other pass-through entity owned by any Person shall also be deemed ended as of the close of business on the Closing Date) and (ii) in the case of any Taxes imposed on a periodic basis, the Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period from the beginning of the Straddle Period through and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period.

(b)    Tax Returns for Straddle Periods and Pre-Closing Periods. Seller shall prepare or cause to be prepared and timely file or cause to be timely filed all Income Tax Returns of each member of the Company Group and each of its Subsidiaries for Pre-Closing Tax Periods that are due (including applicable extensions) after the Closing Date (the “Seller Prepared Income Tax Returns”), and all such Income Tax Returns shall be prepared in a manner consistent with past practice except to the extent such practices are not a position that is “more likely than not” to be sustained under as otherwise required by applicable Law; provided, that Seller shall provide drafts of each such Income Tax Return to Acquiror for Acquiror’s review and comment at least thirty (30) days prior to the due date for filing such Tax Return (including any applicable extensions). Seller shall consider in good faith all reasonable comments to such Tax Returns made in writing by Acquiror and shall not file or cause to be filed any such Tax Return without the prior written consent of Acquiror (such consent not to be unreasonably withheld, conditioned or delayed). Seller shall pay any Taxes shown to be due on such Tax Returns (for the avoidance of doubt, except to the extent such Taxes were already taken into account in the Preliminary Adjustment Statements, as finally determined pursuant to Section 2.4, as an actual reduction to Final Purchase Price. Acquiror shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for all Pre-Closing Tax Periods and Straddle Periods of each member of the Company Group and each of its Subsidiaries due after the Closing Date other than Seller Prepared Income Tax Returns; provided, that Acquiror shall provide drafts of each such Tax Return to Seller for Seller’s review and comment at least thirty (30) days (or in the case of non-income Taxes, five (5) days) prior to the due date for filing such Tax Return (including any applicable extensions). Acquiror shall consider in good faith all reasonable comments to such Tax Returns made in writing by Seller and shall note file any such Tax Return without the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed). Seller shall pay to Acquiror the amount of the Taxes with respect to such Tax Returns for which Seller is responsible under Section 9.1(a)(iv) within three (3) days following any demand by Acquiror for such payment (for the avoidance of doubt, except to the extent such amounts were already taken into account in the Preliminary Adjustment Statements, as finally determined, as actual reductions to Final Purchase Price as finally determined pursuant to Section 2.4).
(c)    Disputes Over Filing of Tax Returns. If Seller and Acquiror disagree about any aspect of any Tax Return covered by this Section 10.1 and are unable to resolve such disagreement through good faith negotiations, then they shall submit such disagreement to the Accounting Firm (or another mutually acceptable Person), who shall resolve such disagreement as promptly as practicable and the costs of the Accounting Firm (or such other mutually acceptable Person) shall be borne one-half by Acquiror and one-half by Seller.
(d)    Tax Sharing Agreements. Seller and each member of the Company Group and each of its Subsidiaries shall terminate as of the Closing Date any Tax sharing agreements or arrangements between Seller and any member of the Company Group or any of its Subsidiaries, and such Tax sharing agreements or arrangements shall have no further effect for any taxable year (whether the current year, a future year or a past year). After the Closing Date, each member of the Company Group and each of its Subsidiaries shall not have any further rights or Liabilities thereunder or under any payables or receivables arising therefrom or thereunder.

(e)    Cooperation on Tax Matters.
(i)    Acquiror and the Company Group, on the one hand, and Seller on the other, shall cooperate fully, as and to the extent reasonably requested by the other party (and at the requesting party’s expense), in connection with the preparation and filing of any Tax Returns pursuant to this Section 10.1 and any audit or other Action with respect to Taxes. Such cooperation shall include the retention and, upon the other party’s request, the provision of records and information that are reasonably relevant to any such audit or other Action and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Such cooperation shall also include Acquiror causing the Company Group or its Subsidiaries to prepare all such information, schedules and worksheets that are necessary for the preparation of Tax Returns to be prepared by pursuant to this Section 10.1. Acquiror and the Company Group, on the one hand, and Seller, on the other hand, agree to retain all books and records with respect to Tax matters pertinent to the Company Group and its Subsidiaries relating to any taxable period beginning before the Closing Date for a period of seven (7) years and to abide by all record retention agreements entered into with any Taxing Authority; provided, that Acquiror may dispose of such books and records that are offered in writing to, but not accepted by, Seller.
(ii)    Acquiror and Seller further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated by this Agreement).
(f)    Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement (excluding any such Taxes incurred in respect of the Restructuring) (“Transfer Taxes”) shall be paid by Acquiror when due, and Acquiror shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes. Seller shall be responsible for all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the Restructuring.
(g)    Tax Contests. After the Closing, each of Acquiror and Seller shall promptly notify the other in writing of the proposed assessment or the commencement of any Tax audit or administrative or judicial proceeding (a “Tax Contest”) or of any demand or claim with respect to Taxes, of which such party has been informed in writing by any Taxing Authority, of Acquiror or the Company Group or any of its Subsidiaries, which, if determined adversely to the taxpayer or after the lapse of time, could be grounds for indemnification under this Agreement. Such notice shall contain factual information (to the extent known to Seller, Acquiror, or any member of the Company Group) describing the asserted Liability for Taxes in reasonable detail and shall include copies of any notice or other document received from any Taxing Authority in respect of any such asserted Liability for Taxes, provided, that failure to so notify Seller shall not relieve Seller of its obligations hereunder unless and to the extent Seller is actually and materially prejudiced thereby. In the case of a Tax Contest that relates to a Pre-Closing Tax Period, Seller shall have the right, at its expense, to control the conduct of such Tax Contest; provided, that (i) Seller shall diligently prosecute such Tax Contest in good faith, (ii) Seller shall keep Acquiror reasonably informed of the status of developments with respect to such Tax Contest, (iii) Seller shall not settle, discharge, or otherwise dispose of any such Tax Contest without the prior written consent of Acquiror(such consent not to be unreasonably withheld, conditioned, or delayed) and (iv) Acquiror shall have the right to fully participate in any such Tax Contest at its sole expense. Acquiror shall control and shall have the right to discharge, settle, or otherwise dispose of all other Tax Contests; provided, that with respect to any Tax Contest to the extent it relates to the pre-Closing portion of any Straddle Period, (i) Acquiror shall keep Seller reasonably informed of the status of developments with respect to such Tax Contest, (ii) Acquiror shall not settle, discharge, or otherwise dispose of any such Tax Contest without the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned, or delayed) and (iii) Seller shall have the right to fully participate in any such Tax Contest. To the extent of any inconsistency between this Section 10.1(g) and Section 9.6, this Section 10.1(g) shall control.
(h)    Refunds.
(i)    All refunds of Taxes of the Company Group or any of its Subsidiaries for any Pre-Closing Tax Period (or the portion of any Straddle Period ending on the Closing Date) to the extent the underlying Taxes were paid prior to the Adjustment Time, taken into account in the Preliminary Adjustment Statements, as applicable, as finally determined, treated as a reduction to Final Purchase Price or paid (directly or indirectly) by Seller from non-Company Group assets following the Closing (whether in the form of cash received or as a credit applied against any Tax otherwise payable, and whether received in respect of or reelected on an originally filed Tax Return or amended Tax Return, or arising as a result of a Tax Contest) shall be the property of Seller, except to the extent such refund or reduction in any Tax otherwise payable (i) is reflected in the calculation of the amounts reflected in the Preliminary Adjustment Statements, as applicable, as finally determined, or was taken into account in determining the amounts required to be paid by Acquiror under Section 10.1(b), or (ii) is attributable to the carryback of any net operating loss or other Tax attribute generated in a post-Closing Tax Period. To the extent that Acquiror or any of its Affiliates (including the Company Group or any of its Subsidiaries following the Closing) receives a refund that is the property of Seller as provided hereunder, Acquiror shall pay or cause to be paid to Seller the amount of such refund (and any interest received from the Governmental Authority with respect to such refund), less any reasonable out-of-pocket expenses or Taxes incurred in respect thereof. The amount due to the Seller shall be payable by Acquiror within ten (10) days after receipt of the refund from the applicable Governmental Authority (or, if the refund is in the form of a credit applied against a Pre-Closing Tax Period Tax otherwise payable, ten (10) days after the earlier of the due date of the Tax Return , forms, deposit coupons and the like claiming such application of the refund or other such application against a Tax); provided that such amount may be offset by amounts then owing by the Seller Indemnified Persons to Acquiror Indemnified Persons pursuant to IX. Acquiror shall, and shall cause its Affiliates (including the Company Group or any of its Subsidiaries following the Closing) to, take all commercially reasonable actions requested by Seller to timely claim any refunds that will give rise to a payment under this Section 10.1(h), provided that Seller pays all reasonable out-of-pocket costs and expenses associated therewith if the claim is not made by filing an original Tax Return or IRS Form 1139 (or equivalent state Tax form).

(ii)    All Transaction Tax Deductions shall be treated as incurred in a Pre-Closing Tax Period and shall be included in any applicable pre-Closing Tax Return to the extent permitted by applicable Law in accordance with a position that is “more likely than not” to be upheld by the relevant Taxing Authority (it being understood that the seventy percent (70%) safe harbor set forth in Revenue Procedure 2011-29, 2011-1 C.B. 746, shall be applied to any “success-based fees” as described therein). All Tax Reductions for a Post-Closing Tax Period that result from or are attributable to the utilization of Transaction Tax Deductions in the Post-Closing Tax Period or to a net operating loss carryforward from a Pre-Closing Tax Period, in each case calculated on a “with and without” basis, shall be for the sole benefit of Seller. To the extent the Acquiror or the Company Group receives or realizes a Tax Reduction that is for the benefit of the Seller pursuant to this Section 10.1(h), Acquiror shall, within five (5) Business Days receiving such Tax Reduction (if it is in the form of a Tax refund), or filing the Tax Return realizing the Tax Reduction (if it is in the form of a Tax credit, offset or reduction in Taxes paid), pay to Seller the amount of such Tax Reduction.
(i)    Tax Treatment. The parties agree to treat the purchase and sale of the Caidan Management and MeridianRx as a purchase and sale of 100% of the undivided interests in the assets of each of Caidan Management and MeridianRx for U.S. federal Income Tax purposes. The parties agree that with respect to any deferred revenue or similar liability of Seller that is assumed by Acquiror in the transactions contemplated by this Agreement, such assumption shall be treated for U.S. federal income tax purposes in the same manner as the assumption by Acquiror of any other contingent liability and shall not be treated as a separate and distinct transaction in which Acquiror receives payment in consideration for such assumption.
(j)    Post-Closing Actions. Neither Acquiror nor any of its Affiliates shall (or shall cause or permit the Company Group or any of its Subsidiaries to), without the express written consent of Seller (unless otherwise required by applicable Law) (i) make any election under Section 338 of the Code with respect to the acquisition of the Company Group and its Subsidiaries, (ii) amend, refile or otherwise modify any Tax Return relating in whole or in part to any Pre-Closing Tax Period (or with respect to any Straddle Period) of the Company Group or any of its Subsidiaries, (iii) carry back to a Pre-Closing Tax Period any item on the income Tax Return of the Company Group or any of its Subsidiaries for a tax period ending after the Closing Date, (iv) make, or cause to be made, any Tax election, or adopt or change any method of accounting in each case that would be retroactive to a Pre-Closing Tax Period (or portion thereof for any Straddle Period), or undertake any extraordinary action after the Closing on the Closing Date, that would reasonably be expected to materially adversely affect Seller’s liability for Taxes hereunder, including (A) reporting any transaction related deduction pursuant to the “next day rule” under Treasury Regulations section 1.1502-76(b)(1)(ii)(B) (or any corresponding or similar provision of state, local or non-U.S. Tax Law) or (B) electing to ratably allocate items pursuant to an election under Treasury Regulations Section 1.1502-76(b)(2) (or any corresponding or similar provision of state, local or non-U.S. Tax Law). Neither Acquiror nor any of its Affiliates shall (or shall cause or permit the Company Group or any of its Subsidiaries to), without the express written consent of Seller (A) initiate any discussion with any Governmental Authority regarding Taxes of the Company Group or any of its Subsidiaries with respect to any Pre-Closing Tax Period or Straddle Period outside of the ordinary course of business, (B) enter into any “voluntary disclosure agreement” or similar agreement with any Governmental Authority with respect to Taxes of the Company Group or any of its Subsidiaries for any Pre-Closing Tax Period or Straddle Period or (C) file past due Tax Returns for a Pre-Closing Tax

Period for the Company Group or any of its Subsidiaries in a jurisdiction where the same has not previously filed Tax Returns.
10.2    Benefits.
(a)    Benefit Plans. Subject to Section 10.2(b), Acquiror, in its reasonable discretion, may permit employees of any member of the Company Group or any of its Subsidiaries who are employed by any member of the Company Group or any of its Subsidiaries immediately prior to the Closing Date, including any such employee on vacation, leave of absence, or disability (the “Continuing Employees”) to be eligible to participate at any time on or after the Closing Date in the benefit plans, programs, policies or arrangements of Acquiror or its Affiliates (including any member of the Company Group or any of its Subsidiaries following the Closing) (the “New Plans”). Continuing Employees shall be given credit for purposes of eligibility, vesting and, with respect to vacation, sick leave and paid time off, benefit and severance only accrual rates (but not benefit accrual) under any New Plans that may be offered to such Continuing Employees (other than any equity or equity-based compensation, long-term incentive compensation and retiree insurance or coverage or retiree medical premium credit plans or arrangements) for such employees’ service with a member of the Company Group or any of its Subsidiaries to the same extent and for the same purpose(s) that such service was taken into account under a corresponding Employee Benefit Plan or Company Benefit Plan as of the Closing Date; provided, that no such service shall be credited to the extent that it would result in a duplication of benefits or coverage or would not be credited to other similarly situated employees of Acquiror or its Affiliates; and provided, further, that no service will be recognized to the extent that it would provide any Continuing Employee with benefits (including, for these purposes, years of service for purposes of eligibility or vesting) under any severance, defined benefit pension, non-qualified deferred compensation, equity compensation or retiree welfare plan of Acquiror.
(b)    401(k) Plan. To the extent requested by Acquiror at least five (5) days prior to the Closing Date, the Company Group shall (or shall cause the applicable plan sponsor to), (i) adopt written resolutions, which shall be contingent upon, and effective as of immediately prior to, the Closing, to terminate, the Company 401(k) Plan and any other Employee Benefit Plan that is sponsored and maintained by any member of the Company Group and that is intended to qualify under Section 401(a) of the Code with a cash or deferred arrangement described in Section 401(k) of the Code (collectively, the “401(k) Plans”) in compliance with its terms and the requirements of applicable Law, and (ii) make all employer contributions to the 401(k) Plans on behalf of Continuing Employees for all periods of service prior to the Closing Date that would have been made on behalf of such Continuing Employees had the transactions contemplated by this Agreement not occurred (regardless of any service or end-of-year employment requirements) but prorated for the portion of the plan year that ends on the Closing Date, with such contributions, if any, to be made as soon as administratively practicable following the Closing. To the extent Acquiror does make the foregoing request, then it shall permit Continuing Employees who were participating or were eligible to participate in the 401(k) Plans immediately prior to the Closing to be eligible to participate in the Comprehensive Health Management, Inc. Retirement Savings Plan (the “Savings Plan”) as soon as administratively practicable following the Closing, and all Continuing Employees shall be given credit for purposes of eligibility and vesting under the Savings Plan for such employees’ service with a member of the Company Group or any of its Subsidiaries to the same extent and for the same purpose(s) that such service was taken into account under the 401(k) Plans.
(c)    Welfare Plans. For the remainder of the calendar year in which the Closing Date occurs, Acquiror shall (or shall cause the applicable plan sponsor to) continue to maintain and operate all the Company Benefit Plans that are welfare benefit plans in which any Continuing Employee participated or was eligible to participate in immediately prior to the Closing on a substantially similar basis as immediately prior to such time.
(d)     Continuing Employee Arrangements. Except as otherwise required by applicable Law, for a period of one (1) year from the consummation of the Closing, Acquiror shall cause the Company Group to provide each Continuing Employee with (i) base salary or a base wage rate, as the case may be, at least as favorable as the base salary or wages, as the case may be, of such employee at the Closing Date, and (ii) employee benefit plans, programs, and arrangements and annual cash bonus opportunities (excluding any equity-based compensation and benefits, defined benefit pension benefits, and retiree medical and life insurance benefits, or long-term deferred compensation benefits) that provide such benefits and annual cash bonus opportunities that are substantially comparable in the aggregate to either (A) those provided to such employee under the Company Benefit Plans in effect for such employee immediately prior to the consummation of the Closing or (B) those provided to similarly situated employees of Acquiror or its Affiliates.
(e)    No Third Party Beneficiaries. This Section 10.2 shall be binding upon and shall inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 10.2, express or implied, is intended to confer or shall confer upon any Continuing Employee or any other Person (including for the avoidance of doubt any current or former directors, officers, employees, contractors or consultants of any member of the Company Group or any of its Subsidiaries, or Acquiror or any of its Subsidiaries) any rights or remedies of any nature whatsoever (including any third-party beneficiary rights) under or by reason of this Section 10.2 or this Agreement. Nothing in this Section 10.2 shall constitute the establishment of or an amendment or modification to any Employee Benefit Plan or Company Benefit Plan or any other employee benefit plan, program or agreement of any kind, at any time assumed, established, sponsored or maintained by any member of the Company Group, Acquiror or any of their respective Affiliates or shall be construed as prohibiting or limiting the ability of any member of the Company Group, Acquiror or any of their respective Subsidiaries or Affiliates to amend, modify or terminate any plans, programs, policies, arrangements, agreements or understandings. Nothing herein shall be construed as requiring, and the Company Group, Seller and their respective Affiliates shall take no action that would have the effect of requiring, Acquiror to continue any specific benefit or compensation plans, programs, policies, arrangements or agreements or to continue the employment (or any particular term or condition of employment) of any specific Person.
10.3    Caidan Mark. Within one (1) year after the Closing, Acquiror shall cause the Company Group and its Subsidiaries, as necessary, to change their names to names that do not include the name or mark “CAIDAN” (the “CAIDAN Mark”) and Acquiror shall cause the Company Group and such Subsidiaries to make all filings necessary to effectuate such name changes. Acquiror shall cause the Company Group and its Subsidiaries to discontinue their use of the CAIDAN Mark as soon as reasonably practicable after the Closing but in no event later than one (1) year after the Closing.

During such one (1) year period following the Closing, the Company Group and its Subsidiaries shall have the right and license to continue using the CAIDAN Mark in connection with their respective businesses consistent with such quality standards and reputation and in a manner substantially similar to the manner in which they used the CAIDAN Mark prior to the Closing.
10.4    Information During the Run-Out Period. Within ten (10) Business Days following each month during the Run-Out Period, Acquiror shall provide to Seller the following information with respect to the business of such member of the Company Group and its Subsidiaries: (i) monthly lag tables; (ii) a monthly report that includes claims received from providers and claims that have been approved or paid; (iii) minutes of each G&A committee meeting; and (iv) a listing of paid claims and the amounts of overturned denials by the G&A committee, subject in each case to the Access Limitations.
ARTICLE XI
Miscellaneous
11.1    No Other Representations and Warranties.
(a)    Acquiror acknowledges that the detailed representations and warranties set forth in this Agreement have been negotiated at arm’s length among sophisticated Persons. Except for the representations and warranties set forth in Article III and Article IV (in each case, subject to the Company Disclosure Schedules) of this Agreement and in the other Transaction Documents, Acquiror acknowledges that none of the members of the Company Group, its Subsidiaries, Seller or any of their respective Affiliates or any Person acting on behalf of any of the foregoing makes or has made any other express or any implied representation or warranty to Acquiror as to the accuracy or completeness of any information regarding any member of the Company Group, any of its Subsidiaries, Seller or any other matter. Acquiror further agrees that none of the members of the Company Group, its Subsidiaries, Seller or any other Person shall have or be subject to any Liability to Acquiror or any other Person resulting from the distribution to Acquiror, or Acquiror’s use, of any such information, including any information, document or material made available or provided to Acquiror in the Data Room, management presentations or offering or information memoranda, or in any other form, in expectation of the transactions contemplated by this Agreement, except for claims arising out of Fraud. Except with respect to the representations and warranties set forth in Article III and Article IV (in each case, subject to the Company Disclosure Schedules) of this Agreement and in the other Transaction Documents, Acquiror is acquiring the Equity Interests, and the assets of the members of the Company Group and its Subsidiaries that are being transferred to Acquiror upon the acquisition by Acquiror of the Equity Interests, AS IS, WHERE IS. THE MEMBERS OF THE COMPANY GROUP, ITS SUBSIDIARIES AND SELLER DISCLAIM ALL OTHER EXPRESS AND ALL IMPLIED WARRANTIES RELATING THERETO, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE.
(b)    Without limitation, in connection with Acquiror’s investigation of the members of the Company Group and its Subsidiaries, Acquiror has received from or on behalf of Seller or its Affiliates certain estimates, projections and other forecasts and plans, including certain projected statements of operating revenues and income and certain business plan information.

Acquiror acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans and that Acquiror shall have no claim against the members of the Company Group, its Subsidiaries, Seller or any Person acting on behalf of any of the foregoing with respect to the adequacy or accuracy thereto, except for claims arising out of Fraud. None of the members of the Company Group, its Subsidiaries, Seller or any Person acting on behalf of any of the foregoing makes any representation or warranty with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions or the accuracy of the information underlying such estimates, projections, forecasts and plans).
11.2    Consent to Amendments; Waivers. This Agreement may be amended, or any provision of this Agreement may be waived upon the approval, in writing, executed by the parties hereto. No course of dealing between or among the parties hereto shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any such party under or by reason of this Agreement. Notwithstanding anything to the contrary in this Agreement, no amendment or modification to Section 11.7, 11.14, 11.15, 11.16 or this Section 11.2 (or any amendment or modification with respect to any related definitions as they affect any such Section), in each case that is adverse in any material respect to the Financing Sources, shall be effective without the prior written consent of the Financing Sources with consent rights with respect thereto.
11.3    Successors and Assigns. This Agreement and all covenants and agreements contained herein and rights, interests or obligations hereunder, by or on behalf of any of the parties hereto, shall bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not, except that neither this Agreement nor any of the covenants and agreements herein or rights, interests or obligations hereunder may be assigned or delegated by Seller or assigned or delegated by the Company Group prior to the Closing, without the prior written consent of Acquiror, and neither this Agreement nor any of the covenants and agreements herein or rights, interests or obligations hereunder may be assigned or delegated by Acquiror without the prior written consent of Seller; provided, that Acquiror may assign this Agreement and its rights and obligations hereunder without such prior written consent to any wholly-owned Subsidiary of Acquiror Parent, which assignment shall not relieve Acquiror of its obligations hereunder.
11.4    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by, illegal or unenforceable under applicable Law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
11.5    Counterparts. This Agreement may be executed in counterparts (including by means of facsimile or scanned and emailed signature pages), any one of which need not contain the signatures of more than one (1) party, but all such counterparts taken together shall constitute one and the same agreement.

11.6    Entire Agreement. This Agreement (including the Schedules, Annexes and Exhibits hereto), the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral and other non-binding arrangements, relating to such subject matter in any way to the subject matter hereof or thereof.
11.7    No Third Party Beneficiaries. Except as contemplated by Section 6.8 and with respect to the Acquiror Indemnified Persons and the Seller Indemnified Persons, each of whom shall be third party beneficiaries hereunder, this Agreement is for the sole benefit of the parties hereto and their successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the parties hereto and such permitted successors and assigns, any legal or equitable rights hereunder. Notwithstanding the foregoing, the Financing Source Parties are third party beneficiaries with respect to, and are entitled to enforce, Sections 11.2, 11.14, 11.15, 11.16 and this Section 11.7.
11.8    Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, when sent by email upon electronic confirmation thereof, three (3) Business Days after being sent to recipient by U.S. First Class mail (postage prepaid), or one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid). Such notices, demands and other communications shall be sent to Acquiror and Seller at the addresses indicated below or to such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. All notices, demands and other communications hereunder may be given by any other means, but shall not be deemed to have been duly given unless and until it is actually received by the intended recipient.
If to Seller or the Company Group:
Caidan Enterprises, Inc.
121 Kercheval Avenue
Grosse Pointe Farms, Michigan 48236
Attn: Sean Cotton
Email:  sean.cotton@caidanllc.com
with a copy (which shall not constitute notice to Seller or the Company Group) to:
Foley & Lardner LLP
100N. Tampa St., Suite 2700
Tampa, Florida 33602
Attn: Steven Vazquez
Email:svazquez@foley.com
And
Bodman PLC
1901 St. Antoine St.

6thFloor at Ford Field
Detroit, Michigan 48226
Email:dlarsen@bodmanlaw.com
If to Acquiror:
The WellCare Management Group, Inc.
8735 Henderson Road, Renaissance One
Tampa, Florida 33634
Attn: Anat Hakim
Email: anat.hakim@wellcare.com
with a copy (which shall not constitute notice to Acquiror) to:
Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attn:    Sarkis Jebejian, P.C.
Michael P. Brueck, P.C.
Email:    Sarkis.Jebejian@kirkland.com
michael.brueck@kirkland.com

11.9    Fees and Expenses. Except as otherwise provided in this Agreement, (a) Acquiror shall pay all costs and expenses incurred by Acquiror in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated by this Agreement, whether or not the transactions contemplated by this Agreement are consummated, and (b) Seller shall pay at or prior to the Closing all costs and expenses incurred by any member of the Company Group and its Subsidiaries or Seller in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated by this Agreement (including as related to the Restructuring and, for the avoidance of doubt, all Transaction Expenses), whether or not the transactions contemplated by this Agreement are consummated.
11.10    Further Assurances. Acquiror and Seller shall, and shall cause their respective Affiliates to, from time to time (including following the Closing) at the reasonable request of another party hereto, without any additional consideration, furnish such requesting party such further information or assurances, execute and deliver such additional documents, instruments and conveyances, and take such other actions and do such other things, as may be reasonably necessary or appropriate to carry out the provisions of this Agreement and the other Transaction Documents and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.
11.11    Press Release and Announcements. The timing and content of the initial public announcement regarding this Agreement and the transactions contemplated by this Agreement to the general public shall be mutually agreed upon in advance by Acquiror and Seller. None of the parties hereto nor their respective Affiliates nor any of their respective representatives shall issue any other press releases or make any other public announcement with respect to this Agreement or the transactions contemplated by this Agreement without the prior written consent of Acquiror or Seller, as the case may be, except as such press release or public announcement may be required by applicable Laws or the rules or regulations of any United States exchange to which such party is subject, in which case the party required to make the release or announcement shall use commercially reasonably efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance to the extent practicable.
11.12    Specific Performance.
(a)    Each party hereto acknowledges that the parties hereto will be irreparably harmed and that there will be no adequate remedy at law for any violation by any party of any of the covenants or agreements contained in the Transaction Documents. It is accordingly agreed that, in addition to any other remedies which may be available upon the breach of any such covenants or agreements, each of the parties hereto shall be entitled to equitable relief, without proof of actual damages, including an injunction or injunctions or Orders for specific performance to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at Law or in equity as a remedy for any such breach or threatened breach. Each party hereto further agrees that no other party hereto or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 11.12, and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Subject to and without limiting the rights arising under Section 8.1, each party hereto further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.
(b)    Notwithstanding the right of Seller or the Company Group to obtain an injunction or injunctions or Orders for specific performance, or other appropriate form of specific performance or equitable relief described in Section 11.12(a) above, no such right may be enforced to cause the Closing to be consummated or the Purchase Price to be paid, unless:
(i)    all conditions in Sections 7.1 and 7.2 have been satisfied (other than those conditions that by their nature only can be satisfied at the Closing but which conditions would be capable of being satisfied) or irrevocably waived in writing at the time when the Closing would have otherwise occurred;
(ii)    Acquiror is required to complete the Closing pursuant to Section 2.2;
(iii)    the Financing has been funded or the lenders party to the Financing Commitment have irrevocably confirmed in a written notice delivered to Acquiror that all conditions to the funding of the Financing have been satisfied (other than those conditions that by their nature only can be satisfied at the Closing but which conditions would be capable of being satisfied);
(iv)    Seller has irrevocably confirmed in a written notice delivered to Acquiror that all of the conditions set forth in Section 7.3(a) have been satisfied (other than those conditions that by their nature only can be satisfied at the Closing but which conditions would be capable of being satisfied) or will be waived by Seller and if specific performance under this Section 11.12(b) is granted and the Financing is funded, then the Closing will occur; and
(v)    Acquiror has not consummated the transactions contemplated by this Agreement.
11.13    Schedules and Annexes. The Company Disclosure Schedules and Annexes referenced herein are a part of this Agreement as if fully set forth herein. All references herein to articles, sections, paragraphs, schedules and Annexes shall be deemed references to articles, sections, paragraphs, schedules and Annexes of this Agreement, unless the context shall otherwise require. Any fact or item disclosed in any Section of the Company Disclosure Schedules shall be deemed disclosed in each other Section of the Company Disclosure Schedules to which such fact or item may apply so long as (a) such other Section is referenced by applicable cross reference or (b) the relevance of such disclosure to such other Section is reasonably apparent on its face. The Disclosure Schedule and Annexes to this Agreement are qualified in their entirety by reference to specific provisions of this Agreement, and are not intended to constitute, and shall not be construed as, a representation, warranty, covenant or agreement of Seller or any member of the Company Group. The specification of any dollar amounts or the inclusion of any facts or items in the Company Disclosure Schedules shall not be deemed to be an acknowledgement, representation or warranty that such dollar amounts, facts or items are material, to establish any standard of materiality or to establish matters that are within or outside of the ordinary course of business. At its option, Seller and the Company Group may include in the Company Disclosure Schedules facts or items that are not required to be set forth therein for informational purposes or to avoid any misunderstanding, and Acquiror acknowledges that such additional facts or items may not include other matters of a similar nature or impose any requirement to disclose any information beyond what is specifically required by this Agreement. The information contained in the Company Disclosure Schedules is disclosed solely for purposes of this Agreement, and no information contained in the Company Disclosure Schedules shall be deemed to be an admission by any party of any matter whatsoever (including any violation of any Law or breach of Contract). References in the Company Disclosure Schedules to any Contract, Benefit Plan, Order, instrument, document or Action are qualified in their entirety by reference to more detailed information in documents attached thereto or previously delivered or made available to Acquiror or any of its representatives.
11.14    Governing Law. This Agreement shall be interpreted and construed in accordance with the laws of the State of Delaware. Any and all claims, controversies, and causes of action arising out of or relating to this Agreement, whether sounding in contract, tort, or statute, shall be governed by the laws of the State of Delaware, including its statutes of limitations, without giving effect to any conflict-of-laws or other rule that would result in the application of the laws of a different jurisdiction.
11.15    Consent of Jurisdiction. Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware for the City of Wilmington (and to the extent that the Court of Chancery of the State of Delaware for the City of Wilmington does not have subject matter jurisdiction, the jurisdiction of the courts of the state and federal courts of the State of Delaware) (the “Chosen Courts”), for the purpose of any Action arising out of or relating to this Agreement or the transactions contemplated by this Agreement or the other

Transaction Documents, and each of the parties hereby irrevocably agrees that all claims with respect to such Actions may be heard and determined exclusively in the Chosen Courts. Each of the parties thereto (a) consents to submit itself to the personal jurisdiction of the Chosen Courts in the event any Action arising out of this Agreement or any of the transactions contemplated by this Agreement or the other Transaction Documents, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any Chosen Court, (c) irrevocably consents to the service of process in any Action arising out of or relating to this Agreement or the transaction contemplated by this Agreement and the other Transaction Documents, on behalf of itself and its property, by U.S. registered mail to such party’s respective address set forth in Section 11.8 and (d) agrees that it will not bring any Action relating to this Agreement and the transactions contemplated by this Agreement and the other Transaction Documents in any court other than the Chosen Courts. The parties hereto agree that a final trial court judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law; provided, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment. This Section 11.15 shall not be construed as a waiver of the parties’ rights to seek enforcement of a decision of the Chosen Courts before any other courts, whether in the United States or abroad. Notwithstanding anything to the contrary in this Agreement, each of the parties hereto agrees that it will not bring or support any Action of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated hereby, including any dispute arising out of or relating in any way to the Financing Commitments or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof) and in furtherance of the foregoing, each of the parties hereto (i) submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (ii) agrees that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 11.8 shall be effective service of process against it for any such action brought in any such court, (iii) waives and hereby irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court and (iv) agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.
11.16    Waiver of Jury Trial. Each party hereto waives, to the fullest extent permitted by applicable Law, any right it may have to trial by jury in respect of any Action arising out of this Agreement or the transactions contemplated by this Agreement (including with respect to the Financing) or the other Transaction Documents. Each party hereto acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waiver in this Section 11.16.

11.17    Conflicts; Certain Communications.
(a)    Conflicts and Privilege. Acquiror, on behalf of itself and its Affiliates (which, for this purpose, shall be deemed to include, following the Closing, the Company Group and its Subsidiaries) agrees that, notwithstanding any current or prior representation of the Company Group and its Subsidiaries by Foley & Lardner LLP and Bodman PLC, Foley & Lardner LLP and Bodman PLC shall be allowed to represent Seller and each of its Affiliates in any matters and disputes adverse to Acquiror, the Company Group, any Subsidiary of the Company Group or their respective Affiliates that either are existing on the date hereof or arise in the future and relate to this Agreement or the other Transaction Documents or the transactions contemplated hereby and thereby. Acquiror, on behalf of itself and its Affiliates (which, for this purpose, shall be deemed to include, following the Closing, the Company Group and the Subsidiaries) hereby (i) waives any claim that Acquiror, the Company Group, any Subsidiary of the Company Group and their respective Affiliates have or may have that Foley & Lardner LLP or Bodman PLC has a conflict of interest or is otherwise prohibited from engaging in such representation and (ii) agrees that, if a dispute arises after the Closing between Acquiror, the Company Group, any Subsidiary of the Company Group or any of their respective Affiliates and Seller or any of its Affiliates, then Foley & Lardner LLP and Bodman PLC may represent Seller or such Affiliate in such dispute even though the interests of Seller or such Affiliate may be directly adverse to Acquiror, the Company Group, any Subsidiary of the Company Group or their respective Affiliates and even though Foley & Lardner LLP and Bodman PLC may have represented the Company Group or any its Subsidiaries in a matter substantially related to such dispute or may be handling ongoing matters for Acquiror, the Company Group, any Subsidiary of the Company Group or their respective Affiliates. Acquiror, on behalf of itself and its Affiliates (which, for this purpose, shall be deemed to include the Company Group and its Subsidiaries), agrees that, as to all communications between or among Foley & Lardner LLP and Bodman PLC and Seller, the Company Group, any Subsidiary of the Company Group or any of their respective Affiliates that relate in any way to the transactions contemplated by this Agreement, the attorney-client privilege and the expectation of client confidence belongs to Seller, shall be controlled by Seller and shall not pass to or be claimed by Acquiror, the Company Group or any of its Subsidiaries. Notwithstanding the foregoing, if a dispute arises between Acquiror, the Company Group or any of its Subsidiaries and a Third Party (other than Seller or any of its Affiliates) after the Closing, then the Company Group or its Subsidiary, to the extent applicable, may assert the attorney-client privilege to prevent disclosure to such third party of confidential communications by Foley & Lardner LLP and Bodman PLC; provided, that neither the Company Group nor any of its Subsidiaries may waive such privilege without the prior written consent of Seller.
(b)    Certain Communications. Acquiror, on behalf of itself and its Affiliates (which, for this purpose, shall be deemed to include the Company Group and its Subsidiaries) agrees that all communications involving Seller, the Company Group, any Subsidiary of the Company Group or any agent or representative of any of the foregoing with, and work product of, Foley & Lardner LLP and Bodman PLC as they relate to this Agreement and the transactions contemplated hereby, together with all written or other materials consisting of, containing, summarizing or embodying such communications and work product (collectively, the “Protected Information”) shall be exclusively controlled by Seller and shall not pass to or be claimed by Acquiror, the Company Group, any Subsidiary of the Company Group or their respective Affiliates following the Closing. After the Closing, none of Acquiror, the Company Group, any Subsidiary of the Company Group or their respective Affiliates shall disclose to any Person any Protected Information, including in connection with any claims under Article IX.
11.18    Non-Recourse. This Agreement may be enforced only against the named parties hereto. Following the Closing, (a) all claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may be made only against the Persons that are expressly identified as parties hereto and (b) neither any past, present or future Affiliate nor any past, present or future director, officer, employee, incorporator, member, partner, stockholder, agent, attorney or representative of Seller or any of its Affiliates (including any Person negotiating or executing this Agreement on behalf of a party hereto) (the “Non-Recourse Parties”) shall have any liability or obligation with respect to this Agreement or with respect to any claim or cause of action that may arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement; provided, that nothing in this Section 11.18 shall relieve the Non-Recourse Party in the case of Fraud.
11.19    No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.

* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

CAIDAN HOLDING COMPANY
By:	/s/ Sean Cotton
	Name:	Sean Cotton
	Title:	Secretary

CAIDAN ENTERPRISES, INC.
By:	/s/ Sean Cotton
	Name:	Sean Cotton
	Title:	Secretary

MERIDIANRX, LLC
By:	/s/ Sean Cotton
	Name:	Sean Cotton
	Title:	Secretary

CAIDAN MANAGEMENT COMPANY, LLC
By:	/s/ Sean Cotton
	Name:	Sean Cotton
	Title:	Secretary

THE WELLCARE MANAGEMENT GROUP, INC.
By:	/s/ Andrew L. Asher
	Name:	Andrew L. Asher
	Title:	Executive Vice President and Chief Financial Officer